Exhibit 2.1

PLAN OF MERGER AND

EQUITY PURCHASE AGREEMENT

dated

March 12, 2021

by and among

RumbleOn, Inc., a Nevada corporation

as the Purchaser,

Merger Sub I, Inc., Merger Sub II, Inc., Merger Sub III, Inc., and Merger Sub IV, Inc.

as Merger Subs,

C&W Motors, Inc., Metro Motorcycle, Inc., Tucson Motorcycles, Inc., and Tucson Motorsports, Inc.,

as the Merged Entities,

William Coulter and Mark Tkach,

as the Principal Owners,

and together with parties joining herein,

as the Sellers,

and Mark Tkach,

as the Sellers’ Representative

PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT

This PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of March 12, 2021, by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub I”), RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub II”), RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub III”), RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser (“Merger Sub IV” and together with Merger Sub I, Merger Sub II, and Merger Sub III, the “Merger Subs”), C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual (“Coulter”), Mark Tkach, an individual (“Tkach” and together with Coulter, the “Principal Owners”), and each other Person who owns an Equity Interest (as defined below) in any Transferred Entity (as defined below) and executes a Seller Joinder (as defined below) (together with the Principal Owners, the “Sellers” and each, a “Seller”), and Mark Tkach, as the representative of the Sellers (the “Sellers’ Representative”).

W I T N E S S E T H:

A. As of the date hereof, the Sellers own all or such portion of the issued and outstanding (i) Equity Interests (collectively, the “Transferred Equity Interests”) of the Persons listed on Schedule 1.1(a) hereto (which Schedule 1.1(a) shall also list the Equity Interests owned by each Seller therein as a percentage of all Equity Interests of such Person) (collectively, the “Transferred Entities” and the Transferred Entities together with the direct and indirect Subsidiaries of the Transferred Entities, the “Purchased Companies”) and (ii) Equity Interests of the Persons listed on Schedule 1.1(b) hereto (which Schedule 1.1(b) shall also list the Equity Interests owned by each Seller therein as a percentage of all Equity Interests of such Person) (collectively, the “Merged Entities” and together with the Purchased Companies and the direct and indirect Subsidiaries of the Merged Entities, the “Acquired Companies”);

B. The Acquired Companies are in the business of the ownership and operation of PowerSports retail dealerships involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, cruisers, watercraft, and other vehicles and ancillary businesses and activities relating thereto (the “Business”);

C. At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests;

D. Purchaser provides a motor vehicle dealer and e-commerce platform utilizing technology to aggregate, process, and distribute inventory and facilitate transactions among dealers and consumers to buy, sell, trade, finance, and transport pre-owned vehicles;

E. The Merger Subs were formed solely for purposes of consummating the Mergers as set forth herein;

F. At the Closing, upon the terms and subject to the conditions of this Agreement (i) Merger Sub I will merge with and into C&W Motors, Inc., with C&W Motors, Inc. continuing as a surviving corporation, (ii) Merger Sub II will merge with and into Metro Motorcycle, with Metro Motorcycle, Inc. continuing as a surviving corporation, (iii) Merger Sub III will merge with and into Tucson Motorcycles, with Tucson Motorcycles continuing as a surviving corporation, and (iv) Merger Sub IV will merge with and into Tucson Motorsports, with Tucson Motorsports, Inc. continuing as a surviving corporation, in each case under the laws of the State of Arizona and each as a wholly-owned subsidiary of Purchaser;

G. The Board of Directors of the Purchaser, having determined that the Transactions are fair and advisable to, and in the best interests of Purchaser and its stockholders, has determined to recommend that the stockholders of the Purchaser adopt, authorize and approve this Agreement and the Transactions;

H. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, prior to closing (i) Coulter and Tkach will enter into an Employment Agreement (as defined below) and (ii) each of the Key Employees (other than the Principal Owners) will enter into an Employment Agreement, in each case, with each such Employment Agreement to take effect only upon the Closing; and

I. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, simultaneously with the execution of this Agreement or a Seller Joinder, as applicable, the Purchaser and each of the Sellers (the “Voting Parties”) have entered into a Registration Rights and Lock-Up Agreement set forth on Exhibit E, with such Registration Rights and Lock-Up Agreement to each take effect only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “2020 Annual Financial Statements” has the meaning set forth in Section 7.5.

1.2 “2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any Law, U.S. executive order or Presidential Memorandum and includes any Treasury Regulations or other official guidance promulgated with respect to the foregoing relating to the deferral of any Tax liabilities (including withholding Taxes), U.S. federal payroll taxes, indebtedness or other amounts or Liabilities for or allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date, related to, or in response to the economic or other effects of, COVID-19.

1.3 “Acquired Companies” has the meaning set forth in the recitals of this Agreement, provided that, at the Closing, the Acquired Companies shall exclude any Excluded Company.

1.4 “Action” means any action, suit, arbitration, litigation, complaint, citation, summons, subpoena, charge, claim, demand, investigation, hearing or proceeding of any nature (in each case, whether civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, including any audit, claim or assessment for Taxes or otherwise.

1.5 “Additional Agreements” means the Voting Agreement, the Registration Rights and Lock-Up Agreement, the Escrow Agreement, the Employment Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

1.6 “Additional Purchaser Shares” has the meaning set forth in Section 3.3(b).

1.7 “Adjustment Escrow Amount” means $5,000,000.

1.8 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.9 “Agreed PPP Forgiveness Amount” means the aggregate amount of those certain loans made to one or more of the Acquired Companies pursuant to the Paycheck Protection Program which amount is expected to be forgiven before the Closing Date.

1.10 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.11 “Alternative Proposal” has the meaning set forth in Section 8.9.

1.12 “Alternative Transaction” has the meaning set forth in Section 8.9.

1.13 “Annual Financial Statements” has the meaning set forth in Section 7.5.

1.14 “Antitrust Laws” has the meaning set forth in Section 8.1(b).

1.15 “AERA” has the meaning set forth in Section 2.2(a)(i).

1.16 “ARS” means the Arizona Revised Statutes, Title 10, as amended from time to time.

1.17 “Assignment Agreement” means the (1) Assignment Agreement between C&W Motors, Inc., on the one hand, and Chilton Properties LLC, on the other hand and (2) Assignment Agreement between C&W Motors, Inc., on the one hand, and RideNow Management LLLP, on the other hand, in each case, executed and delivered on or before the date hereof.

1.18 “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, commission or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local, including any national securities exchange or national quotation system.

1.19 “Balance Sheet” has the meaning set forth in Section 4.12(a).

1.20 “Balance Sheet Date” has the meaning set forth in Section 4.12(a).

1.21 “Base Cash Consideration” means $400,400,000, as may be reduced pursuant to Section 3.2.

1.22 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected.

1.23  “Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.24 “Cap” has the meaning set forth in Section 10.3(b).

1.25 “Cash Consideration” means (i) the Base Cash Consideration, plus/minus (ii) the Net Working Capital Adjustment, plus/minus (iii) the Closing Indebtedness Adjustment, minus (iv) the Adjustment Escrow Amount.

1.26 “Certificate of Incorporation” means the Purchaser’s Certificate of Incorporation dated October 24, 2013, as amended by that certain Certificate of Amendment filed February 13, 2017, that certain Certificate of Amendment filed June 25, 2018, that certain Certificate of Designation filed October 25, 2018, that certain Certificate of Correction filed October 25, 2018, that certain Certificate of Change filed May 18, 2020, and that certain Certificate of Correction filed September 17, 2020.

1.27 “Certificate of Merger” has the meaning set forth in Section 2.2(b).

1.28 “Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Acquired Companies to any current or former directors, managers, officers, employees, or other Persons as a result of the Closing of the Transactions or the execution of this Agreement, including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.

1.29 “Closing” has the meaning set forth in Section 2.3.

1.30 “Closing Date” has the meaning set forth in Section 2.3.

1.31 “Closing Form 8-K” has the meaning set forth in Section 8.6(b).

1.32 “Closing Indebtedness” means, as of immediately prior to Closing, (i) the aggregate amount of Indebtedness of the Acquired Companies.

1.33 “Closing Indebtedness Adjustment” means (i) the amount by which the Closing Indebtedness exceeds the Target Closing Indebtedness, which will result in a dollar-for-dollar decrease to the Cash Consideration, (ii) the amount by which the Closing Indebtedness is less than the Target Company Indebtedness, which will result in a dollar-for-dollar increase in the Cash Consideration or (iii) $0, in the event that the Closing Indebtedness does not exceed the Target Closing Indebtedness and is not less than the Target Closing Indebtedness.

1.34 “Closing NWC” means the Net Working Capital of the Acquired Companies as of immediately prior to the Closing.

1.35 “Closing Payment Shares” means (i) a total number of shares of Purchaser Class B Common Stock equal to a value of $175,000,000, valued equally, on a per share basis, based upon the lowest value of: (A) $30.00; (B) the VWAP of the Purchaser Class B Common Stock for the twenty (20) trading days immediately preceding the Closing Date; and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any Person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Purchaser from the date of this Agreement until the Closing Date, not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities, minus (ii) Escrow Shares which Escrow Shares shall be retained solely from the consideration payable to the Principal Owners.

1.36 “Closing Per Share Merger Consideration” means for each applicable Merged Entity (a) the Estimated Cash Consideration and the number of Closing Payment Shares attributable to such entity, divided by (b) the aggregate number of shares of common stock of such Merged Entity outstanding as of immediately prior to the Effective Time. For the avoidance of doubt, the portion of the Closing Payment Shares that are retained as Escrow Shares shall be retained solely from consideration payable to the Principal Owners.

1.37 “Closing Press Release” has the meaning set forth in Section 8.6(b).

1.38 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.39 “Code” means the Internal Revenue Code of 1986, as amended.

1.40 “Company Financial Statements” has the meaning set forth in Section 4.12(a).

1.41 “Company Information” has the meaning set forth in Section 8.2(d).

1.42 “Company Intellectual Property” has the meaning set forth in Section 4.21(a).

1.43 “Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies, including any Intellectual Property Rights assigned to, or acquired by, any Acquired Company prior to Closing pursuant to the Assignment Agreement.

1.44 “Confidential Information” means any information that one Party discloses, directly or indirectly, to another Party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing Party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving Party to be the confidential or proprietary information of the disclosing Party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving Party, (ii) rightfully known by the receiving Party without obligation of confidentiality to any third party prior to receipt of same from the disclosing Party, (iii) independently developed by the receiving Party without using or referring to any Confidential Information of the disclosing Party, and (iv) generally made available to the public by the disclosing Party without obligation of confidentiality.

1.45 “Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Permit, Order, consent or approval to be obtained from, filed with or delivered to, an Authority or other Person.

1.46 “Contracts” means all contracts, agreements, indentures, deeds, notes, bonds, mortgages, leases (including equipment leases, car leases and capital leases), licenses, guarantees, commitments, arrangements, undertakings, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which any Acquired Company is a party or by which any of their respective assets are bound or subject, and all amendments thereto.

1.47 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse or lineal descendant who resides in the household of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.48 “Coulter” has the meaning set forth in the preamble to this Agreement.

1.49 “COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

1.50 “C&W Motors” means C&W Motors, Inc., an Arizona corporation.

1.51 “D&O Persons” has the meaning set forth in Section 8.8(a).

1.52 “D&O Tail Policy” has the meaning set forth in Section 8.8(b).

1.53 “Data Activities” has the meaning set forth in Section 4.22(a).

1.54 “Direct Claim” has the meaning set forth in Section 10.2(b).

1.55 “Direct Claim Notice” has the meaning set forth in Section 10.2(b).

1.56 “Disclosure Schedules” has the meaning set forth in Article IV.

1.57 “Disputed Amounts” has the meaning set forth in Section 3.2.

1.58 “Dissenting Shares” has the meaning set forth in Section 2.2(i).

1.59 “Effective Time” has the meaning set forth in Section 2.2(b).

1.60 “Employment Agreements” means the separate employment agreements between the applicable Acquired Company and each of the Key Employees in a form to be agreed by the Purchaser and the applicable Key Employee (with respect to the Key Employees set forth on Exhibit A-1) or restrictive covenant agreements between the applicable Acquired Company and each of the Key Employees set forth on Exhibit A-2 in a commercially reasonable form to be agreed upon by Purchaser and Sellers’ Representative, which include customary non-compete, confidentiality and assignment of inventions provisions and other customary restrictive covenant provisions.

1.61 “Environmental Claim” means any threatened or noticed Action by any Person alleging Liability, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damage, personal injury, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (a) the presence of, Release of, or exposure to any Hazardous Materials on or prior to the Closing Date, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit on or prior to the Closing Date.

1.62  “Environmental Laws” shall mean all Laws relating to pollution or the protection of human health, safety or the environment, including, without limitation, those that prohibit, regulate, concern or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.63 “Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or inquiry, or other written notice respecting any Environmental Claim, including relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

1.64 “Environmental Permit” means any Permit issued pursuant to Environmental Law on or prior to the Closing Date.

1.65 “Equity Incentive Plan” has the meaning set forth in Section 8.10.

1.66 “Equity Interests” means, with regard to any Person, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Interests of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units, recapitalization, exchange, merger, consolidation or other reorganization.

1.67  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.68  “Escrow Agent” means Continental Stock Transfer & Trust Company.

1.69  “Escrow Agreement” means the agreement in the form attached hereto as Exhibit C between the Sellers’ Representative, Escrow Agent and the Purchaser with respect to the Escrow Shares.

1.70 “Escrow Fund” has the meaning set forth in Section 3.1(c).

1.71 “Escrow Shares” means ten percent (10%) of the Closing Payment Shares.

1.72 “Estimated Cash Consideration” means (i) the Base Cash Consideration, plus/minus (ii) the Net Working Capital Adjustment, plus/minus (iii) the Closing Indebtedness Adjustment, minus (iv) the Adjustment Escrow Amount. Solely for purposes of this calculation, the Net Working Capital Adjustment and the Closing Indebtedness Adjustment shall be deemed to be $0.

1.73 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.74 “Excluded Company” means, as of the Closing, any entity in which Purchaser does not acquire any Equity Interest, directly or indirectly upon the Closing.

1.75 “Factory” means the manufacturers identified on Schedule 1.76.

1.76 “Federal Securities Laws” has the meaning set forth in Section 8.2(d).

1.77 “Financing” means the arrangement and implementation of any debt or equity financing to be incurred in connection with the transactions contemplated by this Agreement, including the Debt Financing.

1.78 “Financing Documents” means any documentation necessary or desirable in connection with the Financing, including, but not limited to, prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, and the Debt Financing Documents. For the avoidance of doubt, the Debt Financing Commitment Letter (as defined in Section 13.17) is not a Financing Document.

1.79 “Foreign Corrupt Practices Act” has the meaning set forth in Section 4.20.

1.80 “Fundamental Representations” has the meaning set forth in Section 10.4(e).

1.81 “Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, an ozone depleting substance, a pollutant or a contaminant, the management, use, handling, or disposal of which is subject to any Environmental Laws, including, but not limited to, petroleum and petroleum by-products and breakdown products, polychlorinated biphenyls, per and poly fluoroalkyl substances, and asbestos.

1.82  “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, disposal, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.83 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

1.84 “Improvements” has the meaning set forth in Section 4.30(c).

1.85 “Indebtedness” means, as of any time of determination and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premium costs, breakage, and other amounts payable in the event such indebtedness is to be repaid or assumed on the Closing Date) arising under: (a) any obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts), (b) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations, (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging, swap and other similar arrangements, (e) any obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (f) any obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including earnouts, milestone payments, seller notes, holdbacks or other unpaid purchase price obligations or similar obligations, (g) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (i) all guarantees by such Person, (j) any severance obligations (and any related post-termination obligations) payable by the Acquired Companies to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP Agreements and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; (m) all Transaction Expenses, (n) any other liability required to be listed as a long term liability under GAAP, together with any and all interest accrued thereon and any and all prepayment or similar penalties or termination charges with respect thereto, and (o) any agreement to incur any of the same.

1.86 “Indemnified Party” has the meaning set forth in Section 10.2(a).

1.87 “Indemnifying Party” has the meaning set forth in Section 10.2(a).

1.88 “Indemnified Taxes” means (i) Taxes of any Acquired Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (as apportioned pursuant to Section 7.8(c)), including, in each case, any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts; (ii) Taxes of any Seller or other owner of any equity or other interest in any of the Acquired Companies (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period; (iii) Taxes attributable to any restructuring or reorganization undertaken by any of the Sellers or other owners of any equity or other interest in any of the Acquired Companies or by any of the Acquired Companies prior to the Closing, (iv) Taxes for which any Acquired Company (or any predecessor of any Acquired Company) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being or having been included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (v) any and all Taxes of any Person (other than an Acquired Company) imposed upon an Acquired Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (vi) any Taxes resulting from any election by any Acquired Company under Code §108(i) or Code §965 or any analogous provision of state Law, on or prior to the Closing Date, (vii) all Taxes imposed on any Acquired Company, or for which any Acquired Company may be liable, as a result of any transaction contemplated by this Agreement, (including the employer-share of any employment Taxes on any compensatory payments due or made on or before the Closing Date), (viii) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 4.32, and (ix) any Tax liability incurred by or imposed on any Acquired Company in any tax period (or any portion thereof) beginning after the Closing Date as a result of the receipt or forgiveness of the PPP Loan, including the aggregate Tax impact of any disallowance of deductions from taxable income for expenditures made by the Acquired Company, or of any increase in income (under the “tax benefit rule” or otherwise) attributable to the deduction of such expenditures in a tax period (or portion thereof) ending on or prior to the Closing Date, that results from its receipt of the PPP Loan or the forgiveness thereof and (vi) transfer and similar Taxes for which the Sellers are liable pursuant to Section 7.8(g).

1.89 “Independent Accountants” has the meaning set forth in Section 3.2.

1.90 “Infringe” has the meaning set forth in Section 4.21(d).

1.91 “Initial Release Date” has the meaning set forth in Section 10.4(d).

1.92 “Intellectual Property Licenses” has the meaning set forth in Section 4.21(a).

1.93 “Intellectual Property Right” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including (i) any trademark, service mark, trade name, trade dress, corporate name, logo, or slogan, including any registration thereof or application for registration therefor including any renewals thereof and rights related thereto, together with the goodwill associated with each of the foregoing; (ii) patent and patent applications, and other governmental grants for the protection of inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof; (iii) trade secret rights associated with confidential and proprietary information, including recipes, trade secrets, processes, methods, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, know how, methods, layouts, designs, and technology; (iv) copyright, copyrightable materials, copyright registration, application for copyright registration; (v) Internet domain names; (vi) any registrations or applications for registration of any of the foregoing; (vii) analogous rights to those set forth above; and (viii) rights to sue for past, present and future infringement of the rights set forth above.

1.94 “Inventory” means inventory of the nature reflected in the Company Financial Statements, consistent with past practice.

1.95 “IRS” means the U.S. Internal Revenue Service.

1.96 “IT Systems” has the meaning set forth in Section 4.21(h).

1.97  “Key Employees” means those Persons set forth on Exhibit A-1 and Exhibit A-2.

1.98 “Knowledge of Purchaser” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Marshall Chesrown, Steven Berrard, and Peter Levy.

1.99 “Knowledge of the Sellers” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Coulter, Tkach, and each Seller, provided that each Seller’s (other than the Principal Owners) knowledge is limited to matters regarding the Acquired Company or Acquired Companies in which such Seller owns an Equity Interest.

1.100 “Labor Agreements” has the meaning set forth in Section 4.27(a).

1.101  “Law” means any federal, state, municipal, local or foreign laws, statutes, ordinances, codes, rules, regulations, treaties, variances, judgments, injunctions, Orders, conditions and licenses or other binding directive issued, promulgated or enforced by an Authority having jurisdiction over a given matter or the assets or the properties of such Party or its Subsidiaries and the operations thereof.

1.102 “Leased Real Property” has the meaning set forth in Section 4.30(b).

1.103 “Leases” has the meaning set forth in Section 4.30(b).

1.104 “Letter of Transmittal” has the meaning set forth in Section 2.2(h).

1.105 “Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

1.106 “Lien” means, with respect to any asset or equity, any mortgage, lien, pledge, charge, claim, security interest, restriction on transfer, option, right of first refusal, or other encumbrance of any kind in respect of such asset or equity, as applicable, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.107 “Limitation Date” has the meaning set forth in Section 10.4(e).

1.108 “Material Adverse Effect” or “Material Adverse Change” means any event, development, occurrence, fact, condition, change or effect that has had or could reasonably be expected to have a material adverse change or a material adverse effect, individually or in the aggregate, upon (x) the assets, liabilities, financial condition, net worth, earnings, cash flows, business, operations or properties of the Acquired Companies and the Business, taken as a whole, or (y) the ability of the Sellers or the Acquired Companies to perform their respective obligations under this Agreement and the Additional Agreements; provided, however, that for the purposes of the foregoing clause (x) a Material Adverse Effect or Material Adverse Change shall not be deemed to have occurred as a result of any event, occurrence, fact, condition or change arising out of or attributable to: (i) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (ii) any change, effect or circumstance resulting from the announcement of this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God (including any pandemic and any governmental response thereto); provided that any change, effect or circumstance resulting from a matter described in clause (iii) may be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent such change, effect or circumstance has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other entities operating in the industries or markets in which the Acquired Companies operate.

1.109 “Material Contracts” has the meaning set forth in Section 4.17(a).

1.110 “Merged Entities” has the meaning set forth in the recitals to this Agreement.

1.111 “Merger I” has the meaning set forth in Section 2.2(a)(i).

1.112 “Merger II” has the meaning set forth in Section 2.2(a)(ii).

1.113 “Merger III” has the meaning set forth in Section 2.2(a)(iii).

1.114 “Merger IV” has the meaning set forth in Section 2.2(a)(iv).

1.115 “Merger Sub I” has the meaning set forth in the preamble to this Agreement.

1.116 “Merger Sub I Common Stock” has the meaning set forth in Section 2.2(f)(i).

1.117 “Merger Sub II” has the meaning set forth in the preamble to this Agreement.

1.118 “Merger Sub II Common Stock” has the meaning set forth in Section 2.2(f)(ii).

1.119 “Merger Sub III” has the meaning set forth in the preamble to this Agreement.

1.120 “Merger Sub III Common Stock” has the meaning set forth in Section 2.2(f)(iii).

1.121 “Merger Sub IV” has the meaning set forth in the preamble to this Agreement.

1.122 “Merger Sub IV Common Stock” has the meaning set forth in Section 2.2(f)(iv).

1.123 “Mergers” has the meaning set forth in Section 2.2(a)(v).

1.124 “Metro Motorcycle” means Metro Motorcycle, Inc., an Arizona corporation.

1.125 “Money Laundering Laws” has the meaning set forth in Section 4.37.

1.126 “Nasdaq” means the Nasdaq Capital Market.

1.127 “Net Working Capital” means, as of any time, the Acquired Companies’ current assets (consisting of the type and kind set forth on Exhibit D, and which excludes cash, if any, escrowed in respect of the PPP Loans) less the Acquired Companies’ current liabilities (consisting of the type and kind set forth on Exhibit D), in each case, determined in accordance with the Transaction Accounting Principles, provided that if less than 100% of the Equity Interests of any Acquired Company are acquired by Purchaser because (w) all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, (x) any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, (y) any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser) or (z) such entity is deemed an Excluded Company pursuant to Section 8.11 hereof, then the Net Working Capital shall be automatically reduced for such Acquired Company by the percentage of the Equity Interests in such Excluded Company which are not transferred to Purchaser hereunder (which may be up to 100%). Exhibit D hereto sets forth a sample calculation of Net Working Capital.

1.128 “Net Working Capital Adjustment” means (i) the amount by which the Closing NWC exceeds the Net Working Capital Target, which will result in a dollar-for-dollar increase to the Cash Consideration, (ii) the amount by which the Closing NWC is less than the Net Working Capital Target, which will result in a dollar-for-dollar decrease in the Cash Consideration or (iii) $0, in the event that the Closing NWC does not exceed the Net Working Capital Target and is not less than the Net Working Capital Target.

1.129 “Net Working Capital Target” means $50,000,000.

1.130 “NRS” means the Nevada Revised Statutes, as amended from time to time.

1.131 “OFAC” has the meaning set forth in Section 4.39.

1.132  “Order” means any decree, order, judgment, decision, settlement, writ, assessment, award, injunction, stipulation, determination, rule or consent issued by or entered by, with or under the supervision of any Authority.

1.133  “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, regulations, partnership agreement, limited liability company agreement, all equityholders’ agreements, voting agreements, registration rights agreements or equivalent agreements, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

1.134 “Other Filings” has the meaning set forth in Section 8.2(d).

1.135 “Outside Closing Date” has the meaning set forth in Section 12.1(b).

1.136 “Owned Real Property” has the meaning set forth in Section 4.30(a).

1.137 “Parties” means the parties to this Agreement.

1.138 “Payment Notice” has the meaning set forth in Section 2.5.

1.139 “PCI Requirements” has the meaning set forth in Section 4.22(a).

1.140 “Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from any Authority.

1.141 “Permitted Liens” means (i) with respect to Real Property, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser and which have not and could not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to, use, operation or value of the relevant property; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Acquired Companies so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by an Acquired Company of any Contract or Law, and (iii) the Liens set forth on Schedule 1.141.

1.142  “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.143 “Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Acquired Companies, is capable of identifying an individual or an individual’s device), including, without limitation, aggregate or data and data collected automatically, including data collected through a mobile or other electronic device, or as that term is otherwise defined under any applicable Law.

1.144  “Plan” has the meaning set forth in Section 4.29(a).

1.145 “Post-Closing Adjustment” has the meaning set forth in Section 3.2.

1.146 “Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2.

1.147 “PPP Escrow Agent” means JPMorgan Chase Bank, N.A.

1.148 “PPP Escrow Agreement” means an Escrow Agreement, in a form to be provided by the PPP Escrow Agent, by and among the Purchaser, the Sellers’ Representative, and the PPP Escrow Agent.

1.149 “PPP Lender” means JPMorgan Chase Bank, N.A.

1.150 “PPP Loan” means, collectively, the loans set forth on Schedule 1.150.

1.151 “Pre-Closing Portion” has the meaning set forth in Section 7.8(c).

1.152 “Pre-Closing Tax Period” has the meaning set forth in Section 7.8(b).

1.153 “Pre-Closing Tax Return” has the meaning set forth in Section 7.8(b).

1.154 “Principal Owners” has the meaning set forth in the preamble to this Agreement.

1.155 “Privacy and Data Security Policies” has the meaning set forth in Section 4.22(b).

1.156 “Privacy Agreements” has the meaning set forth in Section 4.22(a).

1.157 “Privacy Laws” has the meaning set forth in Section 4.22(a).

1.158 “Pro Rata Share” has the meaning set forth in Section 2.5.

1.159 “Proxy Statement” has the meaning set forth in Section 8.2(a).

1.160 “Purchase Price” has the meaning set forth in Section 3.1.

1.161 “Purchase Price Allocation Principles” has the meaning set forth in Section 7.8(a).

1.162 “Purchase Price Allocation Schedule” has the meaning set forth in Section 7.8(a).

1.163 “Purchased Companies” has the meaning set forth in the Recitals.

1.164 “Purchaser” has the meaning set forth in preamble to this Agreement.

1.165 “Purchaser Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Purchaser.

1.166 “Purchaser Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Purchaser.

1.167 “Purchaser Common Stock” means the Class A Common Stock and the Class B Common Stock of Purchaser together.

1.168 “Purchaser Financial Statements” means the consolidated financial statements of Purchaser and its subsidiaries included in each of Purchaser’s Annual Report on Form 10-K for the fiscal years ended December 31, 2018 and December 31, 2019, Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 and contained in any Purchaser SEC Document filed with the SEC after the date hereof, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

1.169 “Purchaser Indemnitees” has the meaning set forth in Section 10.1.

1.170 “Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement, including the obligation to pay the Purchase Price.

1.171 “Purchaser Plans” means RumbleOn, Inc. 2017 Stock Incentive Plan.

1.172 “Purchaser Preferred Stock” means the preferred stock, par value $0.001 per share, of Purchaser, none of which is issued and outstanding.

1.173 “Purchaser SEC Documents” has the meaning set forth in Section 6.13(a).

1.174 “Purchaser Stockholder Approval” means the approval of the Purchaser Proposals by the affirmative vote by the holders of at least a majority of the outstanding shares of Purchaser Common Stock, voting together as a single class.

1.175 “Purchaser Stockholders’ Meeting” has the meaning set forth in Section 8.4(a).

1.176 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.177 “Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

1.178 “Registration Rights and Lock-Up Agreement” means the agreement in the form attached hereto as Exhibit E governing the resale of the Closing Payment Shares, and the other securities included in the Registration Rights and Lock-Up Agreement.

1.179 “Related Parties” has the meaning set forth in Section 4.8(c).

1.180 “Related Party Transactions” has the meaning set forth in Section 4.8(c).

1.181 “Released Claims” has the meaning set forth in Section 13.16.

1.182 “Released Parties” has the meaning set forth in Section 13.16.

1.183 “Releasing Parties” has the meaning set forth in Section 13.16.

1.184 “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, migration or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

1.185 “Remedial Action” shall mean any removal, cleanup, treatment, disposal, restoration, response, further investigation, further assessment, encapsulation, preparation of operations and maintenance plans, reuse, storage, confinement, neutralization, recycling, containment, remediation, monitoring, sampling, abatement measures or other action to address or remedy any Release or threatened Release of Hazardous Materials or to prevent a Release or threatened Release of Hazardous Materials.

1.186 “Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.

1.187 “Required Consents” has the meaning set forth in Section 9.2(f).

1.188 “Required Financial Statements” has the meaning set forth in Section 7.5.

1.189 “Resolution Period” has the meaning set forth in Section 3.2.

1.190 “Restricted Business” has the meaning set forth in Section 7.7(f)(i).

1.191 “Restricted Period” has the meaning set forth in Section 7.7(f)(ii).

1.192 “Restricted Territory” has the meaning set forth in Section 7.7(f)(iii).

1.193 “Review Period” has the meaning set forth in Section 3.2.

1.194 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.195  “SEC” means the Securities and Exchange Commission.

1.196 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.197 “Seller” has the meaning set forth in preamble of this Agreement.

1.198 “Seller Joinder” means that certain joinder agreement in the form attached hereto as Exhibit F, pursuant to which the signatory thereto agrees to enter into this Agreement effective as of the date hereof and shall be deemed to be a Seller hereunder for all purposes as if a signatory hereto on the date hereof.

1.199 “Sellers’ Representative” has the meaning set forth in preamble of this Agreement.

1.200 “Sellers’ Representative Losses” has the meaning set forth in Section 13.14.

1.201 “Shrink-wrap Licenses” has the meaning set forth in Section 4.17(a).

1.202 “Site Assessments” has the meaning set forth in Section 8.11.

1.203 “SOL Representations” has the meaning set forth in Section 10.4(e).

1.204 “Special Event Indemnity” means any Losses resulting from the matters set forth on Schedule 1.204.

1.205 “Statement of Merger” has the meaning set forth in Section 2.2(b).

1.206 “Statement of Objections” has the meaning set forth in Section 3.2.

1.207 “Straddle Period” has the meaning set forth in Section 7.8(c).

1.208 “Straddle Return” has the meaning set forth in Section 7.8(c).

1.209 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

1.210 “Surviving Corporation” has the meaning set forth in Section 2.2(a)(vi).

1.211 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by any Acquired Company.

1.212 “Target Closing Indebtedness” means $15,000,000, provided that if less than 100% of the Equity Interests of any Acquired Company are acquired by Purchaser because (w) all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, (x) any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, (y) any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser) or (z) such entity is deemed an Excluded Company pursuant to Section 8.11 hereof, then the Target Closing Indebtedness shall be automatically reduced by the percentage of the reduction of the Purchase Price pursuant to the application of any Pre-Closing Adjustments pursuant to Section 3.2 hereof.

1.213 “Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, unclaimed property or escheat (whether or not treated as a tax under local law), occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty (including penalties for failure to file correct Tax Returns), additions to tax or additional amount imposed with respect thereto.

1.214 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.215 “Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.216 “Third-Party Claim” has the meaning set forth in Section 10.2(a).

1.217 “Third-Party Claim Notice” has the meaning set forth in Section 10.2(a).

1.218 “Tkach” has the meaning set forth in the preamble to this Agreement.

1.219 “Transactions” means the transactions contemplated by this Agreement.

1.220 “Transaction Accounting Principles” has the meaning set forth in Section 2.10.

1.221 “Transaction Effective Time” has the meaning set forth in Section 2.3.

1.222 “Transaction Expenses” means (i) all out-of-pocket third-party costs and expenses that were incurred by the Sellers or the Acquired Companies in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives, and which are not paid in full as of the Closing, and (ii) any fees, costs or expenses, charged by or otherwise payable to the PPP Escrow Agent for holding and administering amounts pursuant to the PPP Escrow Agreement.

1.223 “Transferred Entity” has the meaning set forth in the recitals to this Agreement.

1.224 “Transferred Equity Interest” has the meaning set forth in the recitals to this Agreement.

1.225 “Tucson Motorcycles” means Tucson Motorcycles, Inc., an Arizona corporation.

1.226 “Tucson Motorsports” means Tucson Motorsports, Inc., an Arizona corporation.

1.227 “Unaudited Financial Statements” has the meaning set forth in Section 4.12(a).

1.228 “Undisputed Amounts” has the meaning set forth in Section 3.2.

1.229 “Union” means any labor organization, union, works council or other labor association or representative.

1.230 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.231 “Voting Parties” has the meaning set forth in the Recitals.

1.232 “VWAP” means the volume-weighted average price per share of common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RMBL” (or its equivalent successor if such page is not available or the corresponding Bloomberg VWAP page for such other security), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as an internationally recognized investment bank retained for this purpose by Sellers’ Representative determines in good faith).

1.233 “Waived Claims” has the meaning set forth in Section 13.16.

1.234 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and equivalent state or local Laws.

ARTICLE II.
ACQUISITION AND MERGERS

2.1 Acquisition of Transferred Equity Interests.

Subject to the terms and conditions of this Agreement, at the Closing, simultaneous with the Effective Time, the Sellers shall, in consideration of the Purchase Price (other than the portion of the Purchase Price constituting the Closing Per Share Merger Consideration which is payable in accordance with Section 2.2), sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all rights, title and interest in and to the Transferred Equity Interests, free and clear of all Liens other than restrictions on transfers arising under applicable securities Law.

2.2 The Mergers.

(a) Mergers. On the terms and subject to the conditions set forth in this Agreement and in accordance with the ARS at the Effective Time:

(i) Merger Sub I shall be merged (“Merger I”) with and into C&W Motors in accordance with the Arizona Entity Restructuring Act (“AERA”) at which time the separate existence of Merger Sub I shall cease, and C&W Motors shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(ii) Merger Sub II shall be merged (“Merger II”) with and into Metro Motorcycle in accordance with AERA at which time the separate existence of Merger Sub II shall cease, and Metro Motorcycle shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(iii) Merger Sub III shall be merged (“Merger III”) with and into Tucson Motorcycles in accordance with AERA at which time the separate existence of Merger Sub III shall cease, and Tucson Motorcycles shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser;

(iv) Merger Sub IV shall be merged (“Merger IV” and together with Merger I, Merger II, and Merger III, the “Mergers”) with and into Tucson Motorsports in accordance with AERA at which time the separate existence of Merger Sub IV shall cease, and Tucson Motorsports shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Purchaser; and

(v) each of C&W Motors, Metro Motorcycle, Tucson Motorcycles, and Tucson Motorsports shall be a “Surviving Corporation.”

(b) Merger Effective Time. At the Closing, Purchaser shall duly execute and file a statement of merger with respect to Merger I, Merger II, Merger III, and Merger IV (each a “Statement of Merger” and collectively, the “Statements of Merger”) with the Arizona Corporation Commission in accordance with Sections 29-2202 and 29-2205 and the other applicable provisions of AERA and all other filings or recording required thereby to effect such mergers. The Mergers shall become effective at such time (the “Effective Time”) as the Statements of Merger are filed with the Arizona Corporation Commission (or at such later time as Sellers’ Representative and Purchaser mutually agree and specify in the Statements of Merger pursuant to and in accordance with the ARS).

(c) Effects of the Mergers. From and after the Effective Time, Merger I, Merger II, Merger III, and Merger IV shall have the effects set forth herein, which the parties acknowledge and agree constitutes the “plan of merger” required by Section 29-2202 of AERA, and in the other applicable provisions of AERA, including Section 29-2206 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all of the properties, rights, privileges, powers and franchises of C&W Motors and Merger Sub I shall vest in C&W Motors (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of C&W Motors and Merger Sub I shall become debts, liabilities, obligations and duties of C&W Motors (as the Surviving Corporation); (ii) all of the properties, rights, privileges, powers and franchises of Metro Motorcycle and Merger Sub II shall vest in Metro Motorcycle (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Metro Motorcycle and Merger Sub II shall become debts, liabilities, obligations and duties of Metro Motorcycle (as the Surviving Corporation); (iii) all of the properties, rights, privileges, powers and franchises of Tucson Motorcycles and Merger Sub III shall vest in Tucson Motorcycles (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Tucson Motorcycles and Merger Sub III shall become debts, liabilities, obligations and duties of Tucson Motorcycles (as the Surviving Corporation); and (iv) all of the properties, rights, privileges, powers and franchises of Tucson Motorsports and Merger Sub IV shall vest in Tucson Motorsports (as the Surviving Corporation), and all debts, liabilities, obligations, and duties of Tucson Motorsports and Merger Sub IV shall become debts, liabilities, obligations and duties of Tucson Motorsports (as the Surviving Corporation).

(d) Articles of Incorporation; Certificate of Incorporation; Bylaws. At the Effective Time and without any further action on the part of any party hereto, the:

(i) articles of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of C&W Motors (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law;

(ii) articles of incorporation and bylaws of Merger Sub II, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Metro Motorcycle (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law;

(iii) articles of incorporation and bylaws of Merger Sub III, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Tucson Motorcycles (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law; and

(iv) articles of incorporation and bylaws of Merger Sub IV, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws of Tucson Motorsports (as the Surviving Corporation) as of the Effective Time, until duly amended in accordance with applicable Law.

(e) Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Laws, the directors and the officers of each of the Merged Entities at the Effective Time, and as set forth on Schedule 4.27(a)(ii), shall be the directors and officers, respectively, of each such Merged Entity (in its capacity as a Surviving Corporation).

(f) Conversion of Shares. At the Effective Time, by virtue of the Mergers and without any action on the part of any party:

(i) Each share of common stock, no par value, of C&W Motors issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger I, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub I (“Merger Sub I Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of C&W Motors (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub I Common Stock shall evidence ownership of such shares of common stock of C&W Motors (as the Surviving Corporation).

(ii) Each share of common stock, no par value, of Metro Motorcycle issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger II, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or, with respect to the Principal Owners, release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub II (“Merger Sub II Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Metro Motorcycle (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub II Common Stock shall evidence ownership of such shares of common stock of Metro Motorcycle (as the Surviving Corporation).

(iii) Each share of common stock, no par value, of Tucson Motorcycles issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger III, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub III (“Merger Sub III Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Tucson Motorcycles (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub III Common Stock shall evidence ownership of such shares of common stock of Tucson Motorcycles (as the Surviving Corporation).

(iv) Each share of common stock, no par value, of Tucson Motorsports issued and outstanding as of the Effective Time (other than Dissenting Shares) and all rights in respect thereof shall, by virtue of Merger IV, forthwith cease to exist and be converted into and represent the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or, with respect to the Principal Owners, release of Escrow Shares, if any. Each share of common stock, par value $0.001 per share, of Merger Sub IV (“Merger Sub IV Common Stock”), issued and outstanding immediately before the Effective Time, shall be converted into one newly issued, fully paid, and nonassessable share of common stock of Tucson Motorsports (as the Surviving Corporation). From and after the Effective Time, each certificate evidencing shares of Merger Sub IV Common Stock shall evidence ownership of such shares of common stock of Tucson Motorsports (as the Surviving Corporation).

(g) No Further Rights of Transfer. At and after the Effective Time, each holder of Equity Interests of any Merged Entity shall cease to have any rights as a stockholder of such Merged Entity, except as otherwise required by applicable Law and except for the right of each such holder to surrender his or her stock certificate or affidavit of lost stock certificate in exchange for payment of the applicable Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, and no transfer of shares of common stock of any Merged Entity shall be made on the stock transfer books of the applicable Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of each Merged Entity shall be closed.

(h) Surrender and Payment. At or following the Closing, each Seller holding Equity Interests in any Merged Entity may deliver to Purchaser an executed and completed copy of the letter of transmittal in a commercially reasonable form to be agreed upon by Purchaser and Sellers’ Representative (the “Letter of Transmittal”) and, as soon as reasonably practicable thereafter (but in any event, within three (3) Business Days) Purchaser shall pay the consideration to be paid to such Seller pursuant to the Payment Notice, without interest thereon. To the extent that a Seller holding Equity Interests in any Merged Entity has not delivered an executed and completed copy of the Letter of Transmittal, then, promptly after the Effective Time, the Purchaser shall mail to the applicable Seller: (a) the Letter of Transmittal and (b) instructions for effecting the surrender of each Equity Interest in exchange for the amount to be paid to such Seller pursuant to the Payment Notice, without interest thereon. Upon surrender of a duly completed and validly executed Letter of Transmittal after the Effective Time, such Seller shall be entitled to receive in exchange therefore, and as soon as reasonably practicable after the surrender thereof (but in any event, within three (3) Business Days), the Purchaser shall pay, the consideration payable to such holder pursuant to the Payment Notice, without interest thereon.

(i) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of common stock of any Merged Entity issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters’ rights or appraisal rights of such shares of common stock of any Merged Entity in accordance with Section 10-1321 of the ARS (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the ARS with respect to such Shares) shall not be converted into a right to receive a portion of the Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, but instead shall be entitled to only such rights as are granted by Article 2 of Chapter 13 of Title 10 of the ARS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Article 2 of Chapter 13 of Title 10 of the ARS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 2 of Chapter 13 of Title 10 of the ARS, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Per Share Merger Consideration together with any amounts that may become payable as a result of the adjustments in Section 3.3 hereof or the release of Escrow Shares, if any, to which such holder is entitled pursuant to Section 2.2(f), without interest thereon. Sellers shall provide Purchaser prompt written notice of any demands received by any Acquired Company for appraisal of shares of the Merged Entity, any withdrawal of any such demand and any other demand, notice or instrument delivered to any Acquired Company prior to the Effective Time pursuant to the ARS that relates to such demand, and Purchaser shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Purchaser, neither the Sellers nor any Acquired Company shall make any payment with respect to, or settle or offer to settle, any such demands.

2.3 Closing; Transaction Effective Time.

Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Transactions (the “Closing”) shall take place electronically or at the offices of Akerman LLP, 201 East Las Olas Boulevard, Suite 1800, Fort Lauderdale, FL 33301, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time (the “Transaction Effective Time”), no later than two Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as the Purchaser and the Sellers’ Representative agree to in writing. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.4 [Intentionally Omitted].

2.5 Payment Notice.

No fewer than two (2) Business Days before the Closing Date, the Sellers’ Representative shall (or shall cause the Acquired Companies to) prepare and deliver to the Purchaser a written notice (the “Payment Notice”) containing the following information: (i) the full name and mailing address of each Seller, (ii) the portion of the Estimated Cash Consideration to be paid to each such Seller at the Closing (expressed in U.S. dollars), (ii) the number of Closing Payment Shares to be paid to each such Seller at the Closing, (iv) the number of Escrow Shares to be paid to each such Seller, subject to Section 10.4(d), (v) each Seller’s pro rata share of the aggregate Purchase Price (expressed as a percentage), without duplication, the Closing Per Share Merger Consideration for each of the Mergers (each Seller’s “Pro Rata Share”), and (vi) wire instructions for each such Seller.

2.6 Closing Deliveries.

At or prior to the Closing:

(a) The Purchaser shall:

(i) deliver (A) the Escrow Shares to the Escrow Agent to be held pursuant to the Escrow Agreement and (B) the Adjustment Escrow Amount to the Sellers’ Representative;

(ii) pay the Estimated Cash Consideration and deliver the Closing Payment Shares, in each case, to such Sellers, in such amounts and (in the case of the Estimated Cash Consideration) to such accounts as are set forth across from each such Seller’s name in the Payment Notice, other than any portion of the Estimated Cash Consideration and Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2 at or prior to the Closing;

(iii) deliver to the Sellers’ Representative a counterpart signature page to the Escrow Agreement, duly executed by the Purchaser;

(iv) if the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, deliver to the Sellers’ Representative a counterpart signature page to the PPP Escrow Agreement, duly executed by the Purchaser;

(v) deliver to the Sellers’ Representative the counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Purchaser;

(vi) deliver to the Sellers’ Representative a certificate signed by an authorized officer of the Purchaser stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(b) The Sellers shall deliver (or cause to be delivered) to the Purchaser each of the following (each in a form and substance reasonably satisfactory to the Purchaser):

(i) certificates, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, assignments of membership interests or other applicable instruments of assignment, in each case, with respect to the Transferred Equity Interests;

(ii) articles of merger in such form as is required by the relevant provisions of the ARS to effect the Mergers;

(iii) a certificate of good standing (or equivalent thereof), dated not more than ten (10) days prior to the Closing Date, with respect to each Acquired Company, issued by the appropriate government official of such Acquired Company’s jurisdiction of organization or formation;

(iv) an IRS Form W-9 executed by each Seller;

(v) with respect to each Seller, (i) an executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) and (ii) with respect to any interest in an Acquired Company treated as a partnership for U.S. federal income tax purposes, a certificate pursuant to Code Section 1446(f) and applicable Treasury Regulations in each case in form and substance reasonably satisfactory to the Purchaser and certifying that no withholding is required pursuant to Sections 1445 and 1446 of the Code, as applicable;

(vi) a counterpart signature page to the Escrow Agreement, duly executed by the Sellers’ Representative;

(vii) a counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Sellers;

(viii) evidence that each Related Party Transaction (other than those set forth on Schedule 2.6(b)(viii)) has been terminated as of the Closing Date with no further liability or other Losses to the Purchaser or any Acquired Company;

(ix) written resignations (in each case, effective as of the Closing) of each manager, director or officer of the Acquired Companies set forth on Schedule 2.6(b)(ix), duly executed by each such Person;

(x) a certificate signed by the Sellers stating that the conditions specified in Section 9.2(a), 9.2(b) and 9.2(c) have been satisfied;

(xi) a counterpart signature page to the PPP Escrow Agreement, duly executed by the Sellers’ Representative and the PPP Escrow Agent;

(xii) if the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, evidence satisfactory to Purchaser that the PPP Lender or SBA has provided Consent to a change in ownership of each Acquired Company who received a PPP Loan that has not been forgiven as of the Closing and has entered into an escrow agreement with the PPP Lender or PPP Escrow Agent for each such PPP Loan pending a forgiveness application or decision;

(xiii) a supplement to Schedule 1.1(a) hereto adding any Person that will be a Transferred Entity as of the Closing and/or Equity Interests of any Person that is a Transferred Entity as of the date hereof, in each case, as a result of the execution of a Seller Joinder after the date hereof or removing any Transferred Entity listed thereon that has been acquired after the date hereof by a third party who has exercised a right of first refusal under the applicable Organizational Documents of such Transferred Entity preventing the conveyance of Equity Interests of such Transferred Entity to Purchaser;

(xiv) an estoppel certificate from each landlord of the Leased Real Property listed on Schedule 2.6(b)(xiv), in form and substance reasonably acceptable to Purchaser with respect to any Lease between an Acquired Company and an Affiliate or in the form prescribed by the applicable Lease with respect to any Lease between an Acquired Company and any non-Affiliate;

(xv) the consent of the Principal Owners to a change in control under any Lease between an Acquired Company, as lessee, and an Affiliate, as lessor, in form and substance reasonably acceptable to Purchaser;

(xvi) (A) copies of all filings made pursuant to the DOL Voluntary Fiduciary Correction Program or IRS Employee Plans Compliance Resolution System, as applicable, to correct any failure to comply with elective deferrals of commissioned participants in the Coulter and RideNow Affiliates 401(k) Plan and Trust and (B) evidence reasonably satisfactory to Purchaser that all applicable excise taxes to be paid (with corresponding IRS filings) with respect to delinquent participant contributions to the Coulter and RideNow Affiliates 401(k) Plan and Trust have been paid for all applicable plan years; and

(xvii) such other documents, instruments or certificates as shall be reasonably requested by Purchaser.

(c) If the SBA or PPP Escrow Agent has not yet made a determination with respect to the Agreed PPP Forgiveness Amount, the applicable Acquired Companies shall (and the Sellers shall cause the applicable Acquired Companies to) pay to the PPP Escrow Agent an amount equal to the Agreed PPP Forgiveness Amount to be held in escrow pursuant to the terms of the PPP Escrow Agreement.

2.7 Withholding Rights.

Notwithstanding anything to the contrary contained in this Agreement, the Purchaser (or its agent) shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as the Purchaser (or its agent) is required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any applicable Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.8 Taking of Necessary Action; Further Action.

If, at any time after the Transaction Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Acquired Companies, the Parties shall execute such further instruments and take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 Taxes.

Each of the Parties acknowledge and agree that each such Party and each of the owners of any interest in any of the Acquired Companies (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) each Seller or other owner of any interest in any of the Acquired Companies is responsible for paying its own Taxes arising from the transactions contemplated by this Agreement.

2.10 Transaction Accounting Principles.

The Post-Closing Adjustment Statement and the determinations and calculations set forth therein shall be prepared using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Company Financial Statements, and, to the extent not addressed by the foregoing, in accordance with U.S. GAAP except that such statements, calculations and determinations shall (i) be based on facts and circumstances as they exist prior to the Closing, (ii) shall follow the defined terms contained in this Agreement, and (iii) in the case of the Net Working Capital calculations, shall be calculated in accordance with the principles set forth on Exhibit D (the principles set forth in this Section 2.10, the “Transaction Accounting Principles”).

ARTICLE III.
PURCHASE PRICE

3.1 Payment of Purchase Price.

Subject to Section 3.2 below, the “Purchase Price” shall consist of the sum of (i) the Cash Consideration, (ii) the Closing Payment Shares, (iii) the Escrow Shares (as the same may released to the Sellers’ Representative pursuant to Section 10.4(d)), and (iv) the Adjustment Escrow Amount (as the same may released by the Sellers’ Representative pursuant to Section 3.3(b)). Subject to and upon the terms and conditions set forth in this Agreement, (x) the Closing Per Share Merger Consideration shall be paid in accordance with Article II and (y) at the Closing, the Purchase Price shall be payable as follows:

(a) Cash Consideration. The Purchaser shall pay the Estimated Cash Consideration (other than any portion of the Estimated Cash Consideration that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2) to the Sellers on the Closing Date in accordance with Section 2.6(a)(ii).

(b) Closing Payment Shares. The Purchaser shall issue to Sellers the Closing Payment Shares (other than any portion of the Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2) in accordance with Section 2.6(a)(ii), which shall be fully paid and free and clear of all Liens other than restrictions on transfer arising under applicable securities Law and the Registration Rights and Lock-Up Agreement. Each Seller shall receive the number of Closing Payment Shares opposite such Seller’s name on the Payment Notice (other than any portion of the Closing Payment Shares that is payable as Closing Per Share Merger Consideration which shall be paid in accordance with Section 2.2).

(c) Escrow Shares; Adjustment Escrow. The Purchaser shall (and the Principal Owners hereby authorize the Purchaser to) deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. The number of Escrow Shares to be allocated among the Principal Owners (as the same may be released to the Sellers’ Representative pursuant to Section 10.4(d)) and held by the Escrow Agent pursuant to the Escrow Agreement is set forth opposite each Principal Owner’s name on the Payment Notice. The Purchaser shall (and the Sellers hereby authorize the Purchaser to) deliver the Adjustment Escrow Amount to the Sellers’ Representative to hold until released pursuant to Section 3.3(b).

(d) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Class B Common Stock will be issued pursuant to the Transactions, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(e) Legend. Each certificate (or book entry) issued pursuant to the Transactions shall, if required by law, bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the shares of Purchaser Class B Common Stock:

THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

3.2 Pre-Closing Adjustment.

(a) If all Persons owning the Equity Interests of each of the Purchased Companies have not joined this Agreement on or prior to the Closing, then the Cash Consideration and the Closing Payment Shares components of the Purchase Price shall be automatically reduced at Closing by the amount allocated on Schedule 5.5(f) as payable to such Person who has not executed a Seller Joinder and the Equity Interests held by such Person shall be deemed excluded from the Transferred Equity Interests.

(b) If any right of first refusal provided in the Organizational Documents with respect to the right to acquire the Transferred Equity Interests of a Transferred Entity has been exercised and not thereafter waived in writing prior to Closing, any required Consent to the transfer of Equity Interests of a Transferred Entity (including, for the avoidance of doubt, any Consent from a Factory for all locations of any Acquired Company) has not been obtained (in each case as reasonably determined by Purchaser), or any Acquired Entity is deemed an Excluded Entity pursuant to Section 8.11, then the Cash Consideration and the Closing Payment Shares components of the Purchase Price shall be automatically reduced at Closing by the amount allocated on Schedule 5.5(f) as payable to all holders of Equity Interests of such Transferred Entity and the Equity Interests held by each such Persons shall be deemed excluded from the Transferred Equity Interests.

3.3 Post-Closing Adjustments.

(a) Within 90 calendar days after the Closing Date, the Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Post-Closing Adjustment Statement”) setting forth its good faith calculation of the Closing Indebtedness, the Closing Indebtedness Adjustment, the Closing NWC, the Net Working Capital Adjustment, and the resulting calculation of the Cash Consideration and the Post-Closing Adjustment (as defined below), which statement shall contain a balance sheet of each Acquired Company as of the Closing Date (without giving effect to the transactions contemplated herein) and be accompanied by all related work papers and supporting calculations or other materials reasonably requested by the Sellers’ Representative. The Post-Closing Adjustment Statement shall be prepared in accordance with the Transaction Accounting Principles.

(b) Subject to the provisions of this Section 3.3, the post-closing adjustment shall be an amount equal to the Cash Consideration minus the Estimated Cash Consideration (the difference between such amounts, the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Sellers’ Representative shall release the Adjustment Escrow Amount to Sellers and other holders of Equity Interests in a Merged Entity and Purchaser shall pay to the Sellers and other holders of Equity Interests in a Merged Entity (in accordance with their respective Pro Rata Share as may be modified by Schedule 3.3(b)) an amount equal to the Post-Closing Adjustment at the Sellers’ Representative’s election in cash or in shares of Purchaser Class B Common Stock (which election shall be made in writing to Purchaser prior to Closing, or if not so made shall be deemed to be payable in cash), with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares (or any combination thereof “Additional Purchaser Shares”). If the Post-Closing Adjustment is a negative number, the Sellers shall pay to the Purchaser an amount equal to the absolute value of the Post-Closing Adjustment (x) first, by Sellers’ Representative delivering an amount up to the Adjustment Escrow Amount to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser, (y) second, by surrendering to the Purchaser (in accordance with their respective Pro Rata Share as may be modified by Schedule 3.3(b)) a number of shares of Purchaser Class B Common Stock from the Escrow Fund with an aggregate value equal to the Post-Closing Adjustment less any amount already satisfied from the Adjustment Escrow Amount, with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares, rounded down to the nearest whole-number or in the sole discretion of Sellers’ Representative by wire transfer of all or part of the amount of the Post-Closing Adjustment in cash in immediately available funds to an account designated in writing by the Purchaser, provided that if Sellers’ Representative elects to pay all or part of the Post-Closing Adjustment in cash but fails to timely pay such amount in accordance with Section 3.3(h), then immediately upon Purchaser’s request Sellers’ Representative shall execute any joint written authorization necessary to release the applicable number of Escrowed Shares from the Escrow Fund, and (z) third, if the Post-Closing Adjustment exceeds the Adjustment Escrow Amount and the value of the shares of Purchaser Class B Common Stock then remaining in the Escrow Fund, the Principal Owners (jointly and severally) shall pay to the Purchaser an amount in cash equal to the Post-Closing Adjustment less the Adjustment Escrow Amount released to Purchaser and deemed value (determined in accordance with clause (y) hereof) of the shares of Purchaser Class B Common Stock released to the Purchaser pursuant to clause (y) hereof, by wire transfer of immediately available funds to an account designated in writing by the Purchaser. To the extent that the Sellers’ Representative satisfies the amount of the Post-Closing Adjustment in cash as contemplated in clause (y) in the preceding sentence, then Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release a pro rata number of Escrowed Shares from the Escrow Fund.

(c) After receipt of the Post-Closing Adjustment Statement, the Sellers’ Representative shall have 30 calendar days (the “Review Period”) to review the Post-Closing Adjustment Statement. During the Review Period, the Sellers’ Representative and its advisors shall have reasonable access to the books and records of Purchaser and the Acquired Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser’s accountants to the extent that they relate to the Post-Closing Adjustment Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Post-Closing Adjustment Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Post-Closing Adjustment Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.

(d) On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Post-Closing Adjustment Statement by delivering to the Purchaser a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item, the disputed amount (including the Sellers’ Representative determination of the applicable amount), and the basis for the Sellers’ Representative’s disagreement (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment Statement and the Post-Closing Adjustment reflected in the Post-Closing Adjustment Statement shall be deemed to have been accepted by the Sellers’ Representative and the Sellers for all purposes hereunder. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period and in compliance with the terms of this Section 3.3, the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 calendar days after the delivery of the Statement of Objections (the “Resolution Period”). The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Sellers’ Representative (and any of its Representatives) and the Purchaser (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If the objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Post-Closing Adjustment Statement with such changes as may have been previously agreed in writing by the Purchaser and the Sellers’ Representative, shall be final, conclusive and binding.

(e) If the Sellers’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Moss Adams (Phoenix Office), or if such firm is unable to serve, Purchaser and the Sellers’ Representative shall appoint by mutual agreement another independent, nationally recognized firm of certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Post-Closing Adjustment Statement. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement and the Statement of Objections, respectively. The Independent Accountants shall make a final determination of each such item based solely on (A) the definitions and other applicable provisions of this Agreement (and shall not conduct an independent investigation), (B) a single written presentation submitted by each of the Purchaser and the Sellers’ Representative (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of both such presentations) and (C) one written response of the Purchaser and the Sellers’ Representative to each such presentation so submitted (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of such responses). For the avoidance of doubt, neither the Purchaser nor the Sellers’ Representative shall have any ex parte communications with the Independent Accountants relating to this Agreement.

(f) The costs and expenses of the Independent Accountants shall be borne by the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, based on the inverse of the percentage that the Independent Accountants’ determination bears to the total amount of the items in dispute as originally submitted to the Independent Accountant. For example, if the Sellers’ Representative challenges the calculation of the Adjustment Amount contained in the Post-Closing Adjustment Statement by an aggregate amount of $100,000, and the Independent Accountants determines that the Sellers’ Representative has a valid claim for $60,000 of the $100,000 challenged, then the Purchaser shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Sellers’ Representative shall bear forty percent (40%) of such fees and expenses.

(g) The Independent Accountants shall make a determination as soon as practicable (but in any event within 30 calendar days or such other time as the Parties hereto shall mutually agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Adjustment Statement and/or the Post-Closing Adjustment shall be final, conclusive and binding upon the Parties hereto.

(h) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Post-Closing Adjustment Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 3.3 above; and (B) if paid in cash be paid by wire transfer of immediately available funds to such accounts as is directed by the Purchaser or the Sellers’ Representative, as the case may be (after release of the Adjustment Escrow Amount to Sellers and other holders of Equity Interests in a Merged Entity). In the event the Post-Closing Adjustment is a positive amount and if elected by Sellers’ Representative to be paid in additional Shares of Purchaser Class B Common Stock (which election is provided in writing to Purchaser prior to Closing) at a deemed value per Share equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares (“Additional Purchaser Shares”), then Purchaser will issue the applicable number of Additional Purchaser Shares within the aforementioned five (5) Business Day period to the Sellers allocated among the Sellers pro rata subject to any modifications made in Schedule 3.3(b), if any, as set forth in the Payment Notice. In the event the Post-Closing Adjustment is a negative amount, the Sellers’ Representative shall pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser cash up to the Adjustment Escrow Amount within the aforementioned five (5) Business Day period and, if insufficient to satisfy the adjustment, and if Sellers’ Representative does not elect to pay the additional the amount of the Post-Closing Adjustment in cash or partially in cash or fails to pay the amount of the Post-Closing Adjustment elected to be paid in cash within the aforementioned five (5) Business Day period, the Purchaser and the Sellers’ Representative shall deliver a joint written authorization to the Escrow Agent within the aforementioned five (5) Business Day period instructing the Escrow Agent to release to the Purchaser the applicable number of Escrow Shares (at a deemed value per Share equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Closing Payment Shares), and, then if insufficient to satisfy the adjustments, the Principal Owners shall pay Purchaser the remaining amount in cash as set forth in Section 3.3(b).

(i) Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), each of the Sellers hereby represents and warrants to the Purchaser and to the other Sellers as of the date hereof and as of the Closing Date, as follows, provided that each Seller (other than the Principal Owners) shall only be deemed to have made the representations and warranties in this Article IV with respect to the Acquired Companies in which he, she or it owns Equity Interests:

4.1 Corporate Existence and Power.

Each Acquired Company is the type of legal entity set forth next to its name on Schedule 4.1(a) and is duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation as set forth therein. Each of the Acquired Companies has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted. Each Acquired Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1(b), and there is no other jurisdiction in which the character of the property owned or leased by such Acquired Company or the nature of its activities make qualification of such Acquired Company in any such jurisdiction necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. No Acquired Company has any corporate offices except those located at the addresses set forth on Schedule 4.1(c). No Acquired Company has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except as contemplated herein.

4.2 Authorization.

Assuming all Consents set forth on Schedule 4.3 are obtained, the execution, delivery and performance by each Acquired Company of this Agreement and the Additional Agreements to which each such Acquired Company is a party and the consummation by each such Acquired Company of the transactions contemplated hereby and thereby are within the powers and authority of such Acquired Company and have been duly authorized by all necessary action on the part of such Acquired Company, including the unanimous approval of the Sellers. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which any Acquired Company is a party will constitute, a valid and legally binding agreement of such Acquired Company enforceable against such Acquired Company in accordance with their respective terms.

4.3 Approvals and Consents.

No Consent is required to be made or obtained by any Acquired Company (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) for filings required under or in connection with the HSR Act, and (y) as set forth on Schedule 4.3.

4.4 Non-Contravention.

Subject to compliance with the HSR Act, assuming all necessary consents set forth on Schedule 4.3 are obtained, none of the execution, delivery or performance by any Acquired Company of this Agreement or any Additional Agreements does or will, directly or indirectly (with or without the lapse of time or the giving of notice, or both) (a) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of any Acquired Company, (b) contravene, conflict with or constitute a default under or a breach or violation of any provision of any Law or Order binding upon or applicable to any Acquired Company, (c) except as set forth on Schedule 4.4(c), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of any Acquired Company or any payment or reimbursement or to a loss of any benefit to which an Acquired Company is entitled under any provision of any Permit, Contract (including any Material Contract) or other instrument or obligations binding upon an Acquired Company or by which any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets is or may be bound, or (d) result in the creation or imposition of any Lien on any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets.

4.5 Capitalization.

(a) Schedule 4.5(a) sets forth the capitalization of each of the Acquired Companies, describing in each case (i) the authorized Equity Interests of such Acquired Company, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. Except as set forth on Schedule 4.5(a), the Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests and Equity Interests of the Merged Entities, free and clear of all Liens, and the Transferred Equity Interests and Equity Interests of the Merged Entities constitute all of the issued and outstanding equity interests of the Acquired Companies.

(b) Except as set forth on Schedule 4.5(b), all of the Transferred Equity Interests and Equity Interests of the Merged Entities have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers or the Acquired Companies is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law except for “blue sky” laws set forth on Schedule 4.5(b). Except as may be set forth in the respective Organizational Documents, there are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Acquired Companies, the Sellers or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other Equity Interest of any Acquired Company or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in any Acquired Company or the Transferred Equity Interests, Equity Interests of a Merged Entity, or other direct or indirect equity interests of the Acquired Companies (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to any Acquired Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests, Equity Interests of a Merged Entity, or to which any Acquired Company is a party or by which any Acquired Company is bound. No claim has been made or threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests or any other Equity Interests in the Acquired Companies and no facts or circumstances exist that would give rise to a valid claim of such ownership by any Person.

(c) Except as set forth on Schedule 4.5(c), no Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

4.6 Certificate of Formation; Operating Agreement.

Copies of the Organizational Documents of each Acquired Company have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments in effect on the date hereof. No Acquired Company is in violation of its Organizational Documents in any material respect.

4.7 Corporate Records.

All proceedings occurring since January 1, 2018 of the stockholders, members, managers, general partners, board or other governing body of the Acquired Companies and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each Acquired Company. The equity holder list and transfer books of each Acquired Company are complete and accurate. The equity holder list, transfer books and minute book records of each Acquired Company relating to all issuances and transfers of Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any Acquired Company have been made available to the Purchaser, and are the original equity holder lists and transfer books and minute book records of each such Acquired Company or true, correct and complete copies thereof.

4.8 Related Party Transactions.

(a) Other than the Persons listed on Schedule 4.8(a), no Acquired Company is Controlled by any Person and, other than the Persons listed on Schedule 4.8(a), no Acquired Company is in Control of any other Person.

(b) Except as set forth on Schedule 4.8(b), to the Knowledge of Sellers, no Key Employees (a) engage in any business, except through an Acquired Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any Equity Interest in any business concern, in each case, that competes with the Business of any Acquired Company, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities or retail automotive dealerships.

(c) To the Knowledge of the Sellers, Schedule 4.8(c) lists each Contract to which an Acquired Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder (including any Seller) or Affiliate of any Acquired Company (other than another Acquired Company), on the other hand (the Persons identified in this clause (ii), “Related Parties”) is party, other than agreements with respect to a Related Party’s employment with an Acquired Company that has previously been made available to Purchaser. Except as set forth in Schedule 4.8(c), no Related Party (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that an Acquired Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Acquired Companies’ assets, (ii) have engaged in any transactions with any Acquired Company, (iii) possesses, directly or indirectly, any financial interest in, or is director or officer of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of any Acquired Company, or (iv) owes an amount to, or is owed any amount by, any Acquired Company (other than ordinary course accrued compensation). All contracts, agreements, arrangements, understandings and interests described in this Section 4.8(c) are referred to herein as “Related Party Transactions”.

4.9 Assumed Names.

Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by each Acquired Company, including names on any websites. Since January 1, 2018, each Acquired Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. Each Acquired Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.10 Subsidiaries.

(a) Schedule 4.10(a) sets forth the name, jurisdiction of formation and capitalization of each of the Subsidiaries of any Acquired Company, describing in each case (i) the authorized Equity Interests of such Subsidiary, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests, as applicable, that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. All outstanding equity securities of each Subsidiary of the Acquired Companies have been duly authorized and validly issued and are owned free and clear of any Liens other than restrictions on transfer arising under applicable securities Law and as set forth on Schedule 4.10(a), beneficially and of record, by one of the Acquired Companies and the holders of such equity securities have no obligation to make further payments for their purchase of such equity securities or contributions to the applicable Subsidiary solely by reason of such ownership. Except as set forth on Schedule 4.10(a), there are no outstanding (i) equity securities of any Subsidiary of the Acquired Companies, (ii) securities of any Subsidiary of the Acquired Companies convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies or (iii) options or other rights to acquire from any Subsidiary of the Acquired Companies, in each case, that are owned by a Person other than one of the Acquired Companies, and no obligation of any Subsidiary of the Acquired Companies to issue to any Person (other than one of the Acquired Companies) any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies. No claim has been made or threatened, asserting that any Person, other than another Acquired Company, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity securities of, or any other Equity Interests in, any Subsidiary of the Acquired Companies.

(b) Except as set forth on Schedule 4.10(b), no Subsidiary of an Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person (other than another Acquired Company).

4.11 Ownership; Continuous Operation.

Each of the dealerships set forth on Schedule 4.11 has been owned and continuously operated by an Acquired Company from the date set forth opposite the name of such dealership on Schedule 4.11.

4.12 Financial Statements.

(a) Schedule 4.12 sets forth complete and correct copies of (i) the audited combined financial statements of the Acquired Companies as of and for the fiscal years ended 2018 and 2019, consisting of the audited combined balance sheets as of such dates, the audited combined income statements for the periods then-ended, the audited combined cash flow statements for the periods then-ended and the corresponding notes to such combined financial statements, and (ii) the unaudited combined financial statements of the Acquired Companies consisting of the combined balance sheet of the Acquired Companies as of December 31, 2020, and the related combined statements income and cash flows for the 12-month period then-ended (the “Unaudited Financial Statements”) (collectively, the “Company Financial Statements” and the balance sheet as of December 31, 2020 included therein, the “Balance Sheet”, and such date, the “Balance Sheet Date”).

(b) Other than as set forth on Schedule 4.12(b), the Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and the results of operations of the Acquired Companies for the periods reflected therein. The Company Financial Statements (i) were prepared from the Books and Records of the Acquired Companies; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Acquired Companies’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iii) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Acquired Companies with respect to the periods then ended. The Acquired Companies have delivered to Purchaser complete and accurate copies of all “management letters” received by them from their accountants and all responses during the last five (5) years by lawyers engaged by the Acquired Companies to inquiries from their accountant or any predecessor accountants.

(c) Except as specifically disclosed, reflected and fully reserved against on the Balance Sheet, and for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet (which are of a similar nature and in similar amounts to those historically incurred), no Acquired Company has any Liabilities.

(d) The Balance Sheet included in the Company Financial Statements accurately reflects the outstanding Indebtedness of the Acquired Companies as of the date thereof. Except as set forth in the Company Financial Statements or on Schedule 4.12(d), no Acquired Company has any Indebtedness.

4.13 Books and Records.

(a) Each Acquired Company has made all of its Books and Records available to the Purchaser for its inspection and has delivered to the Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that the Purchaser otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser by or on behalf of the Acquired Companies are accurate, complete, and authentic in all material respects.

(b) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Acquired Companies.

(c) All accounts, books and ledgers of each Acquired Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.14 Absence of Certain Changes.

Since December 31, 2020, other than policies and procedures implemented in good faith to respond to the actual or anticipated effect of the COVID-19 pandemic on the Business, (a) each Acquired Company has conducted its business in the ordinary course consistent with past practices, (b) there has not been any change, event, development, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) none of the Acquired Companies have taken any action (or agreed or committed to take any action) nor has any event occurred which would have required the consent of the Purchaser pursuant to Article VII herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15 Properties; Title to Assets.

(a) The items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 4.15(a) sets forth a description and location of each item of Tangible Personal Property with a value of at least $5,000. Except as set forth on Schedule 7.1, none of the Tangible Personal Property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of business or that are not material in nature or cost.

(b) Each Acquired Company (and not any Affiliate thereof) has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use, all of its assets reflected on the Balance Sheet or thereafter acquired. No such asset is subject to any Liens other than Permitted Liens. The assets of the Acquired Companies constitute all of the assets of any kind or description whatsoever, necessary for the Acquired Companies to operate the Business immediately after the Closing substantially in the same manner as the Business is currently being conducted.

4.16 Litigation.

Other than as disclosed on Schedule 4.16, there is no Action pending, or to the Knowledge of the Sellers, threatened (and to the Knowledge of the Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any Action) against or affecting, any Acquired Company, any of their respective managers, employees, officers or directors (in their capacities as such), the Business, any Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets, liabilities, or Contracts; or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding, pending, or, to the Knowledge of the Sellers, threatened Orders (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Business, the Acquired Companies, or to which any Acquired Company is otherwise a party. Except as set forth on Schedule 4.16, no Acquired Company is, or at any time during the past five (5) years has been, subject to any Action.

4.17 Contracts.

(a) Schedule 4.17(a) (arranged by identifying subsections corresponding to the subsections set forth below but not necessarily in all subsections that may apply if the disclosure is reasonably apparent on its face) lists the following Contracts, oral or written (Contract required to be set forth on Schedule 4.17 collectively, the “Material Contracts”), to which an Acquired Company is a party or by which it or its assets are bound:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, any Acquired Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all distributor, dealer, franchise, manufacturer’s representative Contracts;

(iii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by an Acquired Company in excess of $50,000 annually;

(iv) all Contracts containing any requirement that any Acquired Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(v) all Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Acquired Companies (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(vi) all Contracts (1) that limits or purports to limit the ability of any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(vii) all Contracts obligating the Acquired Companies or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;

(viii) all employment Contracts, employee leasing Contracts, independent contractor, consultant and sales representatives Contracts with any current officer, director, employee, independent contractor or consultant of any Acquired Company or other Person, under which the Acquired Company (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post-termination obligations to such Person (other than COBRA obligations), (C) requires more than thirty (30) days’ notice for a termination by the Acquired Company without cause, or (D) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Acquired Company, either alone or in conjunction with any other event or occurrence;

(ix) all collective bargaining agreements or other Contracts with a Union;

(x) all staffing agreements or agreements with a professional employer organization;

(xi) all Contracts creating a joint venture, strategic alliance, limited liability company or similar arrangement involving a sharing of profits or expenses;

(xii) all Contracts relating to any acquisitions or dispositions of assets by an Acquired Company other than (a) the purchase of Inventory in the ordinary course or (b) acquisitions or dispositions of assets by an Acquired Company with a value of less than $50,000;

(xiii) all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Acquired Companies after the date hereof;

(xiv) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than licenses for commercially available software, in object code form, that is generally available at a cost to the Acquired Companies of not more than U.S. $25,000 for a perpetual license (or $10,000 in the aggregate for any fiscal year) (“Shrink-wrap Licenses”);

(xv) all Contracts relating to Intellectual Property Rights of the Acquired Companies;

(xvi) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by an Acquired Company, including all forms of ongoing agreements for repair, warranty, maintenance, service, or similar obligations;

(xvii) all Related Party Contracts;

(xviii) all Contracts with Authorities;

(xix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any Acquired Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000;

(xx) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit and any letters of credit, performance bonds and surety bonds, whether or not drawn or called;

(xxi) any Contract relating to the voting or control of the Equity Interests of an Acquired Company or the election of the directors, managers or similar governing body thereof (other than the Organizational Documents of such Acquired Company);

(xxii) any Contract not cancellable by an Acquired Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Acquired Company in excess of $50,000 per the terms of such contract;

(xxiii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xxiv) any Contract restricting any Acquired Company from paying any dividends or making any distributions; and

(xxv) any other Contract that is material to the business and operations of the Acquired Companies taken as a whole and not otherwise disclosed pursuant to this Section 4.17.

(b) Each Material Contract (i) is a valid, legal and binding obligation of the applicable Acquired Company enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto, and (ii) is in full force and effect. Neither the applicable Acquired Company nor, to the Knowledge of the Sellers, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No Acquired Company has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any Acquired Company’s assets. No Contract (i) requires an Acquired Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. Sellers have delivered or made available a true and correct copy of each Material Contract, together with all amendments thereto. There are no material renegotiations ongoing with respect to any Material Contract.

(c) The Acquired Companies are in material compliance with all covenants, including all financial covenants, in all material notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Insurance.

Schedule 4.18 sets forth a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Acquired Companies or their employees (other than self-obtained insurance policies by such employees). Copies of all such policies have been made available to Purchaser. Each such insurance policy is valid and binding and in full force and effect and will continue in full force and effect following the consummation of the Transactions, all premiums due thereunder have been paid and no Acquired Company has received any notice of default, cancellation, termination or non-renewal in respect of any such policy. No Acquired Company is in breach or default under the terms of any such insurance policy (including any breach of default with respect to the giving of notice of claims). Such policies, in light of the nature of the Acquired Companies’ business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. No claim is pending under any such policies as to which coverage has been questioned, denied or disrupted, or right reserved to do so, by the underwriters thereof. Except with respect to the matters set forth on Schedule 4.16, within the last two (2) years, no Acquired Company has filed any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile, life, and health insurance policies. No Acquired Company has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and no Acquired Company has any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect. Schedule 4.18 also contains a list of any pending claims and claims in the past five (5) years with any insurance company by any Acquired Company.

4.19 Licenses and Permits.

Schedule 4.19 sets forth a true, complete and correct list each material Permit affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same. Except as indicated on Schedule 4.19, such Permits listed or required to be listed on Schedule 4.19 are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Each Acquired Company has all Permits necessary to operate the Business as presently conducted. None of the Acquired Companies is, or has been in the last two (2) years, in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. None of the Permits has been challenged, suspended, or revoked and no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by any of the Acquired Companies. All fees and charges due on or before the Closing Date with respect to such Permits as of the date hereof have been paid in full.

4.20 Compliance with Laws.

No Acquired Company is in violation of or has violated in any material respect any Law applicable to the Acquired Companies or their respective properties or assets or the Business. To the Knowledge of the Sellers, no Acquired Company is under investigation with respect to or has been threatened in writing to be charged with any violation or alleged violation in any material respect of, any Law, nor, to the Knowledge of the Sellers, is there any basis for any such charge. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Sellers, other oral or written communication from any Authority or other Person regarding any actual, alleged, or potential violation of, or failure to comply in any material respect with, any Laws.

4.21 Intellectual Property; IT Systems.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of U.S. and foreign (i) Company Owned Intellectual Property that is subject to a registration with any governmental authority (“Registered Intellectual Property”); and (ii) all other material Intellectual Property Rights that are used in or necessary to operate the Business of the Acquired Companies; and (B) identifies all contracts to which of the Acquired Companies is a party and under which any Acquired Company has received or granted a license or sublicense with respect to any of the Company Intellectual Property, excluding Shrink-wrap Licenses (all such licenses, including the Shrink-wrap Licenses, the “Intellectual Property Licenses”). None of such Registered Intellectual Property that is owned by any Acquired Company has been cancelled, abandoned or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of such Registered Intellectual Property that were due prior to the date hereof have been duly paid and all necessary documents and certificates in connection with the Registered Intellectual Property that have or that must be filed within 120 days of the date of this Agreement have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be. No loss or expiration of any Registered Intellectual Property is threatened or pending or reasonably foreseeable by any Acquired Company. (The Company Owned Intellectual Property and the Intellectual Property licensed to any Acquired Company under the Intellectual Property Licenses is collectively referred to as the “Company Intellectual Property”).

(b) The Acquired Companies solely own all Company Owned Intellectual Property, free and clear of all encumbrances and have the sole right to enforce it. The Acquired Companies possess all right, title, and interest in and to, or has a valid and enforceable written license and right to use, all Company Intellectual Property necessary to conduct the Business of the Acquired Companies. The Company Owned Intellectual Property owned by Acquired Companies is enforceable, valid, and subsisting. The Company Intellectual Property shall be available for use by the Purchaser and the Acquired Companies immediately after the Closing Date on identical terms and conditions to those under which the Acquired Companies owned or used the Company Intellectual Property immediately prior to the Closing Date. With respect to each Intellectual Property License: (i) the Sellers have delivered a true, complete and accurate copy of each such Intellectual Property License to the Purchaser; (ii) such Intellectual Property License is the valid and binding obligation of the Company, as applicable, enforceable in accordance with its terms; and (iii) neither the Acquired Companies nor any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(c) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Acquired Companies have not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and to the Knowledge of the Sellers there is no other claim of infringement by the Acquired Companies. To the Knowledge of the Sellers, no Person has or is infringing, diluting, misappropriating, conflicting or otherwise violating any of the Company Intellectual Property.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable, confidential, or trade secret material on behalf of the Acquired Company or any predecessor in interest thereto has executed an assignment in favor of the Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material and preserving and protecting the confidentiality of such material. All such agreements are valid and enforceable in accordance with their terms and no Person is in breach of any such agreement.

(e) None of the execution, delivery or performance by the Acquired Companies of this Agreement or any of the Additional Agreements to which each Acquired Company is a party or the consummation by the Acquired Companies of the transactions contemplated hereby or thereby will cause any Intellectual Property Rights owned, licensed, used or held for use by the Acquired Company immediately prior to the Closing to not be owned, licensed or available for use by the Acquired Company on substantially the same terms and conditions immediately following the Closing.

(f) The Acquired Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of material Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

(g) The software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Acquired Companies in the conduct of their Business (collectively, the “IT Systems”) are sufficient for the operation of Business of the Acquired Companies as currently conducted. To the Knowledge of the Sellers, the Acquired Companies’ service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform the information technology operations for the Business of the Acquired Companies. In the last three (3) years, there have been no (A) unauthorized intrusions or material breaches of security, or (B) to the Knowledge of Sellers, failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial disruption of or material interruption in or to the use of such IT Systems which disrupted the Acquired Companies’ Business. To the Knowledge of the Sellers, the Acquired Companies use efforts designed to protect the IT Systems from becoming infected by, and to the Knowledge of the Sellers, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of Software, systems, databases, or data.

(h) Other than as part of a commercial software program provided by a software vendor (including software provided on a cloud service basis), the Acquired Companies do not use any open source software. No Company Owned Intellectual Property is subject to any open source license.

(i) The Acquired Companies have proper licenses to all third party software (including software provided on a cloud service basis) used in their business, and the licenses are the correct type and are sufficient to cover the actual number of Acquired Companies users (seats), locations, use cases and activities taken in connection therewith.

4.22 Privacy and Data Security.

(a) Each Acquired Company is, and at all times has been, in material compliance with (A) all federal, state, local and foreign Laws pertaining to (i) data security, cyber security, and e-commerce; (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together, “Privacy Laws”); and (B) all Contracts (or portions thereof) to which such Acquired Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Each Acquired Company is, and at all times has been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”).

(b) The Acquired Companies have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). At all times, each Acquired Company has been and is in compliance with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable, Privacy Laws.

(c) Each Acquired Company has collected, used, and disclosed all Personal Data in accordance with applicable Privacy Laws, Privacy and Data Security Policies in effect at the time of the collection of such Personal Data, and Privacy Agreements. Neither applicable Privacy Laws, Privacy and Data Security Policies, nor Privacy Agreements restrict the transfer of any Personal Data to the Purchaser. Assuming Purchaser is not otherwise prohibited by Law or contractually obligated otherwise, Purchaser may use such Personal Data in at least the same manner as the Acquired Company.

(d) To the Knowledge of the Sellers, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against any Acquired Company initiated by (a) any Person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Acquired Companies: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any Privacy and Data Security Policies, or (iv) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e) At all times, each Acquired Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Confidential Information in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Confidential Information in the possession or control of the Acquired Companies or, to the Knowledge of the Sellers, any entity that processes Personal Data on behalf of any Acquired Company, nor has there been any unauthorized intrusions or breaches of security into any Acquired Company’s systems.

(f) Each Acquired Company contractually requires all third parties, including, without limitation, vendors, Affiliates, and other Persons providing services to such Acquired Company that have access to or receive Personal Data from or on behalf of such Acquired Company to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(g) The Acquired Companies have provided notifications to, and have obtained consent from, Persons regarding their Data Activities where such notice or consent is required by Privacy Laws. The Acquired Companies’ collection of Personal Data or other information from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. No Acquired Company has (i) received written communication from any website owner or operator that the Acquired Company’s access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

(h) The Acquired Companies are, and at all times have been in compliance with all Laws pertaining to sales, marketing, and electronic and telephonic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

4.23 Suppliers.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the aggregate of the Acquired Companies’ ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom or thereby, for the fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020.

(b) Since December 31, 2018, no supplier listed on Schedule 4.23(a) has (i) terminated its relationship with the Acquired Companies, (ii) notified the Acquired Companies in writing of its intention to take any such action, or (iii) to the Knowledge of the Sellers, become insolvent or subject to bankruptcy proceedings. There are no material disputes with any supplier listed on Schedule 4.23(a).

4.24 Accounts Receivable and Payable; Inventory.

All accounts receivable and notes of the Acquired Companies reflected on the Company Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Acquired Companies in the ordinary course of business consistent with past practice. The accounts payable of the Acquired Companies reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice and have been timely paid or are not yet due and payable, except to the extent disputed in good faith. There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note. All items included in the Inventory of the Acquired Companies consist of a quality and quantity useable in the ordinary course of business, as historically conducted except as reserved against in the Company Financial Statements. The Inventory of the Acquired Companies is not excessive in kind or amount in light of the business done or reasonably expected to be done by them. Such Inventory is located at the Owned Real Property and / or the Leased Real Property and none of such Inventory is subject to any consignment, bailment, warehousing or similar arrangement.

4.25 Pre-payments.

No Acquired Company has received any payments with respect to any services to be rendered or goods to be provided after the Closing, except as set forth in the Company Financial Statements or incurred in the ordinary course of business to the extent arising subsequent to the date thereof.

4.26 Employees.

(a) Schedule 4.26(a) sets forth a true, correct and complete list of the employees and independent contractors of the Acquired Companies as of January 1, 2021, with actual or potential annual compensation (including salary, annualized wages, bonuses, or other incentive compensation) in excess of $100,000, including the name, title, current salary or compensation rate for each such Person and total compensation (including bonuses) paid to each such Person for the fiscal year ended December 31, 2020. Unless indicated in such list, no employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any Acquired Company, or (iii) has received written notice of such termination from any Acquired Company. To the Knowledge of the Sellers, no Key Employee intends to terminate his or her relationship with any Acquired Company prior to or within six (6) months following the Closing Date.

(b) Except as disclosed on Schedule 4.26(b), no Acquired Company is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of such Acquired Company, non-competition agreement restricting the activities of such Acquired Company, or any similar agreement, and to the Knowledge of Sellers, there has been no activity or proceeding by a Union or representative thereof to organize any employees of such Acquired Company.

4.27 Employment Matters.

(a) Schedule 4.27(a)(i) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Acquired Companies now in effect or under which the Acquired Companies have or might have any obligation, or any understanding between any Acquired Company and any employee concerning the terms of such employee’s employment that does not apply to the Acquired Companies’ employees generally (collectively, “Labor Agreements”). The Acquired Companies have previously delivered to the Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Acquired Companies, and complete and correct information in all material respects concerning the Acquired Companies’ employees and individual independent contractor or consultants. Schedule 4.27(a)(ii) sets forth a true and complete list of the names, business addresses and titles of the directors, officers, general partners, and managers, as applicable, of each Acquired Company.

(b) Except as disclosed on Schedule 4.27(b) (arranged in subsections corresponding to the subsections set forth below):

(i) all employees of the Acquired Companies are employees at will, and the employment of each employee by the Acquired Companies may be terminated immediately by the Acquired Companies, as applicable, without any cost or liability except severance in accordance with the Acquired Companies’ standard severance practice as disclosed on Schedule 4.27(b);

(ii) to the Knowledge of the Sellers, no employee of the Acquired Companies has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii) to the Knowledge of the Sellers, no employee of the Acquired Companies, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv) No Acquired Company is a party to any collective bargaining agreement or other Contract with a Union or has any material labor relations problems, and there is no pending representation question or Union organizing activity respecting employees of the Acquired Companies.

(c) Each Acquired Company has complied with all Labor Agreements and all applicable laws relating to employment or labor, including without limitation all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including without limitation I-9 and E-Verify requirements), work authorizations, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of Sellers, there is no legal prohibition with respect to the permanent residence of any employee of the Acquired Companies in the United States or his or her permanent employment by the Acquired Companies and, to the Knowledge of the Sellers, all Acquired Companies employees are legally authorized to work in the United States. The Acquired Companies have properly classified and treated all of their employees as exempt or non-exempt under the federal Fair Labor Standards Act and state and local wage and hour laws. The Acquired Companies have not incurred any liability under the WARN Act. No present or former employee, officer, director or manager of any Acquired Company has, or will have at the Closing Date, any claim against such Acquired Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement (other than amounts that have not yet become due and payable and will be provided in the ordinary course of the relationship as contemplated in such Labor Agreement). All accrued obligations of the Acquired Companies applicable to their employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

(d) Schedule 4.27(d) sets forth all Actions, proceedings, governmental investigations or administrative proceedings of any kind against the Acquired Companies of which the Acquired Companies have been notified within three (3) years preceding the date of this Agreement regarding their employees, independent contractors, or consultants including without limitation any such Actions, proceedings, governmental investigations or administrative proceedings of any kind related to the Acquired Companies’ employment practices or operations as they pertain to conditions of employment, unfair labor practices, employment discrimination, harassment, retaliation, whistleblowing, equal pay, health and safety, overtime compensation, unemployment insurance, workers compensation insurance, or any other employment related matter before any Authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, and/or state or local equivalents. The Acquired Companies (i) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Acquired Companies are aware, (ii) have taken prompt corrective action that is reasonably calculated to prevent further improper action in response to each such allegation with potential merit, and (iii) are not aware of any allegations relating to officers, directors, executives, or other key employees of the Acquired Companies that, if known to the public, would bring the Acquired Companies into material disrepute.

(e) Except as set forth in Schedule 4.27(e), there are no material pending or, to the Knowledge of the Sellers, threatened claims or proceedings against the Acquired Companies under any worker’s compensation policy or long-term disability policy.

(f) Except as disclosed on Schedule 4.27(f), since December 31, 2018 there have been no “employment losses” as defined under the WARN Act (or any other applicable state and local plant closing/mass layoff law or ordinance) as to any employees of the Acquired Companies or any Subsidiary within the six (6) month period prior to Closing.

(g) Except as disclosed on Schedule 4.27(g), in the past five (5) years the Acquired Companies have not received any notice, complaint, or citation from the federal Occupational Safety and Health Administration or any state or local equivalent, or by or on behalf of any Company employee, related to occupational health and safety laws applicable to Company employees.

4.28 Withholding.

All obligations of each Acquired Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by such Acquired Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements, determined without regard to any provision of the 2020 Tax Acts. All reasonably anticipated obligations of each Acquired Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by such Acquired Company as they become due in the ordinary course, determined without regard to any provision of the 2020 Tax Acts.

4.29 Employee Benefits and Compensation.

(a) Schedule 4.29 sets forth a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee, independent contractor, or director benefits, compensation, or fringe benefits, currently maintained or contributed to by the Acquired Companies and/or with respect to which the Acquired Companies have any liability or obligation or could incur any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Schedule 4.29 specifies the entity plan sponsor or contracting party for each Plan. Each Plan is and has been maintained in compliance with all applicable laws, including but not limited to ERISA, in all material respects, and has been administered and operated in all material respects in accordance with its terms.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service and, to the Knowledge of the Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Full payment has been made of all amounts which the Acquired Companies were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

(c) To the Knowledge of the Sellers, no Acquired Company or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Acquired Companies have not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Acquired Companies (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in compliance therewith in all material respects.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Acquired Companies, (b) increase or modify any benefits otherwise payable by the Acquired Companies to any employee, consultant or director of the Acquired Companies, or (c) result in the acceleration of time of payment or vesting of any such benefits. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Sellers, threatened, by or against any Plan or the Acquired Companies with respect to any Plan.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Acquired Companies have not been obligated to contribute to any multiemployer plan. The Acquired Companies have never sponsored or maintained a plan subject to Title IV of ERISA nor do they have any actual or contingent liability relating to any plan subject to Title IV of ERISA.

(f) Except as disclosed on Schedule 4.29, the Acquired Companies do not sponsor or maintain any unfunded non-tax qualified Plan which provides a pension or retirement benefit to any employee.

(g) The Acquired Companies have not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) Except as disclosed on Schedule 4.29(h), the Acquired Companies do not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A of the Code. Each Plan subject to Section 409A of the Code has been operated and maintained in compliance therewith in all material respects at all times.

(i) With respect to each Plan, the Acquired Companies have delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination, opinion, or advisory letter; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.30 Real Property.

(a) Schedule 4.30(a) sets forth a true, correct, and complete description (including the address thereof, the applicable owner thereof, and the use thereof) of all Real Property owned by the Acquired Companies (the “Owned Real Property”). With respect to each Owned Real Property, (i) the applicable Acquired Company has valid, good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, (ii) the applicable Acquired Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) no Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Owned Real Property; and (v) to the Knowledge of the Sellers, no Acquired Company has breached or violated any local zoning ordinance, and no written notice from any Person has been received by an Acquired Company or served upon an Acquired Company claiming any violation of any local zoning ordinance. No Acquired Company is party to any agreement or option to purchase any Real Property or material interest therein. To the extent any are in the possession of or reasonably available to the Acquired Companies, copies of any title insurance policies (together with copies of any documents of record listed as exceptions to the title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same have been made available to the Purchaser.

(b) Schedule 4.30(b) sets forth a true, correct and complete list (including the address thereof, the applicable lessee thereof, and use thereof) of all of the Real Property Leased or subleased by the Acquired Companies (the “Leased Real Property”) as well as a list of all leases, subleases, licenses, occupancy agreements or other agreements (including all amendments thereto and guaranties thereof) pursuant to which any Acquired Company leases or subleases any Real Property (collectively, “Leases”). True and correct copies of all such Leases have been made available to the Purchaser. With respect to each of the Leases: (i) it is a valid, legal and binding obligation of the applicable Acquired Company generally enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto and is in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (iv) there exists no breach or default, or event of default, thereunder by the applicable Acquired Company or, to the Knowledge of the Sellers, by any other party thereto; (v) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach or default, or event of default, by the applicable Acquired Company thereunder; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. There are (x) no written or oral subleases, concessions or other contracts granting to any Person other than an Acquired Company the right to use or occupy any Leased Real Property and (y) no outstanding options or rights of first refusal to purchase all or a portion of such properties. No Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Lease or interest therein; and the estate or interest created by such Lease in favor of the applicable Acquired Company is free and clear of all Liens. No Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Leased Real Property. No Acquired Company has received any written notice from any Person that any Leased Real Property is in violation of any local zoning ordinance and to the Knowledge of the Sellers, no Leased Real Property violates any local zoning ordinance.

(c) The buildings, structures, improvements and fixtures located on the Owned Real Property and the Leased Real Property (the “Improvements”) and all building systems and equipment related to the business located on the Owned Real Property and the Leased Real Property are in good operating conditions and repair in all material respects and are adequate and suitable for the purposes for which they are presently being used. There are no material repair or restoration works likely to be required in connection with any of the Improvements located on the Owned Real Property. There are no material repair or restoration works likely to be required in connection with any Improvements located on the Leased Real Property for which the applicable Acquired Company is liable for or obligated to perform under the applicable Lease. An Acquired Company is in physical possession and actual and exclusive occupation of the whole of the Owned Real Property and Leased Real Property, none of which are subleased or assigned to another Person. No Acquired Company owes any brokerage commission with respect to any Real Property.

(d) The Owned Real Property and the Leased Real Property collectively constitute all interests in real property currently used or currently held for use in connection with the Business.

(e) No Acquired Company has received any notice of any existing deficiency, and no facility redesign or improvements with respect to any Acquired Company’s dealership facilities have been requested or required by the Factories. Each Acquired Company’s dealerships are and have been operated in compliance with Factory policies.

4.31 Accounts.

Schedule 4.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each Acquired Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.32 Tax Matters.

Except as set forth in Schedule 4.32: (i) Each Acquired Company has duly and timely filed all Tax Returns (taking into account all available extensions) in all jurisdictions in which Tax Returns are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on any Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects and disclose all material Taxes required to be paid; (iii) there is no Action, pending or proposed or, to the Knowledge of the Sellers, threatened, with respect to Taxes of any Acquired Company or for which a Lien may be imposed upon any of the Acquired Companies’ assets (other than liens for Taxes not yet due and payable) and, to the Knowledge of the Sellers, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any Acquired Company for which a Lien may be imposed on any of the Acquired Companies’ assets has been waived or extended, which waiver or extension is in effect; (v) each Acquired Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including any members of such Acquired Company) or other third parties, and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by such Acquired Company, determined in each case without regard to any provision of the 2020 Tax Acts; (vi) none of the assets of any Acquired Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (vii) none of the assets of any Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision) (viii) there is no Lien for Taxes upon any Transferred Equity Interests or on any of the assets of any Acquired Company (other than liens for Taxes not yet due and payable); (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any Acquired Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company has not paid any Tax or filed Tax Returns, asserting that such Acquired Company is or may be subject to any Tax or Tax filing obligations in such jurisdiction; (xi) each Acquired Company has provided to the Purchaser true, complete and correct copies of all income Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xii) no Acquired Company is, or has ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (xiii) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality) for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (e) election under Section 108(i) or Section 965 of the Code; (f) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to Section 451(c), Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law), IRS Revenue Procedure 2004-34; (g) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) or in any partnership on or before the Closing Date; (h) use of the cash method of accounting for Tax purposes; or (i) prepaid or deferred amount received for a Tax period ending on or prior to the Closing Date; (xiv) no Acquired Company is or has ever been included in any consolidated, combined or unitary Tax Return; (xv) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of any Acquired Company or the assets of any Acquired Company, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against any Acquired Company; and to the Knowledge of the Sellers, no issue has been raised by a Taxing Authority in any prior Action relating to any Acquired Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of any Acquired Company for any other period; (xvi) no Acquired Company is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by such Acquired Company by reason of Section 162 or 404 of the Code; (xvii) during the last two years, no Acquired Company has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xviii) except with respect to the taxation of any of the Acquired Companies treated as a partnership for federal income Tax purposes and listed as such on Schedule 4.32(xxxi), there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any Acquired Company is a party and that are reasonably likely to be treated as partnerships for federal income Tax purposes; (xix) each Acquired Company that purports to be a partnership for federal income Tax purposes is and has been at all times since its formation treated as a partnership for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns consistent with such treatment; (xx) each Acquired Company that purports to be an S corporation for federal income Tax purposes is and has been at all times since its formation treated as an S corporation for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes, will remain an S corporation for all such purposes up to and including the Closing Date, and has filed all of its Tax Returns consistent with such treatment; (xxi) the IRS has not challenged or threatened in writing to challenge the status of any such Acquired Company as an S corporation and no such Acquired Company owns any assets for which it has any potential liability for any Tax under Section 1374 of the Code; (xxii) no Acquired Company that purports to be an S corporation for federal income tax purposes has in the past five (5) years, acquired assets from another corporation in a transaction in which such Acquired Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; (xxiii) no Acquired Company that purports to be an S corporation for federal income tax purposes has, nor has it ever had, any C corporation subsidiaries; (xxiv) each Acquired Company that purports to be an entity disregarded as separate from its owner for federal income Tax purposes is and has at all times since its formation been, classified as an entity disregarded as separate from its owner for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns in a manner consistent with such classification; (xxv) no Acquired Company is currently, or will for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement; (xxvi) each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xxvii) no Acquired Company has consummated, entered into or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (xxviii) no Acquired Company has participated in, or is currently participating in (a) a “Listed Transaction” or a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law or (b) any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; (xxix) no Acquired Company has been a party to a transaction that does not have economic substance within the meaning of Section 7701(o) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code; (xxx) the unpaid Taxes of the Acquired Companies (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns; (xxxi) Schedule 4.32(xxxi) identifies the federal income Tax classification of each of the Acquired Companies as of the Closing Date, and none of the Acquired Companies, or to the Knowledge of the Sellers, any Tax Authority has taken a position inconsistent with such treatment; (xxxii) no intangible asset of any of the Acquired Companies that is acquired directly or indirectly as a result of the Transactions will be subject to Section 197(f)(9) of the Code; (xxxiii) each Acquired Company is on the accrual method of accounting; (xxxiv) no Acquired Company elected to have the centralized audit provisions of Code Sections 6221-6241 apply to any Taxable period beginning before January 2018; (xxxv) after the Mergers, each Surviving Corporation will own substantially all the assets (as defined for Code Section 368 and applicable Treasury Regulations) of its respective Merged Entity; and (xxxvi) none of the Acquired Companies has claimed any employee retention credit or any other Tax credit or Tax benefits under any provision of the 2020 Tax Acts. No amount may be nondeductible under Section 280G of the Code or result in any excise tax under Section 4999 of the Code.

4.33 Environmental Laws.

(a) Each of the Acquired Companies is, and for the past three (3) years has been, in material compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notices or Environmental Claims, or (ii) written requests for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Acquired Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business and assets as conducted by such Acquired Company as of the Closing Date.

(c) Except as set forth in Schedule 4.33(c), to the Knowledge of the Sellers, there has been no Release of Hazardous Materials by any Acquired Company or, to the Knowledge of the Sellers, at any real property currently operated or leased by any Acquired Company, and no Acquired Company has received an Environmental Notice that any real property currently operated or leased by any Acquired Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material, in each case which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the term of any Environmental Permit by, any of the Acquired Companies.

(d) To the Knowledge of the Sellers, none of the following exists at any of the Owned Real Property or Lease Real Property: (i) underground storage tanks, (ii) friable asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls or per- and polyfluoroalkyl substances and owned by the Acquired Companies, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(e) No Acquired Company (i) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Materials in a manner, or (ii) owns or operates any property or facility (including any real property owned, used or leased by any Acquired Company), nor formerly owned or operated any real property, that is or has been contaminated by any Hazardous Materials, in each case that would give rise to any material liabilities or obligations of the Acquired Companies pursuant to any Environmental Laws.

(f) The Acquired Companies have made available to the Purchaser any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Acquired Companies or any real property or other assets of the Acquired Companies which are in the possession or control of or used by Sellers or the Acquired Companies

(g) Purchaser acknowledges that some Hazardous Materials are used in the normal course of each Acquired Company’s business, including materials incorporated into, or customarily used in the repair or restoration of, motorcycles, all-terrain vehicles, utility vehicles, scooters, and personal watercraft, and that such Hazardous Materials have been in all material respects used in compliance with applicable Environmental Laws consistent with the operation of the Business.

(h) To the Knowledge of the Sellers, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Acquired Companies such as could give rise to any material liability or corrective or remedial obligation of the Acquired Companies under any Environmental Laws or that could be reasonably expected to impact adversely the ownership, use, operation or transferability of any such properties.

4.34 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Acquired Company or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

4.35 Powers of Attorney and Suretyships.

No Acquired Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than with respect to another Acquired Company.

4.36 Certain Business Practices.

Neither the Acquired Companies, nor any director, officer, agent or employee of any of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Acquired Companies, nor any director, officer, agent or employee of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder an Acquired Company or assist an Acquired Company in connection with any actual or proposed transaction.

4.37 Money Laundering Laws.

The operations of the Acquired Companies are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Acquired Companies with respect to the Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened.

4.38 OFAC.

Neither the Acquired Companies, nor any director or officer of any Acquired Company, or any agent, employee, Affiliate or Person acting on behalf of any of the foregoing is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Acquired Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.39 Not an Investment Company.

No Acquired Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.40 Information Supplied.

None of the information supplied or to be supplied by an Acquired Company and/or the Sellers expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing as it may be updated for a future filing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by an Acquired Company and/or the Sellers).

For the avoidance of doubt, none of the representations and warranties set forth in Article IV relating to the Acquired Companies are applicable with respect to Bayou Motorcycles, LLC unless and until Robert Dodson shall have executed a Seller Joinder to sell his Equity Interest in Bayou Motorcycles, LLC.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Seller, severally and not jointly, as to itself only, represents to the Purchaser as of the date hereof and as of the Closing Date as follows:

5.1 Ownership of Interests; Authority.

(a) Such Seller is the record and beneficial owner of the Transferred Equity Interests (in such number, class and series) and Equity Interests of the Merged Entities set forth opposite its name on Schedule 5.1 and has valid, good and marketable title to such Transferred Equity Interests and Equity Interests of the Merged Entities free and clear of any and all Liens, other than transfer restrictions arising from applicable securities laws. Such Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of the Transferred Equity Interests or Equity Interests of the Merged Entities (other than pursuant to this Agreement). Other than as may be set forth in the Organizational Documents, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Transferred Equity Interests or Equity Interests of the Merged Entities. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, the Purchaser will acquire from such Seller valid, good and marketable title to such Transferred Equity Interests free and clear of all Liens, other than Liens created by the Purchaser or transfer restrictions arising from applicable securities laws. The Equity Interests of the Merged Entities held by such Seller are, at the Effective Time, delivered free and clear of all Liens, other than Liens created by the Purchaser or transfer restrictions arising from applicable securities laws.

(b) Such Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Agreements to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Additional Agreement entered into after the date of this Agreement, will be, upon execution thereof), duly authorized by all necessary action on the part of such Seller. This Agreement has been (and each of the Additional Agreements to which each Seller is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Seller and are, or upon their execution and delivery will be, valid, legal and binding obligations of such Seller, enforceable against each Seller in accordance with their respective terms.

(c) Such Seller is not a “foreign person” within the meaning of Section 1445 and 1446(f) of the Code.

5.2 Approvals and Consents.

No Consent is required to be made or obtained by such Seller (whether to or from Authority or other Person) in connection with the execution, delivery and performance of this Agreement by such Seller and each the Additional Agreements and to which he, she or it is a party or the consummation of the transactions contemplated hereby or thereby, except (x) for filings required under or in connection with the HSR Act, and (y) as set forth on Schedule 5.2.

5.3 Non-Contravention.

Neither the execution, delivery or performance by such Seller of this Agreement and each of the Additional Agreements to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, directly or indirectly (with or without notice or the passage of time or both) (i) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of such Seller if it is not a natural person, (ii) violate or result in a breach of, contravene, conflict with or constitute a default under any provision of any Law or Order to which such Seller, or the Transferred Equity Interests, Equity Interests in a Merged Entity, or assets owned by such Seller, is subject, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of such Seller or any payment or reimbursement or to a loss of any benefit to which such Seller is entitled under any provision of any agreement to which such Seller is a party or by which any of its properties or assets (including any of the Transferred Equity Interests or Equity Interests in a Merged Entity) are bound, (iv) result in the creation or imposition of any Lien on any of Seller’s Transferred Equity Interests or Equity Interests in a Merged Entity.

5.4 Litigation.

Except as set forth on Schedule 5.4, there is no Action pending or, to the knowledge of such Seller, threatened, against such Seller or its assets and properties (including the Transferred Equity Interests or Equity Interests in a Merged Entity) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Such Seller is not subject to any Order that would prevent consummation of the transaction or materially impair the ability of such Seller to perform its obligations hereunder.

5.5 Investment Representations.

(a) Such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. Such Seller acknowledges that the Purchaser has the right to require evidence of such Seller’s status as an accredited investor, if necessary.

(b) Such Seller acknowledges that it has prior investment experience or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Seller represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in shares of Purchaser Class B Common Stock which may result in the loss of the total amount of such investment.

(c) Such Seller has adequate means of providing for such Seller’s current needs and possible personal contingencies, and such Seller has no need, and anticipates no need in the foreseeable future, for liquidity in such Seller’s investment in shares of the Purchaser Class B Common Stock. Such Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Seller is able to hold the shares of Purchaser Class B Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article VI, the Purchaser has not and is not making any representations or warranties to the Sellers or providing any advice or information to the Sellers. Such Seller acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Purchaser Class B Common Stock.

(e) Such Seller understands and consents to the placement of a legend on any certificate or other document evidencing shares of Purchaser Class B Common Stock delivered to such Seller pursuant to the terms of this Agreement stating that such shares of Purchaser Class B Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of shares of the Purchaser Class B Common Stock pursuant to this Agreement:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

(f) Such Seller has carefully read and understands both the Payment Notice and the valuation methodology set forth on Schedule 5.5(f) and acknowledges his, her, or its agreement that the allocations set forth in the Payment Notice and the amounts and methods set forth on Schedule 5.5(f) are, in each case, fair and reasonable. Such Seller has been given the right and opportunity to consult with its, his, or her independent Representatives to provide advice related to the foregoing and is not relying on any valuations conducted by any of the other Sellers or any Affiliate of Sellers, including but not limited to the Principal Owners or any Acquired Company.

5.6 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Seller or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUBS

The Purchaser and Merger Subs hereby represent and warrant to the Sellers that as of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or subsections of the Disclosure Schedules:

6.1 Corporate Existence and Power.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Each of Purchaser and each Merger Sub has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

6.2 Corporate Authorization.

Subject to the receipt of the Purchaser Stockholder Approval, the execution, delivery and performance by the Purchaser and each Merger Sub of this Agreement and the Additional Agreements to which the Purchaser or each Merger Sub is or will be a party and the consummation by the Purchaser and each Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and each Merger Sub, as applicable, and have been (or, in the case of any Additional Agreements entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate action on the part of the Purchaser and each Merger Sub. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of the Purchaser and each Merger Sub and (B) determined by the Board of Directors of the Purchaser and each Merger Sub as advisable to the Purchaser’s or such Merger Sub’s stockholders, as applicable, and recommended for the Purchaser Stockholder Approval. This Agreement has been (and each of the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be a party will be, upon execution thereof) duly executed and delivered by the Purchaser or each Merger Sub, as applicable, and constitutes or will constitute, upon their execution and delivery, as applicable, a valid, legal and binding obligation of the Purchaser or each Merger Sub, as applicable, (assuming this Agreement has been and the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), enforceable against the Purchaser or such Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

6.3 Approval and Consents.

No Consent is required to be made or obtained by the Purchaser or any Merger Sub (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (a) for filings required under or in connection with the HSR Act, (b) such Consents as may be required under the Exchange Act or the Securities Act, (c) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq, (d) the Purchaser Stockholder Approval, and (e) as set forth on Schedule 6.3.

6.4 Non-Contravention.

Neither the execution, delivery and performance by the Purchaser and each Merger Sub of this Agreement and the Additional Agreements to which the Purchaser or each Merger Sub, as applicable, is or will be a party nor the consummation by the Purchaser and each Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Purchaser’s or the applicable Merger Sub’s Organizational Documents, or (b) subject to the filings and other matters referred to in Section 6.3, contravene or conflict with or constitute a violation of any Law binding upon the Purchaser or each Merger Sub, except, in each case, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby or have a Purchaser Material Adverse Effect.

6.5 Finders’ Fees.

Other than B. Riley Securities, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Purchaser or each Merger Sub who might be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

6.6 Litigation and Proceedings.

There are no pending or, to the Knowledge of the Purchaser, threatened, Actions against the Purchaser, any Merger Sub, their respective properties or assets, or, to the knowledge of the Purchaser, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents. There are no investigations or other inquiries pending or, to the Knowledge of the Purchaser, threatened Orders against the Purchaser, any Merger Sub, their respective properties or assets, or, to the knowledge of the Purchaser, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents. As of the date hereof, the Purchaser and each Merger Sub are in compliance with all applicable Laws in all material respects, except as could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

6.7 Issuance of Shares.

The Closing Payment Shares (including the Escrow Shares), when issued in accordance with this Agreement, will be duly authorized and validly issued, will be fully paid and nonassessable, and will be issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Purchaser’s Organizational Documents, or any material Contract to which the Purchaser is a party or otherwise bound.

6.8 Capitalization.

The authorized share capital of the Purchaser consists of 50,000 shares of Purchaser Class A Common Stock; 4,950,000 shares of Purchaser Class B Common Stock and 10,000,000 shares of Purchaser Preferred Stock. As of the close of business on the day prior to the date of execution of this Agreement, (i) 50,000 shares of Purchaser Class A Common Stock, 2,265,466 shares of Purchaser Class B Common Stock, and no shares of Purchaser Preferred Stock were issued and outstanding; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury, (iii) 568,265 shares of Purchaser Class B Common Stock were reserved for issuance under the Purchaser Plans, (iv) 20,050 shares of Purchaser Class B Common Stock were issuable upon the exercise of outstanding Purchaser Warrants, and (v) 973,704 shares of Purchaser Class B Common Stock were issuable upon conversion of the Purchaser Convertible Debt. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, as of the date hereof, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or any other interest in, the Purchaser. Except as set forth above, as of the date hereof, the Purchaser does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. All issued and outstanding equity interests of the Purchaser (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Purchaser’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or otherwise bound.

6.9 Internal Controls; Listing; Financial Statements.

Purchaser maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(a) The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Since formation, the Purchaser has complied in all material respects with the applicable listing and corporate governmental rules and regulations of Nasdaq. The shares of Purchaser Class B Common Stock are listed on Nasdaq, with trading ticker RMBL. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of the shares of Purchaser Class B Common Stock on Nasdaq.

(c) Except as disclosed in the Purchaser SEC Documents, the Purchaser Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial position of Purchaser and its consolidated subsidiaries, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(d) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser (except normal advances for business expenses in the ordinary course of business).

(e) Except as disclosed in the Purchaser

(f)  SEC Documents, neither the Purchaser nor the Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser or that have adversely affected or are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, (ii) any fraud known to Purchaser’s management, whether or not material, that involves the Purchaser’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (iii) any claim or allegation regarding any of the foregoing.

6.10 Reporting Company.

The Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Purchaser Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened in writing against the Purchaser by the SEC with respect to the deregistration of the shares of Purchaser Class B Common Stock under the Exchange Act. The Purchaser has taken no action that is designed to terminate the registration of the shares of Purchaser Class B Common Stock under the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Documents. To the Knowledge of the Purchaser, none of the Purchaser SEC Documents or furnished documents on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.11 Merger Sub.

Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of each Merger Sub is owned directly by Purchaser.

6.12 Undisclosed Liabilities.

The Purchaser has no Liabilities of a nature that would be required under U.S. GAAP to be disclosed on a balance sheet or the notes thereto, except for (i) Liabilities disclosed or reserved against in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, (ii) Liabilities arising in the ordinary course of business since the date of the most recent Purchaser Financial Statement, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.13 Purchaser SEC Documents and Purchaser Financial Statements.

(a) The Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC since January 1, 2018 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. The Purchaser is currently eligible, and will use commercially reasonable efforts to maintain eligibility, to use Form S-3 pursuant to General Instruction B.3. for secondary offerings.

(b) As of their respective dates, each of the Purchaser Financial Statements (including, in each case, any notes thereto) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. The Purchaser has no off-balance sheet arrangements.

6.14 Absence of Certain Changes.

Since September 30, 2020, (a) there has not been any Purchaser Material Adverse Effect; and (b) the Purchaser has conducted its businesses only in the ordinary course of business.

6.15 Purchaser Investigations.

The Purchaser acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Acquired Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Acquired Companies and to discuss the business and assets of the Acquired Companies. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies and their respective businesses and operations. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall impair or limit any claim by Purchaser based upon fraud.

6.16 No Other Representations and Warranties.

Except as provided in this Article VI, none of the Purchaser, Merger Sub, or any of their respective Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to the Sellers or their respective Affiliates, and any such other representations or warranties are hereby disclaimed by such Persons and no such Persons shall be liable in respect of the accuracy or completeness of any information provided to the Sellers.

ARTICLE VII.
COVENANTS

7.1 Acquired Companies Conduct of the Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall (and shall cause the Acquired Companies to) conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, cause all Taxes of the Acquired Companies to be paid as they become due, and shall not (and shall cause the Acquired Companies not to) enter into any material transactions without the prior written consent of the Purchaser or except as set forth on Schedule 7.1(a), and shall (and shall cause the Acquired Companies to) use their commercially reasonable efforts to preserve intact their and the Acquired Companies’ respective business relationships with employees, clients, suppliers and other third parties.

(b) Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the Purchaser’s prior written consent or as necessary to consummate any material transaction set forth on Schedule 7.1(a), the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) undertake the following:

(i) amend, restate, modify or supplement any of their Organizational Documents;

(ii) amend or modify (other than in the ordinary course of business consistent with past practice), waive any rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract; or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract, other than Contracts in the ordinary course of business consistent with past practice that do not obligate the Acquired Company party thereto to make annual payments in excess of $150,000 or have a term longer than three (3) years;

(iii) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(iv) sell, lease, license or otherwise dispose of any Acquired Company’s assets except sales of Inventory in the ordinary course of business consistent with past practice;

(v) accept returns of products sold from Inventory except in the ordinary course of business, consistent with past practice;

(vi) pay, declare, set aside, make or promise to pay any distributions with respect to any Acquired Company’s Equity Interests, except as contemplated on Schedule 7.1(b)(vi); or redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company; or effect any recapitalization, reclassification, or like changes in the capitalization of any Acquired Company;

(vii) enter into, amend, modify, or terminate any material employment, independent contractor, consulting, deferred compensation or other similar agreement with any director, officer, manager, employee, or individual independent contractor or consultant (whether or not doing business as an entity) of the Acquired Companies, or authorize any salary increase or change the bonus or profit sharing policies of the Acquired Companies;

(viii) grant, implement or adopt any retention, change-in-control or other similar payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(ix) enter into, amend, modify, or terminate any collective bargaining agreement or other Contract with a Union;

(x) conduct or implement any mass layoffs, plant closings, or other reductions in force or measures that, when aggregated, would trigger a notice obligation under the WARN Act;

(xi) conduct or implement any salary or wage reductions, furloughs, reductions in hours, group terminations, layoffs, or other measures affecting employees of the Acquired Companies (whether or not arising out of or related to COVID-19);

(xii) obtain or incur any loan or other Indebtedness, except drawings under the Acquired Companies’ existing lines of credit in the ordinary course of business;

(xiii) create, suffer or incur any Lien, except for Permitted Liens, on the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets;

(xiv) suffer any damage, destruction or loss of property related to any Acquired Company’s assets, whether or not covered by insurance;

(xv) delay, accelerate or cancel any receivables or Indebtedness owed to any Acquired Company or write off or make further reserves against the same;

(xvi) except as set forth on Schedule 7.1(a), acquire in any manner any business or other Person or be acquired by any other Person (whether by merger or consolidation, the purchase or sale of an Equity Interest in or a material portion of the assets of or otherwise);

(xvii) allow any material insurance policy protecting any Acquired Company’s assets to lapse;

(xviii) amend any of its plans set forth in Section 4.29(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xix) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xx) change the place of business or jurisdiction of organization of any Acquired Company;

(xxi) make or extend any loans or advances (other than travel or other expenses advanced to employees in the ordinary course of business not to exceed $25,000 individually or $150,000 in the aggregate) or any capital contributions to or investment in any Person;

(xxii) issue, sell, transfer, or otherwise dispose of any Equity Interests of any Acquired Company (including any capital stock, membership interests or other equity securities) or any securities exchangeable for or convertible into any of its Equity Interests (including options, warrants, rights of conversion or other rights, agreements, arrangements, or commitments obligating any Acquired Company to issue, deliver or sell any Equity Interests of any Acquired Company);

(xxiii) initiate any Actions or enter into, or propose to enter into, any releases, settlements or compromises of any Actions;

(xxiv) effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers (including accelerating any accounts receivable or delaying any accounts payable);

(xxv) make or change any material Tax election, change any annual Tax accounting periods, amend any Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxvi) other than the Assignment Agreement, enter into any Contract or arrangement between any Acquired Company, on the one hand, and any Seller or Affiliate of any Seller, on the other hand; or

(xxvii) agree to do any of the foregoing.

(c) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) (i) take or agree to take any action that might make any representation or warranty of the Sellers regarding the Acquired Companies inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being materially inaccurate or misleading in any respect at any such time.

7.2 Purchaser Conduct of Business.

(a) Except as consented to by the Acquired Companies in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and concluding on the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 12.1, the Purchaser shall not, and the Purchaser shall cause its Subsidiaries (including Merger Sub) not to, except as otherwise contemplated by this Agreement or as required by Law:

(i) take any action, to change, modify or amend the Organizational Documents of the Purchaser or any of its Subsidiaries, except as provided in the Proxy Statement;

(ii) (A) make or declare any dividend or distribution to the stockholders of the Purchaser or make any other distributions in respect of any of the Purchaser’s or any of its Subsidiaries’, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the Purchaser’s or any of its Subsidiaries’ equity interests, or (C) purchase, repurchase, or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Purchaser or any of its Subsidiaries;

(iii) make, change or revoke any material Tax election or adopt or change any material Tax accounting method unless required by Law;

(iv) incur or assume any Indebtedness (other than floor plan financing and trade payables incurred in the ordinary course of business) or guarantee any Indebtedness of another Person or issue or sell any debt securities or securities convertible into an aggregate amount of greater than Base Cash Consideration plus $5,000,000, provided that, without duplication of any amounts raised pursuant to Section 7.2(a)(v), Purchaser may incur additional Indebtedness necessary to fund the difference between $30,000,000 and actual cash and cash equivalents delivered at Closing;

(v) issue any Purchaser Common Stock or Purchaser Preferred Stock or securities exercisable for or convertible into Purchaser Common Stock or Purchaser Preferred Stock other than to existing holders of warrants, options or convertible debt securities which exercise their rights to receive Purchaser Common Stock or to finance the Base Cash Consideration and working capital in a cash amount of not to exceed $220,000,000, provided that, without duplication of any amounts raised pursuant to Section 7.2(a)(iv), Purchaser may issue any Purchaser Class B Common Stock necessary to fund the difference between $30,000,000 and actual cash and cash equivalents delivered at Closing; or

(vi) enter into any agreement to do any action prohibited under this Section 7.2.

(b) Prior to the Closing, the Purchaser shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Purchaser’s and any Merger Sub’s Organizational Documents, as applicable.

7.3 Access to Information.

From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall (and shall cause the Acquired Companies to) (a) provide to the Purchaser, its legal counsel and other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the Purchaser, its legal counsel and other Representatives such information relating to the Business as such Persons may reasonably request and (c) cause the employees, legal counsel, accountants and Representatives of the Acquired Companies to reasonably cooperate with the Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Sellers regarding any Acquired Company or any Purchaser Indemnified Party’s right to indemnification under this Agreement for breach thereof and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Prior to the Closing, Purchaser and its Representatives shall not contact or communicate with the employees, contractors, customers, suppliers, regulators and other business relations of any of the Acquired Companies in connection with the transactions contemplated hereby except (i) in connection with obtaining any Consent required in connection with this Agreement or the transactions contemplated hereby, or (ii) with the prior written consent of such Acquired Company (which shall not be unreasonably withheld, conditioned or delayed), provided that the Acquired Companies shall each have the right to have a Representative present during any such contact in the event that it consents to such contact.

7.4 Notices of Certain Events by Sellers.

The Sellers shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Acquired Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Transferred Equity Interest, any Equity Interest in a Purchased Company, any Equity Interest of a Merged Entity, or any Acquired Company’s assets or liabilities;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting any Acquired Company, any Seller, the Transferred Equity Interests, Equity Interests of a Merged Entity, or any Acquired Company’s assets, liabilities, or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change;

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by any Seller to be false or misleading in any respect or to omit or fail to state a material fact; and

(f) if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or Article V or any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date.

7.5 Annual and Interim Financial Statements; Additional Financial Information.

The Acquired Companies have delivered to the Purchaser annual combined audited financial statements for the twelve (12) month periods ended December 31, 2018 and 2019, consisting of the audited combined balance sheets as of such dates, the audited combined income statements for the twelve (12) month periods ended on such dates, the audited combined cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such audited combined financial statements (the “Annual Financial Statements”). The Acquired Companies shall deliver to the Purchaser, as soon as practicable, but in no event later than April 15, 2021, annual combined audited financial statements for the twelve (12) month period ended December 31, 2020, consisting of the audited combined balance sheets as of such date, the audited combined income statements for the twelve (12) month period ended on such date, the audited combined cash flow statements for the twelve (12) month period ended on such date, and the corresponding notes to such audited combined financial statements (collectively, the “2020 Annual Financial Statements”). The 2020 Annual Financial Statements shall be prepared under U.S. GAAP and in accordance with requirements of the Public Company Accounting Oversight Board for public companies, and the 2020 Annual Financial Statements shall be audited in accordance with the standards of the Public Company Accounting Oversight Board. After the date hereof and prior to the Closing, in addition to the 2020 Annual Financial Statements, the Acquired Companies shall provide the Purchaser with combined interim financial information of the Acquired Companies no later than forty (40) calendar days following the end of each three-month quarter prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (together with the 2020 Annual Financial Statements, the “Required Financial Statements”) and the corresponding quarterly periods for 2019 and 2020. If the Acquired Companies do not deliver the Annual Financial Statements and the Required Financial Statements as required by this Section 7.5, the Purchaser shall have the right to terminate this Agreement in accordance with Section 12.1(c) hereof. The Annual Financial Statements and the Required Financial Statements shall be accompanied by a certificate of Blake Lawson, on behalf of the Acquired Companies, to the effect that all such financial statements fairly present the financial position and results of operations of the Acquired Companies as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than in the case of audited financial statements). The Acquired Companies will promptly provide additional financial information requested by the Purchaser for inclusion in the Proxy Statement and any other filings to be made by the Purchaser with the SEC. If requested by the Purchaser, such information must be reviewed or audited by the Acquired Companies’ auditors.

7.6 Employees of the Acquired Companies.

The Principal Owners shall, as a condition to their continued employment with the Acquired Companies and the closing of the Transactions, execute and deliver to the Acquired Companies their Employment Agreements prior to the Closing and such Employment Agreements shall not have been repudiated, rescinded, modified or terminated by the applicable Acquired Company or the applicable individual party thereto as of the Closing. The Key Employees other than the Principal Owners shall, as a condition to their continued employment with the Acquired Companies and the closing of the Transactions, execute and deliver to the Acquired Companies their Employment Agreements prior to the Closing and such Employment Agreements shall not have been repudiated, rescinded, modified or terminated by the applicable Acquired Company or the applicable individual party thereto as of Closing. The Acquired Companies shall satisfy all accrued obligations of the Acquired Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to, social security insurance benefits, unemployment or disability compensation benefits or otherwise.

7.7 Restrictive Covenants.

(a) Non-Competition. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to, (a) engage directly or indirectly in the Restricted Business anywhere in the Restricted Territory; or (b) directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in the Restricted Business anywhere in the Restricted Territory; provided, however, that any Seller may, without violating this Section 7.7(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Restricted Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the applicable Seller and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by such Seller’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither such Seller nor any Affiliate of such Seller is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(b) Non-Solicitation of Customers and Other Business Relations. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly solicit, induce or attempt to induce any Person who, during the preceding two-year period, has a business relationship with the Acquired Companies, Purchaser, or any of their Affiliates (including any customer, licensee, supplier, manufacturer or vendor) (i) to cease doing business with Purchaser, the Acquired Companies, or any of their Affiliates, or (ii) to diminish or materially alter in a manner harmful to the Purchaser, the Acquired Companies, or any of their Affiliates such Person’s relationship with the Purchaser, the Acquired Companies, or any of their Affiliates, or (iii) to purchase, contract for or receive any products or services from any Person (other than the Purchaser, the Acquired Companies, or any of their Affiliates) that engages in the Restricted Business anywhere within the Restricted Territory; provided, however, that nothing contained in this Section 7.7(b) shall prevent any Seller from contracting with a third party who has or had a business relationship with Purchaser, any Acquired Company or their Affiliates if such contracting does not adversely affect such third party’s business relationship with the Purchaser, the Acquired Companies, or their Affiliates.

(c) Hiring or Solicitation of Employees and Contractors. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to: (a) directly or indirectly hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Acquired Companies within the preceding six (6) months, or (b) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on such Seller’s own behalf or on behalf of any other Person) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Purchaser, the Acquired Companies, or any of their Affiliates. Notwithstanding the foregoing, this Section 7.7(c) shall not prevent any Seller from undertaking general solicitations of employment not targeted at employees, independent contractors, or consultants of the Purchaser, the Acquired Companies, or any of their Affiliates (so long as the applicable Seller does not, directly or indirectly, hire any such employee, independent contractor, or consultant).

(d) Confidentiality. During the Restricted Period, each Seller will keep confidential any Confidential Information (as defined below) which is now or which hereafter may become known to such Seller, as a result of such Seller’s ownership interest in or employment with the Acquired Companies, and shall not at any time during the Restricted Period, directly or indirectly, disclose any such information to any Person or use the same in any way other than in connection with the business of Purchaser, the Acquired Companies, or their Affiliates. “Confidential Information” shall mean any proprietary or confidential information of the Acquired Companies, including but not limited to any trade secrets, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Acquired Companies, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Acquired Companies’ purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Acquired Companies or directly or indirectly relating to the Acquired Companies’ business and affairs. Notwithstanding the foregoing, the restrictions set forth herein shall not be applicable to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller, or (ii) becomes available to the applicable Seller on a non-confidential basis from a source other than Purchaser, the Acquired Companies, or their Affiliates or any of their respective officers, directors, agents or employees, provided that the source of such information is not known by such Seller to be bound by a confidentiality agreement with or other obligation of secrecy to Purchaser, the Acquired Companies, or their Affiliates or another party.

(e) Non-Disparagement. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly disparage the Purchaser, the Acquired Companies, or their Affiliates in any way that would adversely affect the goodwill, reputation, or business relationships of Purchaser, the Acquired Companies, or its their Affiliates with the public generally, or with any customer, manufacturer, client, employee, independent contractor, supplier, licensee, advertiser or vendor of Purchaser, the Acquired Companies, or any of their Affiliates, with the intent to harm such Person or relationship, provided that no Seller shall be prevented from providing true testimony to the extent determined by counsel is required by any legal proceeding (or in any discovery in connection therewith) or investigation by a governmental authority.

(f) Additional Definitions. As used in this Section 7.7, the following terms shall have the meanings set forth in this Section 7.7(f):

(i) “Restricted Business” shall mean (i) the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, two- and three-wheeled cruisers, powered watercraft, and other motorized water- and land-based vehicles and any other business conducted or proposed to be conducted by the Acquired Companies as of the Closing Date and (ii) the business conducted by the Purchaser, the Acquired Companies, and their Affiliates as of the Closing, provided that the ownership and operation of Persons in the principal business of retail (but not wholesale) automobile sales or leasing shall not be deemed a Restricted Business.

(ii) “Restricted Period” means (i) for the Sellers listed on Schedule 7.7(f)(i), the three (3) year period beginning on the Closing Date; and (ii) for the Sellers listed on Schedule 7.7(f)(ii), the two (2) year period beginning on the Closing Date; provided, however, that in the event of any breach on the part of any Seller of any provision of this Section 7.7, the Restricted Period applicable to such Seller shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(iii) “Restricted Territory” means Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and each territory of the United States, including Washington, D.C.

(g) Other Terms.

(i) Reasonableness and Relief. Sellers acknowledge that the restrictions contained in this Agreement are a material and substantial part of the Transaction contemplated by this Agreement (supported by adequate consideration), and are fair, reasonable and necessary for the protection of the Purchaser’s and the Acquired Companies’ legitimate business interests. Each Seller further acknowledges that: (a) each Seller is deriving substantial economic benefit from the sale of equity in the Acquired Companies to Purchaser in connection with the Transaction; (b) each Seller is entering into this Agreement solely in connection with the sale of equity in the Acquired Companies and not in connection with any contemplated employment with Purchaser or any of its Affiliates; and (c) a breach of any of such covenants or any other provision of this Section 7.7 will result in irreparable harm and damage to the Purchaser, the Acquired Companies, or their Affiliates that cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from any Seller), Purchaser shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any Seller from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security. Purchaser and the Sellers agree that each Seller shall be severally liable for any such Seller’s breach of the provisions of this Section 7.7, and shall not be jointly liable for any other Seller’s breach of this Section 7.7 except to the extent such non-breaching Seller contributed in some way to or conspired with the breaching Seller with respect to such other Seller’s breach of this Section 7.7.

(ii) Independence of Obligations. Sellers’ obligations under this Section 7.7 are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Purchaser, the Acquired Companies, any of their Affiliates or any other Person) of any other provision of this Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Purchaser, the Acquired Companies, any of their Affiliates or any other Person. In addition, the covenants and obligations of each Seller set forth in this Section 7.7 shall be construed as independent of any other agreement or arrangement between each Seller, on the one hand, and Purchaser, the Acquired Companies, or any of their Affiliates, on the other hand, and except as otherwise required by law, the existence of any claim or cause of action by any Seller against Purchaser, the Acquired Companies, or any of their Affiliates shall not constitute a defense to the enforcement of the covenants or obligations in this Section 7.7 against such Seller.

(iii) Advice of Counsel. Each Seller acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

(iv) Specific Performance. The Sellers agree that irreparable damage would occur in the event that any of the provisions of this Section 7.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.7 and to enforce specifically the terms and provisions of this Section 7.7 in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

7.8 Tax Matters.

(a) The Parties hereto do hereby acknowledge and agree that the Tax treatment of the acquisition of the Acquired Companies shall be as follows:

(i) With respect to any Acquired Company treated as a partnership for U.S. federal income tax purposes:

(A) If 100% of the Equity Interests of the Acquired Company are being acquired, under the principles set forth in Revenue Ruling 99-6 (Situation 2), the purchase and sale of all the Equity Interests shall be treated for federal and applicable state and local income Tax purposes as follows: (A) from the Sellers’ perspective, such transaction shall be treated as a sale of each Seller’s respective Equity Interests to the Purchaser, and (B) from the Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets of the relevant Acquired Company from each Seller.

(B) If less than 100% of the Equity Interests of the Acquired Company are being acquired, the purchase and sale of the Equity Interests shall be treated for federal and applicable state and local income Tax purposes as the purchase and sale of each Seller’s respective Equity Interests.

(ii) The purchase and sale of the interests in any Acquired Company that is treated as a disregarded entity for U.S. federal income tax purposes shall be treated for U.S. federal and applicable state and local income Tax purposes as the purchase and sale of the assets of such Acquired Company.

Each of the Parties hereto shall act consistently with the provisions of this Agreement and such intended Tax treatment at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local taxing authority having jurisdiction over the transactions contemplated by this Agreement. The Purchaser and the Sellers further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment. The Sellers shall not cause or permit the Sellers’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement. At least 30 days prior to the Closing Date, the Purchaser and the Sellers shall agree on the form of the Purchase Price Allocation Schedule (as defined below) and the principles on which such allocations shall be made (the “Purchase Price Allocation Principles”). Furthermore, within 90 days after the Closing Date, the Purchaser shall allocate the Purchase Price among the Acquired Companies and, with respect to each Acquired Company, among the assets of such Acquired Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be (i) subject to Sellers’ Representative’s review and reasonable comment, (ii) prepared in accordance with the Purchase Price Allocation Principles and applicable provisions of the Code. The Purchaser, the applicable Acquired Companies, and the Sellers will file all Tax Returns and applicable Tax forms (and cause their respective Affiliates to file all Tax Returns and forms) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Taxing Authority that is final.

(b) The Sellers shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed at the sole expense of the Sellers all income Tax Returns and other material Tax Returns of the Acquired Companies for any period (any such period, a “Pre-Closing Tax Period”) ending on or prior to the Closing Date, including the final Form 1065 partnership return for the tax period ending on the Closing Date for any Acquired Company treated as a partnership for U.S. federal income tax purposes (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared in accordance with past practice with respect to the relevant Acquired Companies, unless otherwise required by applicable Law. The Sellers’ Representative shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account extensions), to the Purchaser a copy of each such Tax Return. The Purchaser shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns prior to the date on which such Tax Returns are required to be filed. In the event that the Sellers’ Representative and the Purchaser are unable to resolve any such issue, the issue shall be referred to the Independent Accountants in accordance with Section 3.3(e). The costs and expenses of the Independent Accountants shall be borne in accordance with Section 3.3(f). The Sellers shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns.

(c) The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies other than Pre-Closing Tax Returns, including all Tax Returns for any Tax period which begins before the Closing Date and which ends on (and including) the Closing Date (any such period, a “Straddle Period,” and any such Tax Return, a “Straddle Return”). For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, (i) in the case of any Taxes (other than Taxes based upon or related to income, revenue, receipts, or sales) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period (the “Pre-Closing Portion”); and (ii) in the case of any Taxes based upon or related to income or receipts (and sales and use tax), be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d) With respect to any Tax Return to be filed by any of the Acquired Companies for a Straddle Period, the Purchaser shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account extensions), to Sellers’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Tax Return. The Sellers’ Representative shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and statements prior to the date on which such Tax Returns are required to be filed. In the event that the Sellers’ Representative and the Purchaser are unable to resolve any such issue, the issue shall be referred to the Independent Accountants in accordance with Section 3.3(e). The costs and expenses of the Independent Accountants shall be borne in accordance with Section 3.3(f). The Sellers shall pay or cause to be paid all Taxes due that are allocable to the portion of the Straddle Period ending on (and including) the Closing Date.

(e) Each income Tax Return of an Acquired Company that is a partnership for U.S. federal Tax purposes that includes the Closing Date shall contain a valid election under Section 754 of the Code. Each Acquired Company’s income Tax Return shall, to the extent allowable under the Code or Treasury Regulations (including, but not limited to, under Code Sections 706 and 1377, and Regulations Section 1.1368-1), elect to use the “closing of the books” method to allocate income of a Straddle Period.

(f) The Purchaser, the Sellers, the Sellers’ Representative and each of the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.8. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. The Purchaser and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies, the Purchaser or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(g) Within fifteen (15) Business Days after the any of the Acquired Companies’ or any Seller’s receipt of a notice of audit, assessment or other proceeding respecting an item or items set forth on a Pre-Closing Tax Return for which the Sellers are solely responsible pursuant to this Section 7.8, the Sellers may elect, so long as the Sellers have an obligation to indemnify the Purchaser or the Acquired Companies hereunder with respect to such audit, by written notice to the Purchaser, to contest the audit or assessment in the name of such Acquired Company. If the Sellers so elect, they shall be solely responsible for the defense of the item or items at issue, except that the Purchaser agrees to cooperate, and the Purchaser will cause the relevant Acquired Company to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Sellers, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Sellers to conduct the defense. The Sellers shall bear all costs relating to such defense. If the Sellers elect to conduct a defense, the Sellers shall keep the Purchaser informed of the progress of such audit; shall obtain the prior written consent of the Purchaser before agreeing to any adjustment or settlement, such consent not to be unreasonably withheld, conditioned or delayed; shall not make any Tax election or take any other action that will or may create an increase in Taxes for any of the Acquired Companies or the Purchaser in respect of any period ending after the Closing Date; and shall promptly indemnify the Purchaser and/or the Acquired Companies, and hold the Purchaser and/or the Acquired Companies harmless against, any such increase that occurs.

(h) Sellers and Purchaser agree to cause each Acquired Company that is (or was) treated as a partnership for Tax purposes, to the greatest extent allowable under Law, to make a Code Section 6226 “push-out” election for any adjustment with respect to any Tax period that began before the Closing Date such that the Acquired Company will not be liable for the Tax attributable to the adjustment.

(i) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 100% by the Purchaser if and when due. The Sellers will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.8(g), and the costs of preparing and making such filing shall be paid 50% by the Purchaser and 50% by the Sellers if and when due.

7.9 Section 280G Approval.

The Acquired Companies, as applicable, shall (a) no later than ten (10) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise be entitled to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than five (5) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a), submit to a vote in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits (the “280G Vote”). The Acquired Companies shall provide drafts of such waivers and approval materials, and any related calculations, to the Purchaser for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Acquired Companies shall deliver to the Purchaser evidence reasonably acceptable to the Purchaser that a 280G Vote was solicited in accordance with the foregoing provisions of this Section 7.9 and that either (i) the requisite number of votes of the Acquired Companies’ equityholders was obtained with respect to the Waived 280G Benefits in accordance with Section 280G(b)(5)(B)(i) of the Code and the regulations promulgated thereunder (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

7.10 Related Party Transactions.

Sellers shall, and shall cause each of the Acquired Companies to, take all necessary actions to ensure that, except as set forth on Schedule 2.6(b)(viii), all Related Party Transactions are terminated at or prior to the Closing, with no further liability or other Losses to the Purchaser and its Affiliates (including the Acquired Companies) with respect thereto.

7.11 Employee Matters.

(a) Each employee of the Acquired Companies or any of their Subsidiaries whose employment is not terminated prior to the Closing shall continue in employment with the Purchaser and its Affiliates (including the Acquired Companies or any of their Subsidiaries) immediately following the Closing (such employees, the “Continuing Employees”), subject to the Acquired Companies’ right to terminate such employment at any time.

(b) Effective as of the Closing, the Purchaser and its Affiliates shall recognize, or shall cause the Acquired Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with the Acquired Companies or any of the Acquired Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Acquired Companies or any of their Subsidiaries) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under any 401(k) or vacation plans maintained by the Acquired Companies, their Subsidiaries, the Purchaser, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, the Purchaser and its Affiliates shall, or shall cause the Acquired Companies and their Subsidiaries to, make commercially reasonable efforts to, if administratively feasible and permitted by Law, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Acquired Companies, their Subsidiaries, the Purchaser or an Affiliate of the Purchaser to be waived with respect to Continuing Employees and their eligible dependents (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent) under a Purchaser group health plan, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company benefit plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies or any of the Acquired Companies’ Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Acquired Companies, its Subsidiaries, the Purchaser or an Affiliate of the Purchaser, as if such amounts had been paid in accordance with such plan (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent).

(c) (i) Nothing in this Section 7.11 shall be treated as an amendment of any Plan (or an undertaking to amend any such Plan or any other plan or arrangement), (ii) nothing in this Section 7.11 will prohibit Purchaser or any of its Affiliates (including, following the Closing, the Acquired Companies or any of their Subsidiaries) from amending, modifying or terminating any Plan pursuant to, and in accordance with, the terms thereof, (iii) nothing in this Section 7.11 will confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, the Acquired Companies or any of their Subsidiaries or Affiliates, or constitute or create an employment agreement with any Person, and (iv) nothing in this Section 7.11 shall confer any rights or benefits on any Person other than Purchaser and Sellers.

7.12 Notices of Certain Events by Purchaser.

The Purchaser shall promptly notify the Sellers Representative of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Seller;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting Purchaser that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by Purchaser to be false or misleading in any respect or to omit or fail to state a material fact; and

(e) if it becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article VI or any covenant that would cause the conditions set forth in Section 9.3, not to be satisfied as of the Closing Date.

ARTICLE VIII.
ADDITIONAL COVENANTS OF THE PARTIES

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article IX), and in the case of the Acquired Companies, all things as reasonably requested by the Purchaser. The Parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Acquired Entities shall use their commercially reasonable efforts to obtain each third-party consent required under this Agreement as promptly as practicable hereafter, and the Principal Owners shall use reasonable efforts to expeditiously cause all Persons owning Equity Interests of the Acquired Companies to execute a Seller Joinder.

(b) In furtherance and not in limitation of this Section 8.1(b), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid 100% by the Purchaser when due. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority.

(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Authority of any required filings or applications under Antitrust Laws.

(d) Each Party shall cooperate in good faith and shall use their respective reasonable best efforts to obtain the approval to the extent required by applicable Law or Contract by each Factory of and appointment of the Purchaser as an authorized dealer of each applicable Factory’s products. The Sellers shall, or shall cause the Acquired Companies to, provide notices to the respective Factory that this Agreement has been entered into within two (2) days of the date hereof but in no event before the Purchaser has filed a Form 8-K disclosing the execution of this Agreement. Sellers shall, and shall cause the Acquired Companies to, cooperate with Purchaser in preparing applications to the Factories, including providing documents reasonably requested by Purchaser and facilitating any inspection of any Owned Real Property or Leased Real Property to the extent necessary in connection with such application. In connection with such applications to the Factories, Purchaser shall use its reasonable best efforts to cause, or assist Sellers to cause, all Sellers to be removed from all guarantees, indemnification arrangements and other hold harmless arrangements, in each case, made or provided by Sellers at the request or for the benefit of an Acquired Company or its operations. Moreover, Purchaser shall indemnify and hold each such Seller from any and all Losses incurred thereunder after the Transaction Effective Time for matters occurring after the Transaction Effective Time. Each of Sellers’ Representative, on behalf of the Sellers and Acquired Companies, and Purchaser shall keep the other party reasonably informed as to the status of the application process with each Factory and any communications therefrom. In the event a Factory disapproves Purchaser’s application to operate any location operated by an Acquired Company, fails to provide consent to the Transaction contemplated hereby, or refuses to enter into a new dealer agreement appointing Purchaser as an authorized dealer of such Factory’s products at the applicable location operated by an Acquired Company, then Sellers shall cause the applicable Acquired Company to file a protest and challenge the Factory’s action in order to consummate the Transactions as promptly as practicable, and if approved in writing in advance by Purchaser including pursuing all administrative and court proceedings and appeals at Purchaser’s sole cost and expense; provided that the Sellers shall not be required to pursue any administrative or court proceedings if the Purchaser does not agree to reimburse Sellers’ reasonable expenses incurred in connection therewith at any stage in the proceedings; and provided further that Seller shall not be obligated to continue to protest and challenge any Factory’s action after July 31, 2021.

8.2 Cooperation with Proxy Statement and Other Filings.

(a) As promptly as practicable after the date hereof, the Purchaser shall file with the SEC a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”), all in accordance with and as required by the Certificate of Incorporation, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Without limitation, in the Proxy Statement, the Purchaser shall seek, in accordance with the Certificate of Incorporation and applicable securities laws, rules and regulations, including the NRS and rules and regulations of Nasdaq, from the holders of the Purchaser Common Stock: (A) approval of this Agreement and the Transactions, including the approval, for purposes of complying with applicable listing rules of the Nasdaq, of the issuance of $175,000,000 of Purchaser Class B Common Stock as provided for herein in connection with the consummation of the Transactions, (B) adoption of the Equity Incentive Plan, (C) amend Certificate of Incorporation of Purchaser to increase the number of shares of authorized Class B Common Stock to 100,000,000 Shares, and (D) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions (including a proposal to adjourn any meeting at which approval of the Purchaser Proposals (as defined below) for the purposes of soliciting additional proxies to approve the Purchaser Proposals, if necessary, the proposals set forth in the forgoing clauses (A) through (D), are referred to as the “Purchaser Proposals”).

(c) As soon as practicable after the Proxy Statement is “cleared” by the SEC, the Purchaser shall cause the Proxy Statement to be disseminated to holders of shares of Purchaser Class B Common Stock.

(d) Except with respect to the information provided by the Acquired Companies for inclusion in the Proxy Statement and the Financing Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and the Financing Documents will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the NRS and the Nasdaq rules. The Acquired Companies shall promptly provide to the Purchaser such information concerning the Acquired Companies, any of its Subsidiaries and the Sellers as is either required by the Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement and the Financing Documents, including, if applicable, the Company Financial Statements and the Required Financial Statements (“Company Information”). Subject to the Acquired Companies’ review and approval of the Proxy Statement and the Financing Documents, including Company Information and the consent of the Acquired Companies’ auditor to the inclusion of the Company Financial Statements and Required Financial Statements in the Proxy Statement and the Financing Documents (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Acquired Companies acknowledge and agree that Company Information (including the Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement, the Financing Documents, and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Acquired Companies shall instruct the employees, counsel, financial advisors, auditors, and other authorized representatives of the Acquired Companies to reasonably cooperate with the Purchaser as relevant if required to achieve the foregoing.

(e) The Purchaser shall provide copies of the proposed forms of the Financing Documents (including any amendments or supplements thereto) to the Acquired Companies and their representatives as soon as practicable such that the Acquired Companies and their representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Acquired Companies shall promptly correct any information provided by them for use in the Financing Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall provide the Acquired Companies with copies of all written comments, and shall inform the Acquired Companies of any material oral comments, that the Purchaser or any of its representatives receive from the SEC or its staff with respect to the Financing Documents promptly after the receipt of such comments and shall give the Acquired Companies and its representatives a reasonable opportunity prior to responding thereto to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall reasonably consider in good faith any such comments of such Persons. The Purchaser shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Financing Documents and to permit the Acquired Companies to participate with the Purchaser or its representatives in any discussions or meetings with the SEC and its staff regarding the Financing Documents. The Acquired Companies shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to the Purchaser and its representatives in connection with the drafting of the public filings with respect to the Transactions (including the Financing Documents) and responding in a timely manner to comments thereon from the SEC or its staff.

(f) If at any time prior to the Transaction Effective Time, any information relating to the Purchaser, or the Acquired Companies, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Acquired Companies or the Purchaser, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or the Financing Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s stockholders.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, the Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law.

(h) The Acquired Companies acknowledge that:

(i) the Purchaser must obtain the Purchaser Stockholder Approval contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders requiring the Purchaser to prepare and file with the SEC the Proxy Statement;

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

8.3 Shareholder Vote; Recommendation of the Purchaser’s Board of Directors.

The Purchaser, through the Purchaser’s Board of Directors, shall recommend that the Purchaser’s stockholders vote in favor of adopting and approving all Purchaser Proposals, and the Purchaser shall include such recommendation in the Proxy Statement. Neither the Purchaser’s Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Sellers, such recommendation or fail to re-affirm it on or before the fifth (5th) Business Day after receipt of a written request for reaffirmation from the Sellers’ Representative, provided that such re-affirmation by the Purchaser Board of Directors shall not be required more than once.

8.4 Purchaser Stockholders’ Meeting.

(a) The Purchaser shall use all commercially reasonable efforts to take all action necessary under applicable Law, Purchaser’s Organizational Documents, and the rules of Nasdaq to, in consultation with the Acquired Companies, establish a record date for, call, give notice of and hold a meeting of the holders of shares of Purchaser Common Stock to consider and vote on the Purchaser Proposals (such meeting, the “Purchaser Stockholders’ Meeting”). The Purchaser Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Certificate of Incorporation, after the Proxy Statement is “cleared” by the SEC. Purchaser shall take reasonable measures to ensure that all proxies solicited in connection with the Purchaser Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Purchaser Stockholders’ Meeting, or a date preceding the date on which the Purchaser Stockholders’ Meeting is scheduled, the Purchaser reasonably believes that (i) it will not receive proxies sufficient to obtain the Purchaser Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, the Purchaser may postpone or adjourn, or make one or more successive postponements or adjournments of, the Purchaser Stockholders’ Meeting in compliance with the NRS and the Certificate of Incorporation, as long as the date of the Purchaser Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

8.5 Confidentiality.

Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the Acquired Companies and the Sellers, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement or any Other Filings. For the avoidance of doubt, that certain Non-Disclosure and Confidentiality Agreement, dated as of December 16, 2020, by and among Purchaser and the Acquired Companies party thereto, and the Principal Owners remains in full force and effect.

8.6 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, the Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Acquired Companies at least one (1) Business Day before its filing deadline and Purchaser shall consider in good faith any comments of the Sellers’ Representative prior to filing. Promptly after the execution of this Agreement, the Purchaser and the Acquired Companies shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to the Purchaser and the Sellers’ Representative.

(b) Before the Closing, the Acquired Companies shall begin preparing, in consultation with the Purchaser, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Purchaser and the Acquired Companies shall prepare a mutually agreeable press release announcing the consummation of the Transactions (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

8.7 Listing.

From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of Purchaser Class B Common Stock to be tradable over, the applicable Nasdaq market(s). The Purchaser shall use commercially reasonable efforts to cause the Closing Payment Shares and the Escrow Shares to be listed on Nasdaq at the Purchaser’s expense.

8.8 D&O Insurance; Indemnification of Officers and Directors.

(a) If the Closing occurs, the Purchaser agrees that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Acquired Companies prior to the Closing (collectively, the “D&O Persons”), as provided in the Organizational Documents of the applicable Acquired Company or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchaser after the Closing. The obligations of the Purchaser under this Section 8.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Persons to whom this Section 8.8 applies without the consent of such affected D&O Persons (it being expressly agreed that the D&O Persons to whom this Section 8.8 applies shall be intended third party beneficiaries of this Section 8.8).

(b) Prior to the Closing Date, the Acquired Companies, at their sole cost and expense, shall purchase and maintain in effect for a period of six years following the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Acquired Companies as of the date hereof with respect to matters occurring on or prior to the Closing Date. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are no less favorable in the aggregate to the insured than the coverage provided under the Acquired Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided, that the Acquired Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Acquired Companies prior to the date of this Agreement without the prior written consent of Purchaser. In the event such tail coverage is unavailable with such terms or at such pricing, the Acquired Companies shall purchase the maximum coverage available for such 300% of the most recent annual premium paid (the “D&O Tail Policy”).

(c) Prior to the Closing Date, the Purchaser may in its sole discretion direct the Acquired Companies to purchase and pay for a tail/extended reporting period for any insurance policy written on a claims-made basis, either with the incumbent insurer on current terms or, if unavailable, from a different insurer on substantially similar terms. Such extended reporting periods shall be for a commercially reasonable duration but no less than the following unless otherwise permitted by Purchaser: 2 years for fiduciary liability; 3 years for employment practices; 3 years for errors & omissions; and 5 years for pollution legal liability.

8.9 Exclusivity.

From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, neither any Acquired Company nor any of the Sellers shall, and such Persons shall use commercially reasonable efforts to cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined), (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the Acquired Companies or the Sellers (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other Equity Interests of any Acquired Company in a single transaction or series of transactions. In the event that there is an unsolicited proposal for an Alternative Transaction, made to any Acquired Company, any of the Sellers or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal.

8.10 Adoption of Equity Incentive Plan.

The Purchaser and the Acquired Companies shall prepare a mutually agreeable long-term incentive plan for employees of Purchaser and its Subsidiaries (the “Equity Incentive Plan”) to be effective at or prior to the Closing and allocate options or restricted stock units to a list of employees provided by Sellers’ Representative as set forth on Schedule 8.10. The grant of any award under the Equity Incentive Plan shall be subject to receipt from the grantee of a restrictive covenant agreement in the form determined by Purchaser. The adoption of the Equity Incentive Plan shall be included as a Purchaser Proposal in the Proxy Statement for approval by the Purchaser’s Stockholders at the Purchaser Stockholders’ Meeting. The Purchaser agrees to file, as soon as practicable after Closing, a registration Statement on Form S-8 covering the issuance of shares underlying awards under the Equity Incentive Plan.

8.11 Environmental Review.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Purchaser may, at its expense, conduct environmental site assessment activities including obtaining Phase I and/or Phase II Environmental Site Assessments and other reports relating to the condition of the Real Property and compliance with Environmental Laws (“Site Assessments”). The Sellers and the Acquired Companies shall cooperate with and give, and shall cause their respective Affiliates and Representatives to cooperate with and give, to the Purchaser and its Representatives, access to the Real Property and the general manager or site supervisor for purposes of conducting the Site Assessments.

(b) If the Site Assessments identify Recognized Environmental Conditions, as defined in the American Society for Testing and Materials “Designation: E1527 – 13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” or specify that any Remedial Action is required to return the location or locations operated by the Acquired Companies to a condition in compliance with applicable Laws that is estimated to exceed One Million Dollars ($1,000,000) in the aggregate, then (i) the Base Cash Consideration shall be reduced dollar for dollar, not to exceed $1,000,000, for the cost and expense of the Remedial Action in excess of One Million Dollars ($1,000,000) and (ii) Purchaser will establish the order in which sites will be remediated. If the cost and expense of the Remedial Action is estimated to more than Two Million Dollars ($2,000,000) in the aggregate in order to return the locations operated by the Acquired Companies to a condition in compliance with applicable Laws, then the Parties shall negotiate additional remedies or Purchaser may elect, in its sole discretion, to deem any Acquired Company with one or more locations that require $50,000 or more of additional Remedial Action an Excluded Company.

8.12 Delivery of Certain Documents. On or before the thirtieth (30th) day after the date hereof, Sellers’ Representative shall deliver to Purchaser true and complete copies of all material Plan-related documents that the Acquired Companies are able to obtain using commercially reasonable efforts.

8.13 Certain Filings. As soon as practicable following the date hereof, the Principal Owners shall cause (a) the sponsor of the Coulter and RideNow Affiliates 401(k) Plan and Trust to file all documentation necessary to correct any failure to comply with elective deferrals of commissioned participants pursuant to the DOL Voluntary Fiduciary Correction Program or IRS Employee Plans Compliance Resolution System, as applicable and (b) all applicable excise taxes to be paid (with corresponding IRS filings) with respect to delinquent participant contributions to the Coulter and RideNow Affiliates 401(k) Plan and Trust in all applicable plan years.

ARTICLE IX.
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of all the following conditions:

(a) All filings and other notifications required to be made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been made, all waiting periods relating thereto (including all extensions thereof) shall have expired or been terminated, and all clearances, authorizations, actions, non-actions, or other consents required from a Governmental Authority under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been received or obtained.

(b) No Authority shall have issued any Order, or have pending before it a proceeding for the issuance thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Purchaser of the Transferred Equity Interests, the effectiveness of any merger contemplated hereby, or the effective operation of the Business by the Acquired Companies after the Closing Date. In addition, there shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) Purchaser shall have obtained the Purchaser Stockholder Approval.

(d) The Closing Payment Shares shall have been approved for listing on Nasdaq.

9.2 Conditions to Obligations of the Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permitted by applicable Law, the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) Each of the Sellers and each of the Acquired Companies shall have duly performed and complied with all of its obligations hereunder required to be performed or complied by it on or prior to the Closing Date.

(b) (1) Each of the Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of Sellers contained in this Agreement (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d) Each Employment Agreement entered into by the Purchaser and/or the applicable Acquired Company, on the one hand, and the applicable Principal Owner, on the other hand, shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by the Purchaser and/or the applicable Acquired Company or the applicable individual party thereto.

(e) Each Key Employee shall have executed and delivered to Purchaser an Employment Agreement.

(f) The Purchaser shall have received evidence that (i) all Consents set forth on Schedule 9.2(f)(i) and any Consent which should have been listed on Schedule 4.3 (the “General Consents”) have been given or obtained and have not been revoked and (ii) with respect to the manufacturers set forth on Schedule 9.2(f)(ii) (the “Manufacturer Consents” and together with the General Consents, the “Required Consents”), Consents have been given or obtained and have not been revoked with respect to dealership locations operated by the Acquired Companies representing at least 95% of revenue of the Acquired Companies from the sale of new vehicles for the twelve (12) months ending December 31, 2020. For purposes of clarity, the failure to deliver a Consent from a Factory that is not required to satisfy the foregoing minimum percentage shall not constitute a default hereunder or in any way be actionable under the indemnification provisions hereof.

(g) The Assignment Agreement shall have been executed and delivered by the parties thereto.

(h) The Registration Rights and Lock-Up Agreement entered into by the Purchaser and the Sellers shall remain in full force and effect and shall not have been repudiated, rescinded, modified or terminated by any of the Sellers.

(i) The Purchaser shall have received all of the items set forth in Section 2.6(b).

(j) The Purchaser shall have completed all arrangements necessary to obtain the Financing and shall have received the cash proceeds of the Financing necessary to consummate the transactions contemplated by this Agreement.

(k) No holders of Equity Interests in any Transferred Entity shall have exercised rights of first refusal or other rights preventing the conveyance of Equity Interests owned by Sellers in such Transferred Entity to Purchaser; provided however that this condition shall be applicable separately as to each specific Transferred Entity individually and the failure to satisfy this condition with respect to any one Transferred Entity shall not serve as the failure to satisfy this Closing condition as to any other Transferred Entity.

(l) The lowest value on a per share basis used in the calculation of Closing Payment Shares herein shall not be less than $24.00.

9.3 Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the Closing is subject to the satisfaction, or the waiver at the Sellers’ Representative’s discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) (1) Each of the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of the Purchaser contained in this Agreement (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence could reasonably be expected to have a Purchaser Material Adverse Effect.

(d) The Sellers’ Representative shall have received all of the items set forth in Section 2.6(a).

(e) The Equity Incentive Plan shall have been approved by the Purchaser’s Board of Directors, as to options granted to employees as allocated by Sellers’ Representative as contemplated in Section 8.10, and shall be effective as of the Closing.

(f) William Coulter and Mark Tkach shall have been appointed as directors of Purchaser.

(g) The lowest value on a per share basis used in the calculation of Closing Payment Shares herein shall not be less than $24.00.

ARTICLE X.
INDEMNIFICATION

10.1 Indemnification.

(a) Indemnification of Purchaser.

(i)  From and after the Closing, the Principal Owners shall, jointly and severally, indemnify and hold harmless the Purchaser, each of its Affiliates (including, following the Closing, the Acquired Companies) and each of its and their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Purchaser Indemnitees”), from and against any and all losses, damages, liabilities, penalties, Taxes, fines, judgments, awards, settlements, costs, fees and expenses, including costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of the Sellers contained herein; (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by (x) any Acquired Company contained herein to be performed prior to or at the Closing, and (y) any Seller contained in this Agreement; (C) Indemnified Taxes; (D) any claims made by Sellers (or any direct or indirect holders thereof) with respect to the computation or allocation of the Purchase Price among Sellers (including the calculation and determination of their applicable Pro Rata Share, Per Share Merger Consideration, or the calculations and determinations set forth in the Payment Notice or in any Post-Closing Adjustment or disbursement of any Escrow Shares at any time); (E) dissenters’, appraisal or similar rights asserted by any equityholder of the Acquired Companies under any Law; (F) any unpaid Change in Control Payments or Transaction Expenses; and (G) any Special Indemnity Event.

(ii) From and after the Closing, each Seller shall, severally and not jointly, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of such Seller contained in Article IV but solely with respect to the Acquired Company in which they own an Equity Interest; (B) any breach or inaccuracy in of any of the representations or warranties of such Seller contained in Article V; and (C) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller contained in this Agreement.

(b) Indemnification of Sellers. From and after the Closing, Purchaser and the Acquired Companies shall, jointly and severally, indemnify and hold harmless the Sellers, each of their respective Affiliates and each of their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Seller Indemnitees”), from and against any and all Losses incurred, suffered, paid or sustained by any Seller Indemnitee as a result of or in connection with (i) any breach or inaccuracy in of any of the representations or warranties of Purchaser or the Merger Subs contained herein; and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or any Merger Sub contained in this Agreement.

10.2 Procedure.

The following shall apply with respect to all claims by any Purchaser Indemnitee or Seller Indemnitee, as applicable, (an “Indemnified Party”) for indemnification:

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Principal Owners or the Sellers, on one hand, or Purchaser and the Acquired Companies, on the other hand (as applicable, the “Indemnifying Party”; provided, however, that if the Sellers are required to provide indemnification, Sellers’ Representative shall be the Indemnifying Party for the purposes of actions to be taken pursuant to this Section 10.2) are obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Sellers’ Representative (on behalf of such Indemnifying Party) or Purchaser, as applicable, prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Parties shall reasonably cooperate with each other in good faith in connection with the defense of any Third-Party Claim.

(ii) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty days after receipt of a Third-Party Claim Notice (which written notice by the Indemnifying Party shall include an irrevocable acknowledgement of the Indemnifying Party that the Indemnified Party will be fully indemnified by the Indemnifying Party in respect of such Third-Party Claim), to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense, including the engagement of the Indemnifying Party’s own counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third-Party Claim if: (A) such Third-Party Claim involves criminal allegations; (B) such Third-Party Claim demands injunctive or other equitable relief; (C) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third-Party Claim under applicable standards of legal ethics; (D) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; (E) such Third-Party Claim is made by or otherwise involves any of the Acquired Company’s material business relations (including any of its customers or suppliers, including (for the avoidance of doubt) manufacturers and their respective Affiliates); or (F) in the event such claim were to be decided adversely, the aggregate amount of Losses associated therewith, together with all other outstanding claims for indemnification hereunder, would reasonably be expected to exceed the aggregate liability limitations set forth in this Article X.

(iii) In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.2(a)(iv), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any matter the defense of which they are maintaining, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(iv) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.2(iv). If (1) a firm offer is made to settle a Third-Party Claim that (A) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any liability or the creation of a financial or other obligation on the part of the Indemnified Party, (B) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (C) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (D) includes a reasonable confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (E) provides that the Indemnified Party is an express third party beneficiary of the settlement agreement, entitled to enforce such settlement agreement, and (2) the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is actually materially and adversely prejudiced by reason of such failure. Such notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim by giving reasonable access to the Acquired Companies’ or Sellers’ personnel, as applicable, and the right to examine and copy any accounts, documents or records as the Indemnifying Party or any of its professional advisors may reasonably request solely to the extent that they relate to the Direct Claim; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies or applicable Seller, as applicable; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

10.3 Determination of Losses; Priority of Claims.

(a) Notwithstanding anything to the contrary, the Indemnifying Party shall not be liable to an Indemnified Party for indemnification under Section 10.1(a)(i)(A) or Section 10.1(b)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 10.1(a)(i)(A) and Section 10.1(a)(ii)(A) or Section 10.1(b)(i), as applicable, exceeds $4,000,000, in which event the Indemnifying Party shall be required to pay or be liable for Losses from dollar one; provided, however, that the limitation set forth in this Section 10.3(a) shall not apply to Losses related to breaches of Fundamental Representations or the SOL Representations or Losses arising from claims for fraud, intentional misrepresentation or willful misconduct.

(b) Notwithstanding anything to the contrary, the Indemnifying Party’s maximum aggregate liability to an Indemnified Party for indemnification under Section 10.1(a)(i)(A), Section 10.1(a)(ii)(A), or Section 10.1(b)(i), as applicable, shall not exceed $75,000,000 with respect to the Principal Owners or Purchaser, as applicable, and, with respect to the Sellers (other than the Principal Owners), Thirteen Percent (13%) of portion of the Purchase Price received by the particular Seller for which indemnification is sought (the “Cap”); provided, however, that the limitation set forth in this Section 10.3(b) shall not apply to Losses related to breaches of Fundamental Representations or the SOL Representations or Losses arising from claims for fraud, intentional misrepresentation or willful misconduct. Without limiting the foregoing, in no event shall the Principal Owners’, the Sellers’, or Purchaser’s maximum aggregate liability under this Agreement for any and all Losses under any theory of recovery exceed the Purchase Price.

(c) Notwithstanding anything to the contrary, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article X, and for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation or warranty.

(d) If the Indemnifying Party is a Seller, any claim for indemnification by an Indemnified Party shall (i) first be brought against the Escrow Fund (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to such payment), or, in the sole discretion of Sellers’ Representative, by wire transfer of all or part of the amount of any claim for indemnification by an Indemnified Party in cash in immediately available funds to an account designated in writing by the Purchaser, provided that if Sellers’ Representative elects to pay all or part of any claim for indemnification by an Indemnified Party in cash but fails to timely pay such amount, then immediately upon Purchaser’s request Sellers’ Representative shall execute any joint written authorization necessary to release the applicable number of Escrowed Shares from the Escrow Fund; and (ii) thereafter, if an insufficient number of Escrow Shares remain in the Escrow Fund, directly against the Indemnifying Parties. To the extent that the Sellers’ Representative satisfies the amount of any claim for indemnification by an Indemnified Party in cash as contemplated in clause (i) in the preceding sentence, then Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release a pro rata number of Escrowed Shares from the Escrow Fund.

(e) Notwithstanding anything to the contrary contained herein, each Seller hereby waives and acknowledges that it shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

10.4 Escrow Fund.

(a) Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to Sellers’ Representative for distribution to the Sellers. The Principal Owners shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b) Distribution of Escrow Shares. If all or any portion of the Escrow Shares are to be released from the Escrow Fund pursuant to Section 10.4(d), then such Escrow Shares shall be released to the Sellers’ Representative for distribution to the Principal Owners. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Persons. Certificates or book-entry positions representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Sellers’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Principal Owners or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Principal Owner, prior to the delivery to such Principal Owner by the Sellers’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d) Release from Escrow Fund.

(i) Within five (5) business days following the six month anniversary of Closing (the “Initial Release Date”), the following number of Escrow Shares will be released from escrow to the Sellers’ Representative: (A) one-third of the Escrow Shares, less (B) the number of Escrow Shares, if any, previously released pursuant to Section 3.3(b) in connection with any Post-Closing Adjustment; provided, that (notwithstanding anything to the contrary) in the event that any Purchaser Indemnified Party shall have delivered a Direct Claim Notice or Third-Party Claim Notice in accordance with Section 10.2 prior to the Initial Release Date (whether resolved or unresolved), no Escrow Shares will be released from escrow on the Initial Release Date.

(ii) Within five (5) business days following the twelve (12) month anniversary of Closing (the “Final Release Date”), the following number of Escrow Shares will be released from escrow to the Sellers’ Representative: (A) the remaining number of Escrow Shares in the Escrow Fund, less (B) the number of Escrow Shares (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to such payment) equal to the amount of any potential Losses set forth in any Direct Claim Notice or Third-Party Claim Notice delivered by the Purchaser prior to the Final Release Date with respect to any pending but unresolved claim for indemnification; provided that in lieu of the Escrowed Shares being retained in the Escrow Fund under clause (B) above, the Sellers’ Representative may elect to deliver cash in immediately available funds equal to value of such Escrowed Shares to an escrow agent mutually agreed by Purchaser and Seller’s Representative and Purchaser and the Sellers’ Representative shall enter into a mutually acceptable escrow agreement to hold such amount. If Sellers’ Representative elects to provide cash in lieu of retaining Escrow Shares in the Escrow Fund, then upon confirmation from the escrow agent that the cash amount has been received Purchaser and Sellers’ Representative shall execute a joint written authorization necessary to release the remaining Escrowed Shares from the Escrow Fund. Escrow Shares, or cash in lieu thereof, retained in escrow as a result of clause (B) in the immediately preceding sentence shall be released promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X.

(iii) Prior to the Initial Release Date and the Final Release Date, respectively and as applicable, the Purchaser and the Sellers’ Representative shall issue joint instructions to the Escrow Agent instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 10.4(d).

(e) Survival. Except for (1) the representations and warranties in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Approvals and Consents), 4.4 (Non-Contravention), 4.5 (Capitalization), 4.34 (Finder’s Fees), 5.1 (Ownership of Interests; Authority), 5.2 (Approvals and Consents), 5.3 (Non-Contravention) and 5.6 (Finder’s Fees) (collectively, the “Seller Fundamental Representations”) and in Sections 6.1 (Corporate Existence and Power), 6.2 (Authorization), 6.3 (Approvals and Consents), 6.4(a) (Non-Contravention), 6.5 (Finder’s Fees), and 6.8 (Capitalization) (collectively, the “Purchaser Fundamental Representations” and, together with the Seller Fundamental Representations, the “Fundamental Representations”), which shall survive indefinitely, and (2) the representations and warranties in Sections 4.29 (Employee Benefits and Compensation), 4.32 (Tax Matters) and 4.33 (Environmental Laws) (collectively, the “SOL Representations”), which shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the subject matter discussed therein (including any extensions and waivers thereof), the representations and warranties of the Sellers, Purchaser, and the Merger Subs shall survive until twelve months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1(a) or Section 10.1(b) for Losses shall be effective so long as an Indemnified Party makes a claim for indemnification prior to the applicable Limitation Date (in which case, the applicable representations and warranties shall survive the applicable Limitation Date solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved). “Limitation Date” shall mean, with respect to any representation or warranty, the date on which such representation or warranty expires pursuant to this Section 10.4.

10.5 Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.6 Exclusive Remedies.

The Parties acknowledge and agree that the sole and exclusive remedy of any Purchaser Indemnitee or Seller Indemnitee, as applicable, with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7.8 and this Article X. In furtherance of the foregoing, the Purchaser on behalf of all Purchaser Indemnitees and Sellers’ Representative on behalf of all Seller Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 7.8 and this Article X and other than claims arising from fraud, intentional misrepresentation or willful misconduct. Nothing in this Section 10.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 13.15, to obtain the adjustments described in Sections 3.2 and 3.3, or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct.

10.7 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE.

THE PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN ARTICLES V AND VI, NEITHER THE ACQUIRED COMPANIES OR THE SELLERS OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE ACQUIRED COMPANY’S OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) THE PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM AN ACQUIRED COMPANY OR THE SELLERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, OR ITS USE, OF ANY INFORMATION REGARDING THE ACQUIRED COMPANIES OR ITS BUSINESS OR MADE AVAILABLE TO THE PURCHASER AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER IN THE DATA ROOM HOSTED BY AKERMAN CONNECT, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE ACQUIRED COMPANIES AND THE SELLERS IN ARTICLES IV AND V AND FOR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE ACQUIRED COMPANIES AND SELLERS.

ARTICLE XI.
DISPUTE RESOLUTION

11.1 Jurisdiction; Waiver of Jury Trial.

(a) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION OR OTHER DISPUTE INVOLVING THE DEBT FINANCING SOURCE RELATED PARTIES ARISING OUT OF OR BASED ON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING DOCUMENTS, OR THE DEBT FINANCING COMMITMENT LETTER (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE DEBT FINANCING SOURCE RELATED PARTIES) OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c) Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII.
TERMINATION

12.1 Termination.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Sellers’ Representative;

(b) by either the Purchaser or the Sellers’ Representative, upon written notice to the other Party, if:

(i) the Closing has not occurred by June 30, 2021 (the “Outside Closing Date”); provided, that the right to terminate under this Section 12.1(b)(i) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties has been the primary cause of the failure to consummate the transactions by the Outside Closing Date; provided, further, that in the event that (x) the Closing has not occurred by the Outside Closing Date, (y) this Agreement has not otherwise been terminated pursuant to this Article XII, and (z) the Parties are working in good faith to consummate the Transactions, then the Outside Closing Date shall be extended to July 31, 2021; and provided, further that if the Closing has not occurred by the Outside Closing Date solely as a result of a failure to obtain approval of any Factory, Sellers’ Representative may, in his sole discretion, extend the Outside Closing Date until thirty (30) days following the final resolution of any and all proceedings with a Factory;

(ii) any Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that neither Purchaser nor the Sellers’ Representative shall have such right to terminate pursuant to this Section 12.01(b)(ii) unless, prior to such termination, such Party shall have used its commercially reasonable efforts to oppose any such Order or other restraint or to have such Order or other restraint vacated or made inapplicable to the transaction contemplated hereby and otherwise has fulfilled its obligations under this Agreement;

(c) by the Purchaser, by giving written notice to the Sellers’ Representative, if any of the representations or warranties of Sellers set forth in this Agreement shall not be true and correct or if Sellers have failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Sellers’ Representative and (ii) the Outside Closing Date; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 12.1(c) shall not be available if the Purchaser is also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) from being satisfied; or

(d) by the Sellers’ Representative or by Purchaser if the Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholders’ Meeting;

(e) by the Sellers’ Representative, by giving written notice to the Purchaser, if any of the representations or warranties of the Purchaser set forth in this Agreement shall not be true and correct or if the Purchaser has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Purchaser and (ii) the Outside Closing Date; provided, however, that the Sellers’ Representative’s right to terminate this Agreement under this Section 12.1(e) shall not be available if the Sellers are also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) from being satisfied.

12.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Articles XII, all obligations of the Parties hereunder (other than Section 8.5 (Confidentiality), Article X (Indemnification), Article XI (Dispute Resolution), this Article XII (Termination), and Article XIII (Miscellaneous), which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve Sellers, the Acquired Companies and their respective Affiliates from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE XIII.
MISCELLANEOUS

13.1 Notices.

Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Purchaser or the Acquired Companies (following the Closing), to:

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038
Tel: 469.250.1185
Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP
The Main Las Olas
201 East Las Olas Boulevard
Suite 1800
Fort Lauderdale, FL 33301
Tel: 954.463.2700
Fax: 942.463.2224
Attention: Michael Francis (michael.francis@akerman.com), Christina Russo (christina.russo@akerman.com), and Scott Wasserman (scott.wasserman@akerman.com)

if to the Acquired Companies (prior to the Closing):

William Coulter
c/o Coulter Cadillac
1188 E. Camelback Road
Phoenix, AZ 85014
Attention: William Coulter (billc@motorgrp.com)

with a copy to (which shall not constitute notice):

Gallagher & Kennedy
2575 E. Camelback Road, Suite 1100
Phoenix, AZ 85016-9225
Attention: Stephen R. Boatwright (steve.boatwright@gknet.com)

if to the Sellers’ Representative:

Mark Tkach
c/o Coulter Cadillac
1188 E. Camelback Road
Phoenix, AZ 85014
Attention: Mark Tkach (mtkach@ridenow.com)

with a copy to (which shall not constitute notice):

Gallagher & Kennedy
2575 E. Camelback Road, Suite 1100
Phoenix, AZ 85016-9225
Attention: Stephen R. Boatwright (steve.boatwright@gknet.com)

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each Party and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Notwithstanding anything to the contrary herein, Sections 11.1, 13.7, 13.13, 13.17 and this Section 13.2(a) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 11.1, 13.7, 13.13, 13.17 and this Section 13.2(a)) may not be modified, waived or terminated in a manner that is materially adverse to a Debt Financing Source Related Party without the prior written consent of such Debt Financing Source Related Party.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that Party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13.3 Arm’s length bargaining; no presumption against drafter.

This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity.

Except as required by Law, fiduciary duties, by court process or by obligations pursuant to any listing agreement with any national securities exchange and except with respect to the Purchaser SEC Documents, Sellers, on one hand, and Purchaser, on the other hand, agree that neither they nor their respective agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Purchaser and Sellers’ Representative.

13.5 Expenses.

Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6 No Assignment or Delegation.

No Party may assign this Agreement or any right, interest or obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of Purchaser, on one hand, and Sellers’ Representative, on the other hand. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

13.7 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided, that, notwithstanding the foregoing, any disputes involving the Debt Financing Source Related Parties will be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

13.8 Counterparts; facsimile signatures.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties. Delivery of an executed counterpart of this Agreement by facsimile or by electronic transmission in .PDF format shall be effective to the fullest extent permitted by applicable Law.

13.9 Entire Agreement.

This Agreement together with the exhibits and schedules hereto and the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability.

A determination by a court or other legal authority of competent jurisdiction that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of certain terms and references; captions.

In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Acquired Companies.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. With respect to any date or time period specified herein or in any Additional Agreement, time is of the essence.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement;

(h) The terms “Dollars” and “$” mean United States Dollars;

(i) Information shall be considered to have been “delivered to” or “made available” (or words of similar import) to Purchaser if provided in the “virtual data room” hosted by Akerman Connect.

13.12 Further Assurances.

Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries.

Except with respect to Persons entitled to indemnification under Article X hereof, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that the Debt Financing Source Related Parties shall be express third party beneficiaries of and have the right to enforce Sections 11.1, 13.2(a), 13.7, 13.13 and 13.17.

13.14 Sellers’ Representative.

(a) By executing this Agreement or a Joinder or by executing and delivering a Letter of Transmittal, each Seller hereby appoints Mark Tkach (and Mark Tkach hereby consents to such appointment) as agent, proxy and attorney-in-fact for each Seller for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Seller’s behalf to (i) to give and receive notices and communications to or by the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XII, the Post-Closing Adjustment, or other disputes arising under or related to this Agreement or the Additional Agreements, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Sellers and to disburse any funds or shares of Purchaser Common Stock received hereunder or pursuant to the Escrow Agreement, (iv) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Sellers in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Transactions, (vi) to endorse and deliver any certificates or instruments of assignment as Purchase shall reasonably request; (vii) to execute and deliver on behalf of each such Seller any amendment, waiver, ancillary agreement and documents on behalf of any Seller that the Sellers’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Sellers collectively are permitted or required to do or exercise under this Agreement. Purchaser is expressly authorized to rely on the genuineness of the signature of Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by Sellers’ Representative, Purchaser may act in good faith upon the same without any further duty of inquiry as to the genuineness of the writing.

(b) Such agency may be changed by the Sellers from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Sellers’ Representative may not be removed unless holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions agrees to such removal. Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions. Any removal or change of the Sellers’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive any compensation for his services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

(c) A decision, act, consent or instruction of the Sellers’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Sellers of the Acquired Companies and shall be final, binding and conclusive upon each of the Sellers. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Sellers. Each Seller shall severally (in accordance with their ownership percentages in the Acquired Companies as set forth on Schedule 13.14(c)), and not jointly, indemnify the Sellers’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Sellers’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Sellers’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Sellers’ Representative Loss is incurred or suffered. If not paid directly to the Sellers’ Representative by the Sellers, any such Sellers’ Representative Loss may be recovered by the Sellers’ Representative from the Escrow Fund otherwise distributable to the Sellers pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Sellers’ Representative to the Escrow Agent; provided that while this section allows the Sellers’ Representative to be paid from the Escrow Fund, this does not relieve the Sellers from their obligation to promptly pay such Sellers’ Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise.

13.15 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.16 Sellers’ Releases.

Effective as of the Closing and to the fullest extent permitted by applicable Law, each Seller, on his, her, or its own behalf and on behalf of its past, present or future officers, managers, partners, agents, attorneys, advisors, representatives, heirs, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code (each, a “Releasing Party” and, collectively, the “Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and forever discharges the Acquired Companies and their respective Affiliates, successors and past, present and future assigns, trusts, trustees, owners, partners, managers, directors, officers, agents, attorneys and representatives (collectively, the “Released Parties”) from the following (collectively, the “Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with the Acquired Companies or the transactions contemplated by this Agreement, including (without limitation) all claims related to any Releasing Party’s ownership or purported ownership in the Acquired Companies or any actual or promised grants of any of the foregoing, any Releasing Party’s relationship with any of the Acquired Companies and all claims related to the payment amounts set forth herein, including the allocation thereof among the Sellers in accordance with the Payment Notice, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by a Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had or now has against the Released Parties (or any of them), in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the Released Claims shall not include any rights and claims arising under this Agreement or any Additional Agreement. Each of the Releasing Parties acknowledges that it may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Parties’ intention to fully and finally and forever settle and release any and all Released Claims, respectively, that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained in this Section 13.16 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

13.17 Spousal Consent. Simultaneously with the execution of this Agreement, each Principal Owner shall deliver to Purchaser a spousal consent in the form attached hereto as Exhibit G executed by his spouse.

13.18 No Recourse

13.19 Notwithstanding anything to the contrary herein, the Sellers, on behalf of themselves, the Acquired Companies, and, to the extent permitted by law, the other Seller Related Parties (i) acknowledge that none of the Debt Financing Source Related Parties shall have any liability to any Seller Related Party under this Agreement or for any claim made by any Seller Related Party based on, in respect of, or by reason of, the Transactions, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Financing Commitment Letter or the performance thereof, (ii) waive any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) any Seller Related Party may have against any Debt Financing Source Related Party relating to this Agreement, the Debt Financing or the Transactions and (iii) agree not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letter or the Transactions. Nothing in this Section 13.17 will limit the rights of Purchaser or any Merger Sub in respect of the Debt Financing Commitment Letter, the Debt Financing, or the Debt Financing Documents. Without limiting the foregoing, no Debt Financing Source Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Seller Related Party.

13.19 Additional Definitions. The following terms, as used herein in connection with the Debt Financing, have the following meanings:

(a)  “Debt Financing” means the arrangement and implementation of debt financing to be provided by the Debt Financing Sources pursuant to the Debt Financing Commitment Letter and incurred in connection with the Transactions.

(b) “Debt Financing Commitment Letter” means that certain commitment letter, by and among the Purchaser and the Debt Financing Sources, pursuant to which the Debt Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Transactions.

(c) “Debt Financing Documents” means any documentation necessary or desirable in connection with the Debt Financing, including, but not limited to, credit agreements, security agreements, mortgages, promissory notes, joinder agreements, prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations. For the avoidance of doubt, the Debt Financing Commitment Letter is not a Debt Financing Document.

(d) “Debt Financing Source Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to the Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

(e) “Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Financing Commitment Letter.

(f) “Seller Related Parties” means, collectively, the Sellers, the Acquired Companies, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

 [The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

RUMBLEON, INC.

By: /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: Chairman of the Board and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

By: /s/ Mark Tkach
Name: Mark Tkach

SELLERS:

By: /s/ William Coulter
Name: William Coulter

By: /s/ Mark Tkach
Name: Mark Tkach

MERGED ENTITIES:

C&W MOTORS, INC.,
an Arizona corporation

By:  /s/ William Coulter
Name: William Coulter
Title: Authorized Officer

METRO MOTORCYCLE, INC.,
an Arizona corporation

By:  /s/ William Coulter
Name: William Coulter
Title:  Authorized Officer

TUCSON MOTORCYCLES, INC.,
an Arizona corporation

By:  /s/ William Coulter
Name: William Coulter
Title:  Authorized Officer

TUCSON MOTORSPORTS, INC.,
an Arizona corporation

By:  /s/ William Coulter
Name: William Coulter
Title:  Authorized Officer

MERGER SUBS:

RO MERGER SUB I, INC.,
an Arizona corporation

By: /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: President

RO MERGER SUB II, INC.,
an Arizona corporation

By:  /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: President

RO MERGER SUB III, INC.,
an Arizona corporation

By:  /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: President

RO MERGER SUB IV, INC.,
an Arizona corporation

By:  /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: President

Exhibit A-1

Key Employees

William Coulter
Mark Tkach

A-1

Exhibit A-2

Key Employees

Omitted

A-2

Exhibit B

  None

B-1

Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of ________, 2021, by and among: RumbleOn, Inc., a Nevada corporation (“Purchaser”);the Sellers’ Representative (as defined in the Purchase Agreement (as defined below)) of the Persons identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Except as set forth herein, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

WHEREAS, this Agreement is delivered pursuant to Section 3.1(c) of that certain Plan of Merger and Equity Purchase Agreement, dated March 12, 2021, by and among Purchaser, RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter (“Coulter”), Mark Tkach (“Tkach” and together with Coulter, the “Principal Owners”), and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder (together with the Principal Owners, the “Sellers” and each, a “Seller”), and Sellers’ Representative (the “Purchase Agreement”), pursuant to which a portion of the consideration payable by Purchaser in connection with the transactions contemplated by the Purchase Agreement shall be deposited in an escrow account pursuant to this Agreement to compensate the Purchaser Indemnitees for any claims by such parties for Losses suffered or incurred by them and for which they are entitled to recovery under the Purchase Agreement; and

WHEREAS, the Sellers have appointed Sellers’ Representative as their representative under the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

(a) Each of Purchaser and Sellers’ Representative hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Purchase Agreement.

2. Escrow Shares

(a) Purchaser agrees to deposit with the Escrow Agent [●] shares of Class B Common Stock, par value $0.001 per share of Purchaser (the “Escrow Shares”) on the date hereof. The Escrow Agent shall hold the Escrow Shares as a registered in the name of the applicable Seller in the amounts set forth on Schedule 1.

(b) During the term of this Agreement, each Seller shall have the right to exercise any voting rights with respect to any of his, her or its respective Escrow Shares with respect to any matter for which the Escrow Shares are permitted to vote.

(i) Any dividends paid with respect to the Escrow Shares shall be deemed part of the Escrow, be delivered to the Escrow Agent to be held in a bank account, be deposited in a non-interest-bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent, and continue to relate to the Escrow Shares for which they were paid.

(ii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the Class B Common Stock, par value $0.001 per share of Purchaser (“Class B Common Stock”) other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis.

3. Disposition and Termination

(a) The Escrow Agent shall administer the Escrow Shares in accordance with written instructions to the Escrow Agent from time to time signed by an authorized representative of Purchaser and the Sellers’ Representative (an “Instruction”) directing the Escrow Agent to pay or release the Escrow Shares, or any portion thereof, as set forth in such Instruction. The Escrow Agent shall make distributions of the Escrow Shares only in accordance with an Instruction or a written final order of a court of competent jurisdiction delivered by Purchaser or the Sellers’ Representative to the Escrow Agent and accompanied by a written statement from such party to the effect that such order if from a court of competent jurisdiction and is final and not subject to further proceedings or appeal (a “Final Decision”).

(b) Upon the delivery of all of the Escrow Shares (and any collected dividends paid in connection therewith) by the Escrow Agent in accordance with the terms of this Agreement (including this Section 3), this Agreement shall terminate, subject to the provisions of Section 7 and Section 12 which shall survive termination.

4. Escrow Agent

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Purchaser, Sellers’ Representative, and any other person or entity, in connection herewith, if any, including without limitation the Purchase Agreement nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Purchaser, Sellers’ Representative, and any other person or entity, solely with respect to Escrow Agent the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable, except to the extent of Escrow Agent’s fraud, gross negligence, or willful misconduct, for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Purchaser or Sellers’ Representative without inquiry and without requiring substantiating evidence of any kind except as provided in Section 10 hereof. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. Except as expressly provided in Section 10, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Shares nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct resulted in any loss to any of Purchaser or the Sellers. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct resulted in any loss to either Purchaser or the Sellers. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from Purchaser or Sellers’ Representative which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a Final Decision.

5. Succession

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to Purchaser and Sellers’ Representative specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. If Purchaser and Sellers’ Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares, and if applicable, paid dividends thereon, (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent designated by Purchaser and Sellers’ Representative by Instruction, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2, which shall be payable 50% by Purchaser and 50% by Sellers’s Representative, on behalf of the Sellers. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of Purchaser and Sellers’ Representative set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity

(a) The Escrow Agent shall be indemnified and held harmless by Purchaser and Sellers’ Representative (on behalf of the Sellers) from and against any expenses, including actual and reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed in good faith by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons, subject to compliance with the provisions of Section 10. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) Except to the extent of the Escrow Agent’s fraud, gross negligence or willful misconduct, the Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, each of Purchaser and Sellers’ Representative acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm identity including without limitation name, address and organizational documents (“identifying information”). Each Purchaser and Sellers’ Representativeagrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices. All communications hereunder shall be in writing and except for communications from Purchaser and Sellers’ Representative setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar reputable overnight courier, or (c) sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone or confirmatory email, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Purchaser:

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038
Tel: 469.250.1185
Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP
The Main Las Olas
201 East Las Olas Boulevard
Suite 1800
Fort Lauderdale, FL 33301
Tel: 954.463.2700
Fax: 942.463.2224
Attention: Michael Francis (michael.francis@akerman.com), Christina Russo (christina.russo@akerman.com), and Scott Wasserman (scott.wasserman@akerman.com)

If to Sellers’ Representative:

Mark Tkach
c/o Coulter Cadillac
1188 E. Camelback Road
Phoenix, AZ 85014
Attention: Mark Tkach (mtkach@ridenow.com)

with a copy to (which shall not constitute notice):

Gallagher & Kennedy P.A.
2575 East Camelback Road
Phoenix, Arizona, 85016
Attention: Stephen R. Boatwright
Tel: 602.530.8301
Email: steve.boatwright@gknet.com

If to the Escrow Agent:

Continental Stock Transfer and Trust
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attention: [●]
Email: [●]

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

Any party may change the address to which notices or other communications hereunder are to be delivered by giving notice to the other parties in the manner set forth in this Section 9.

10. Security Procedures

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number or email address. Any notice sent to Escrow Agent by Purchaser, on one hand, or Sellers’ Representative, on the other hand, shall be sent simultaneously to the other party.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is required and authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of Purchaser’s authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of Purchaser (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Administrative Officer, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

11. Compliance with Court Orders. The Escrow Shares shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Purchaser, the Sellers, or Sellers’ Representative.

12. Miscellaneous. Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and each of Purchaser and Sellers’ Representative. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or Purchaser or Sellers’ Representative except as provided in Section 5, without the prior consent of the Escrow Agent and each of Purchaser and Sellers’ Representative. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns. This Agreement shall be governed by and construed under the laws of the State of New York. Each of Purchaser, Sellers’ Representative, and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. THE PARTIES FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control (a “Force Majeure Event”), provided, however, that if Escrow Agent suffers a Force Majeure Event which continues for more than thirty days, then Escrow Agent shall provide written notice to Purchaser and Sellers’ Representative of such Force Majeure Event and Purchaser and Sellers’ Representative may appoint a successor escrow agent in accordance with Section 5 of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail, .pdf, or DocuSign), and such facsimile or other electronic transmission (including e-mail, .pdf, or DocuSign) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and Purchaser and Sellers’ Representative any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

RUMBLEON, INC.

By: ___________________________
Name: Marshall Chesrown
Title: President and Chief Executive Officer

SELLERS’ REPRESENTATIVE

______________________________
Mark Tkach

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By: ____________________________
Name: _________________________
Title: _________________________

Schedule 1

Seller	Number of Escrow Shares
William Coulter
Mark Tkach

Schedule 2

[Continental to provide fee schedule]

Schedule 3

Telephone Number(s) and authorized signature(s) for Person(s) Designated to give Instructions on behalf of Purchaser or Sellers’ Representative, as applicable:

For Parent:

Name, Title
Telephone Number
Signature_________________

Marshall Chesrown
_______________________
_________________________
Chief Executive Officer

Steve Berrard
_______________________
_________________________
Chief Financial Officer

For Company Stockholders Representative:

Name
Telephone Number
Signature_________________

Mark Tkach
_______________________
_________________________

Exhibit D
  Sample

CALCULATION OF NET WORKING CAPITAL ADJUSTMENT

As of December 31, 2020

	Unadjusted 12/31/2020	Adjustments	Adjusted 12/31/2020	
Cash and Marketable Securities	$ 59,350,308		$ 59,350,308	
Contracts in Transit	10,736,791		10,736,791	
Accounts Receivable:				
Notes Receivable	1,003,107	$ 1,003,107	(0)	Per Blake Lawson relates to minority partners that will be bought out
Trade Receivables	5,419,583	$ 3,858,736	1,560,848	Eliminate intercompany receivables
Factory Receivables	6,043,320		6,043,320	
Other Receivables	544,049		544,049	
Total Receivables	13,010,059		8,148,217	
Less Allowance for Doubtful Accounts	(446,766)		(446,766)	
Receivables, net	12,563,294		7,701,451	
Inventory				
New Units	71,633,356		71,633,356	
Demonstrator/Training Units	237,017		237,017	
Used Units	20,866,551		20,866,551	
Inventory - Parts	7,685,712		7,685,712	
Inventory - Accessories	10,217,079		10,217,079	
Inventory - Apparel / Motorclothes	5,078,287		5,078,287	
Other Inventory	149,606		149,606	
Total Inventory	115,867,608		115,867,608	
Less Reserves	(4,868,028)		(4,868,028)	
Inventory, net of reserves	110,999,580		110,999,580	
Other Current Assets	1,895,446		1,895,446	
Total Current Assets	$ 195,545,418		$ 190,683,576	
Accounts Payable	$ 8,807,870	$ 3,444,623	5,363,247	Less Intercompany Payables
Other Current Liabilities:				
Customer Deposits - MU	942,081		942,081	
Customer Deposits - RO	1,420,591		1,420,591	
Customer Deposits - SO	753,516		753,516	
Sales Deal Adjustments / Unclaimed Prop	491,313		491,313	
Gift Cards	719,560		719,560	
Income Taxes Payable	4,030,778	$ 4,030,778	(0)	Deferred employer tax liability under the CARES Act (adjustment assuming this get paid or escrowed prior to closing)
Other Accrued Liabilities	539,984		539,984	
Payroll Payable	6,278,579		6,278,579	
Real Estate Taxes Payable	1,463,750		1,463,750	
Sales Taxes Payable	4,091,997		4,091,997	
Other Accrued Liability Accounts	4,206,852		4,206,852	
Total Other Current Liabilities	33,746,872		20,908,225	
Floor Plan Lines of Credit	67,720,618		67,720,618	
Total Current Liabilities	$ 110,275,361		$ 93,992,090	
Adjusted net working capital			$ 96,691,486	
Less:				
Minimum net inventory required			(20,000,000)	
Minimum net cash required			(30,000,000)	
Adjusted excess working capital to be distributed			$ 46,691,486	
Excess Working Capital Payable as follows:				
Cash at close			$ 23,412,524	(A)
30 day post closing			23,278,962	(B)
Excess working capital payment			$ 46,691,486	
Cash balance at December 31, 2020			$ 59,350,308	
Other curent assets less other current liabilities at December 31, 2020			(5,937,783)	(Represents sum of Contract in transit, Accounts receivable and Prepaids less Accounts payable and accrued liabilities)
Net cash balance			53,412,524	
Minimum net cash required			(30,000,000)	
Excess cash paid at closing			23,412,524	(A)
Inventory at December 31, 2020			110,999,580	
Floor plan liability at December 31, 2020			(67,720,618)	
Net inventory at December 31, 2020			43,278,962	
Minimum net inventory required			(20,000,000)	
Inventory excess-amount due seller post closing			$ 23,278,962	(B)

Notes:

Net working capital calculations assume that:

1. Allowance for accounts receivable and contracts in transit is adequate at Balance Sheet date
2. Inventory reserves are adequate at Balance Sheet date

Exhibit E

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among (i) RumbleOn, Inc., a Nevada corporation (the “Company”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of the Company and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company, as the purchaser, has entered into a Plan of Merger and Equity Purchase Agreement, dated March 12, 2021(the “Merger and Equity Purchase Agreement”), by and among RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of the Company, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual (“Coulter”), Mark Tkach, an individual (and together with Coulter, the “Principal Owners”), and together with the parties joining therein (together with the Principal Owners, the “Sellers”) and Mark Tkach, as the representative of the Sellers, setting forth the terms of a business combination (“Business Combination”); and

WHEREAS, in connection with the Merger and Equity Purchase Agreement, the Sellers shall receive shares of Common Stock, pursuant to the terms of the Merger and Equity Purchase Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies the Company that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until such date that theHolders may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.

(b) Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and shall file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and use its commercially reasonable efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities;provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering;provided, however, that prior to filing such amendment or New Registration Statement, the Company shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2. Reserved.

3. Piggyback Registrations.

(a) Right to Piggyback. If, at any time on or after the date the Company consummates the Business Combination, Form S-3 is not available to the Company for the Resale Shelf Registration Statement and the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (iii) a registration relating solely to employment benefit plans, (iv) in connection with a registration the primary purpose of which is to register debt securities, or (v) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the delivery of the Company’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b) Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.

4. Agreements of Holders.

(a) If required by the Applicable Approving Party or the managing underwriter, in connection with any underwritten Public Offering on or after the date hereof, each holder of 1% or more of the outstanding Registrable Securities shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by the Applicable Approving Party;provided that the applicable lock-up period shall not exceed 90 days.

(b) The holders of Registrable Securities shall use commercially reasonable efforts to provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

5. Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a) prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b) notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longerperiod required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection withsale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of anyrequest by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(n) permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(p) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r) cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s) if such registration includes an underwritten public offering, use its commercially reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t) provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w) if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

6. Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of any Holder to include Registrable Securities in any Piggyback Registration shall terminate on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

7. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b) the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements, not to exceed $15,000 with respect to any such Registration, of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for the purpose of rendering a legal opinion on behalf of such holders in connection with any Piggyback Registration.

(c) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

8. Indemnification.

(a) The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by such Holder expressly for use therein;provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be statedtherein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions inrespect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, the Company and the underwriters created pursuant to this Section 9.

10. Other Agreements; Certain Limitations on Registration Rights. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enablesuch Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall deliver to the Holders a written statement as to whether it has complied with such requirements. The Company shall at all times use its commercially reasonable efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. The Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.

11. Lock-Up Provisions.

(a) Each Lock-Up Holder agrees that it, he or she shall not Transfer any Common Stock until 180 days after the completion of the Business Combination (the “Lock-Up Period”).

(b) Notwithstanding the provisions set forth in Section 11(a), Transfers of shares of Common Stock (collectively, “Restricted Securities”) that are held by the Lock-Up Holders or any of their Permitted Transferees (that have complied with this Section 11), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of such Lock-Up Holder or any member of such Lock-Up Holder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) by virtue of the laws of the State of Nevada or a Lock-Up Holder’s organizational documents upon dissolution of such Lock-Up Holder (each such transferee, a “Permitted Transferee”); provided, however, that, in each case, any such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in this Section 11(c) and the other restrictions contained in this Agreement.

(c) If any Transfer not permitted under this Section 11 is made or attempted contrary to the provisions of this Agreement, such purported prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee as one of its equity holders for any purpose. In order to enforce this Section 11(d), the Company may impose stop-transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock-Up Period.

(d) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities held by a Lock-Up Holder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of doubt, each Lock-Up Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities it holds during the Lock-Up Period, including the right to vote any such Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legends in Section 11(e) upon the expiration of the applicable Lock-Up Period and (ii) cause its legal counsel, at the Company’s expense, to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under Section 11(f)(i).

12. Reserved.

13. Definitions.

(a) “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering.

(b) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in Miami, FL.

(c) “Commission” means the U.S. Securities and Exchange Commission.

(d) “Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(f) “Fair Market Value” means (i) in the case of any publicly traded security, the average of the closing sale prices thereof on the principal market on which it is traded for the last five (5) full trading days prior to the determination, and (ii) in the case of any other asset or property, the price, determined by the Board of Directors of the Company, at which a willing seller would sell and a willing buyer would buy such asset or property, as of the applicable valuation determination date (without taking into account events subsequent to that date) in an arm’s-length transaction.

(g) “FINRA” means the Financial Industry Regulatory Authority.

(h)  “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(i) “Lock-Up Holders” means those Holders set forth on Schedule B hereto.

(j) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k) “ “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(l) “Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(m) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(n) “Registrable Securities” means (i) any outstanding share of Common Stock (including the shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of this Agreement or (ii) any Common Stock issued or issuable with respect to the securities referred to in the preceding clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

(o) “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(p) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(r) “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(s) “Transfer” means shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(t) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

14. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, including without limitation the Original Agreements.

(c) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d) Other Registration Rights. Other than as set forth in the Company’s filings with the Commission, the Company represents and warrants that no person, other than a holder of Registrable Securities pursuant to this Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

(e) Reserved.

(f) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Company and (i) in the case of the provisions, covenants and conditions set forth in Section 11, the consent of Holders holding at least a majority in interest of the outstanding shares of Common Stock then held by the Lock-Up Holders or (ii) in the case of any other provision, covenant or condition, the Holders of at least a majority in interest of the Registrable Securities at the time in question;provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 14(f) shall be binding upon each Holder and the Company. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Company. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in this Section 13(g) and (ii) the written agreement of the assignee, in a form reasonably acceptable to the Company, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 13(g) shall be null and void.

(h) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(l) Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Nevada State Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Nevada. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Company at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(m)):

if to the Company:

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038
Tel: 469.250.1185
Attention: Marshall Chesrown (marshall@rumbleon.com), Steve Berrard (sberrard@newrivercapital.com), and Peter Levy (peter@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP
The Main Las Olas
201 East Las Olas Boulevard
Suite 1800
Fort Lauderdale, FL 33301
Tel: 954.463.2700
Fax: 942.463.2224
Attention: Michael Francis (michael.francis@akerman.com) and Christina Russo (christina.russo@akerman.com)

(n) Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(o) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

 signature pages follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RUMBLEON, INC. By: _______________________________________ Name: Marshall Chesrown Title: Chief Executive Officer

Complete the following as appropriate:

INDIVIDUAL HOLDER If you are an individual, print your name and sign below	ENTITY HOLDER If you are signing on behalf of an entity, please print the name of the entity, sign below, and indicate your name and title
___________________________________ Name of Individual (Please print)	______________________________________ Name of Entity (Please print)
___________________________________ Signature	By: ___________________________________ Name: Title:

Holder Address for Notices:
______________________________
______________________________
______________________________
Facsimile: _____________________
Attention: _____________________

Schedule A

Schedule of Holders

Schedule B

Lock-Up Holders

Exhibit F

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [●], 2021, is entered into by the undersigned (“Seller”).

WHEREAS, Seller owns an Equity Interest in the Persons listed on Schedule 1 hereto (which Schedule 1 also lists the number of Equity Interests owned by Seller in each Person listed thereon); and

WHEREAS, Seller desires to join as a “Seller” under that certain Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021 (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers (the “Sellers’ Representative”).

1.
Recitals and Defined Terms. The recitals to this Joinder Agreement are hereby incorporated by this reference as if fully set forth herein. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

2.
Joinder. By execution of this Joinder Agreement, Seller hereby joins the Purchase Agreement as a “Seller” for all purposes of the Purchase Agreement and agrees to be bound as a “Seller” by all the terms and provisions of the Purchase Agreement with the same force and effect as if Seller had been a signatory to the Purchase Agreement on the execution date thereof.

3.
Spousal Consent. If Seller is a natural person and is currently married as of the date of this Joinder Agreement, Seller represents and warrants that he or she is a resident of a state that is not a “community property” state, or if he or she is a resident of a state that is a “community property” state then his/her spouse has executed and delivered, or shall, concurrently with Seller’s execution hereof, execute and deliver to Purchaser and Sellers’ Representative, his or her spouse’s acknowledgement of and consent to the existence and binding effect of all provisions contained in this Joinder Agreement and the Purchase Agreement, which consent is attached in the form of Exhibit A hereto.

4.
Miscellaneous. Each party to the Purchase Agreement is an intended third party beneficiary of this Joinder Agreement. This Joinder Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof. Delivery of an executed signature page of this Joinder Agreement by facsimile transmission, pdf, DocuSign or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. The illegality or unenforceability of any provision of this Joinder Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Joinder Agreement or any instrument or agreement required hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[Entity Seller]

By:
Name:
Title:
Address for Notices from Sellers’ Representative:
____________________________
____________________________

//

By:
Name: [Individual Seller]
Address for Notices from Sellers’ Representative:
____________________________
____________________________

Schedule 1

Person	Equity Interest

Exhibit A
Spousal Consent

[See attached]

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ______________, and acknowledge that I have read the Joinder Agreement, dated as of _____, 2021, to which this Consent is attached as Exhibit A (the “Joinder Agreement”) and the Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021 (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers, and that I know the contents of the Joinder Agreement and the Purchase Agreement. I am aware that the Purchase Agreement contains provisions regarding the sale of equity interests in those entities set forth in Schedule 1 to the Joinder Agreement (“Equity Interests”) that my spouse owns, including any interest I might have therein.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the Joinder Agreement and the Purchase Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Joinder Agreement and the Purchase Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Joinder Agreement, Purchase Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Joinder Agreement and Purchase Agreement.

I am aware that the legal, financial and related matters contained in the Joinder Agreement and Purchase Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Joinder Agreement and Purchase Agreement carefully that I will waive such right.

Dated:
Name:

Exhibit G

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ____________________, and acknowledge that I have read the Plan of Merger and Equity Purchase Agreement (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of Purchaser, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, Mark Tkach, and each other Person who owns an Equity Interest in any Transferred Entity and executes a Seller Joinder, and Mark Tkach, as the representative of the Sellers, and that I know the contents of the Purchase Agreement. I am aware that the Purchase Agreement contains provisions regarding the sale of equity interests in those entities set forth in Schedule 1.1(a) and Schedule 1.1(b) to the Purchase Agreement (“Equity Interests”) that my spouse owns, including any interest I might have therein.

I hereby agree that my interest, if any, in any Equity Interests shall be irrevocably bound by the the Purchase Agreement and further understand and agree that any community property interest, if any, I may have in such Equity Interests is similarly bound by the Purchase Agreement. To the extent that the Equity Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Equity Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Purchase Agreement, the Equity Interests, or with the interests or rights now or later acquired by me or my spouse related to the Purchase Agreement.

I am aware that the legal, financial and related matters contained in the Purchase Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Purchase Agreement carefully that I will waive such right.

Dated:
Name:

G-1

Schedule 1.1(a)

Transferred Entities

Schedule 1.1(b)
Merged Entities